   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10 , 1997

                                                   REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                               MANOR CARE, INC.
         (WHICH WILL CHANGE ITS NAME TO MANOR CARE REALTY, INC. AFTER
                     THE DISTRIBUTION REFERRED TO HEREIN)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE             11555 DARNESTOWN ROAD              52-1200376
     (STATE OR OTHER     GAITHERSBURG, MARYLAND 20878        (I.R.S. EMPLOYER
     JURISDICTION OF            (301) 979-4000            IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
           SEE TABLE OF ADDITIONAL CO-REGISTRANTS INCLUDED HEREWITH
                                ---------------
                                JAMES H. REMPE
                    SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                               MANOR CARE, INC.
                             11555 DARNESTOWN ROAD
                         GAITHERSBURG, MARYLAND 20878
                                (301) 979-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

    J. MICHAEL SCHELL                                MICHAEL BECKER
      MARK C. SMITH                              CAHILL GORDON & REINDEL
   SKADDEN, ARPS, SLATE,                             80 PINE STREET
    MEAGHER & FLOM LLP                          NEW YORK, NEW YORK 10005
    919 THIRD AVENUE                                 (212) 701-3000
   NEW YORK, NEW YORK 10022
     (212) 735-3000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If a delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================
                                           PROPOSED         PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT         MAXIMUM          MAXIMUM
       SECURITIES             TO BE     AGGREGATE PRICE     AGGREGATE          AMOUNT OF
  BEING REGISTERED(1)     REGISTERED(1) PER SECURITY(1) OFFERING PRICE(1) REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------
 % Senior Notes due
 2007 .................   $350,000,000       100%         $350,000,000         $106,061
Guarantees of the   %
 Senior Notes due 2007.                                                          $  (3)
=============================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is required.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                       TABLE OF ADDITIONAL CO-REGISTRANTS

(EXACT NAME OF CO-REGISTRANT    (STATE OR OTHER JURISDICTION     (I.R.S. EMPLOYER
AS SPECIFIED IN ITS CHARTER)  OF INCORPORATION OR ORGANIZATION) IDENTIFICATION NO.)
----------------------------  --------------------------------- -------------------
Archive Retrieval
 Systems, Inc. ..........              Maryland                     52-1734402
Archive Acquisition,
 Inc. ...................              Maryland                     52-1840315
Industrial Wastes, Inc. .              Pennsylvania                 25-1264509
Manor Care Aviation,
 Inc. ...................              Delaware                     52-1462072
ManorCare Health
 Services, Inc. .........              Delaware                     52-0886946
American Hospital
 Building Corporation....              Delaware                     52-0985621
Americana Healthcare
 Center of Palos
 Township, Inc. .........              Illinois                     52-1352950
Americana Healthcare
 Corporation of Georgia..              Georgia                      37-1087694
Americana Healthcare
 Corporation of Naples...              Florida                      37-1087695
Baily Nursing Home,
 Inc. ...................              Pennsylvania                 23-1674218
Colewood Realty Corp. ...              Maryland                     52-1777225
Community Hospital of
 Mesquite, Inc. .........              Texas                        52-1095067
DeKalb Healthcare
 Corporation.............              Delaware                     37-1019112
Devon Manor Corporation..              Pennsylvania                 23-2093337
Distco, Inc. ............              Maryland                     52-0853907
Executive Advertising,
 Inc. ...................              Maryland                     52-0912751
Four Seasons Nursing
 Centers, Inc. ..........              Delaware                     73-0783484
Healthcare Construction
 Corp. ..................              North Carolina               52-1519915
Jacksonville Healthcare
 Corporation.............              Delaware                     37-1069936
Leader Nursing and
 Rehabilitation Center of
 Bethel Park, Inc. ......              Delaware                     52-1642046
Leader Nursing and
 Rehabilitation Center of
 Gloucester, Inc. .......              Maryland                     52-1352949
Leader Nursing and
 Rehabilitation Center of
 Scott Township, Inc. ...              Delaware                     52-1462056
Leader Nursing and
 Rehabilitation Center of
 Virginia, Inc. .........              Virginia                     52-1363206
Manor Care of Akron,
 Inc. ...................              Ohio                         52-0970447
Manor Care of Arizona,
 Inc. ...................              Delaware                     52-1751861
Manor Care of Arlington,
 Inc. ...................              Virginia                     52-1067426
Manor Care of Boca Raton,
 Inc. ...................              Florida                      52-1297340
Manor Care of Boynton
 Beach, Inc. ............              Florida                      52-1288882
Manor Care of Canton,
 Inc. ...................              Ohio                         52-1019576
Manor Care of
 Centreville, Inc. ......              Delaware                     52-1933544
Manor Care of Charleston,
 Inc. ...................              South Carolina               52-1187059
Manor Care of Cincinnati,
 Inc. ...................              Ohio                         52-0943592
Manor Care of Columbia,
 Inc. ...................              South Carolina               52-0940578
Manor Care of Delaware
 County, Inc. ...........              Delaware                     52-1916053
Manor Care of Dunedin,
 Inc. ...................              Florida                      52-1252397
Manor Care of Florida,
 Inc. ...................              Florida                      52-1479084
ManorCare Health Services
 of Northampton County,
 Inc.....................              Pennsylvania                 52-2004471
ManorCare Health Services
 of Virginia, Inc. ......              Delaware                     52-2002773
Manor Care of Hinsdale,
 Inc. ...................              Illinois                     52-0970446
Manor Care of Kansas,
 Inc. ...................              Delaware                     52-1462071
Manor Care of Kingston
 Court, Inc. ............              Pennsylvania                 52-1314648
Manor Care of Largo,
 Inc. ...................              Maryland                     52-1065213
Manor Care of Lexington,
 Inc. ...................              South Carolina               52-1048770
Manor Care Management
 Corporation.............              Delaware                     52-2004467
Manor Care of Meadow
 Park, Inc. .............              Washington                   52-1339988
Manor Care of Mesquite,
 Inc. ...................              Texas                        52-2004472
Manor Care of Miamisburg,
 Inc. ...................              Delaware                     52-1708219

(EXACT NAME OF CO-REGISTRANT    (STATE OR OTHER JURISDICTION     (I.R.S. EMPLOYER
AS SPECIFIED IN ITS CHARTER)  OF INCORPORATION OR ORGANIZATION) IDENTIFICATION NO.)
----------------------------  --------------------------------- -------------------
Manor Care of North
 Olmsted, Inc. ..........              Ohio                         52-0970448
Manor Care of Pinehurst,
 Inc. ...................              North Carolina               52-1069744
Manor Care of Plantation,
 Inc. ...................              Florida                      52-1383874
Manor Care of Rolling
 Meadows, Inc. ..........              Illinois                     52-1077856
Manor Care of Rossville,
 Inc. ...................              Maryland                     52-1077857
Manor Care of Sarasota,
 Inc. ...................              Florida                      52-1252364
Manor Care of Willoughby,
 Inc. ...................              Ohio                         52-0970449
Manor Care of Wilmington,
 Inc. ...................              Delaware                     52-1252362
Manor Care of York
 (North), Inc. ..........              Pennsylvania                 52-1314645
Manor Care of York
 (South), Inc. ..........              Pennsylvania                 52-1314644
Medical Aid Training
 Schools, Inc. ..........              Delaware                     52-0963178
Mid-Atlantic Post Acute
 Network, Inc. ..........              Delaware                     52-2004469
Nightingale Nursing Home,
 Inc. (The)..............              Pennsylvania                 23-1719762
MNR Finance Corp. .......              Delaware                     51-0348281
Peak Rehabilitation,
 Inc. ...................              Delaware                     52-1833202
PLM, Inc. ...............              Delaware                     37-1031568
Rehab Source Inc. .......              Illinois                     52-1707884
Roland Park Nursing
 Center, Inc. ...........              Maryland                     52-1890169
Silver Spring--Wheaton
 Nursing Home, Inc. .....              Maryland                     52-0245649
Stewall Corporation......              Maryland                     52-0798476
Charles Manor, Inc. .....              Maryland                     52-0902287
Chesapeake Manor, Inc. ..              Maryland                     52-0902288
Pneumatic Concrete, Inc.
 ........................              Tennessee                    62-0716951
Stratford Manor, Inc. ...              Virginia                     52-0902020
Stutex Corp. ............              Texas                        52-0884091
TotalCare Clinical
 Laboratories, Inc. .....              Delaware                     52-1740933
MRS, Inc. ...............              Delaware                     52-1164725
Portfolio One, Inc. .....              New Jersey                   22-1604502

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 10, 1997

PROSPECTUS
                                  $350,000,000
                          MANOR CARE REAL ESTATE CORP.
                             % SENIOR NOTES DUE 2007
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                            MANOR CARE REALTY, INC.
                     AND THE OTHER GUARANTORS NAMED HEREIN

                                  ----------

  The   % Senior Notes due 2007 (the "Notes") are being offered (the
"Offering") by Manor Care Real Estate Corp. ("Manor Care Real Estate") in connection with the distribution (the "Distribution") by Manor Care, Inc. ("Manor Care") to its stockholders of 100% of the outstanding common stock, par value $.01 per share, of New ManorCare Health Services, Inc., a newly formed wholly owned subsidiary of Manor Care.

  As a result of the Distribution, Manor Care will separate into two separate publicly traded companies: Manor Care Realty, Inc. ("Manor Care Realty") and ManorCare Health Services, Inc. ("ManorCare Health Services"). Manor Care Realty will (i) be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties and (ii) own Mesquite Community Hospital in Mesquite, Texas. ManorCare Health Services will (i) own all of the business and assets of, and, subject to certain exceptions, be responsible for the liabilities associated with, Manor Care's assisted living business, (ii) operate and manage the skilled nursing facilities owned by Manor Care Realty and (iii) own all of Manor Care's stock of Vitalink Pharmacy Services, Inc. and In Home Health, Inc. ManorCare Health Services will not provide any credit support with respect to the Notes. At or prior to the Distribution, Manor Care will make or cause to be made a capital contribution to ManorCare Health Services of (i) approximately $250 million in cash and (ii) $250 million of senior notes of Manor Care Real Estate (the "Realty Note"). In connection with the Distribution, ManorCare Health Services plans to offer to exchange $1,000 principal amount of its 7 1/2% Senior Notes due 2006 (the "New MCHS Senior Notes") for each $1,000 principal amount of 7 1/2% Senior Notes due 2006 of Manor Care (the "Old Senior Notes") properly tendered (the "Exchange Offer") and Manor Care Real Estate will enter into new credit facilities aggregating $450 million (the "Credit Facilities"). The Credit Facilities are being entered into and the Notes offered hereby are being issued as part of the financing necessary to effect the Distribution. The Realty Note and the Credit Facilities will be guaranteed to the same extent as the Notes. See "Use of Proceeds."

  The Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis by Manor Care Realty (the "Parent Guarantor"), of which Manor Care Real Estate will be a wholly owned subsidiary, and substantially all of the Parent Guarantor's present and future subsidiaries, other than Unrestricted Subsidiaries (as defined) (the "Subsidiary Guarantors" and, together with the Parent Guarantor, the "Guarantors"). The Guarantees (as defined) of the Subsidiary Guarantors are subject to release in certain circumstances. The Notes will be general unsecured obligations of Manor Care Real Estate ranking senior to all subordinated indebtedness of Manor Care Real Estate and pari passu in right of payment with all other indebtedness of Manor Care Real Estate, including borrowings under the Credit Facilities and the Realty Note. The Guarantees will be general unsecured obligations of the Guarantors ranking senior to all subordinated indebtedness of the Guarantors and pari passu with all other indebtedness of the Guarantors, including guarantees of the Credit Facilities and the Realty Note. However, obligations under the Credit Facilities will be secured by substantially all the assets of Manor Care Realty and its subsidiaries. After giving pro forma effect to the Offering, the use of proceeds thereof, the Distribution and related transactions (and assuming the holders of 100% of the outstanding Old Senior Notes accept the Exchange Offer), as of May 31, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been $807 million, including approximately $177 million of secured borrowings, and unused commitments under the Credit Facilities would have been $300 million.

  Interest on the Notes will be payable semi-annually on         and         of
each year, commencing        , 1998. The Notes are redeemable at the option of
Manor Care Real Estate, in whole or in part, at any time on or after        ,
2002 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time
and from time to time on or prior to        , 2000, Manor Care Real Estate may
redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Parent Guarantor or Manor Care Real Estate, at a redemption price equal to % of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to
the date of redemption, provided that at least     % aggregate principal amount
of the Notes originally issued remains outstanding after each such redemption. Upon a Change of Control (as defined herein) each holder of the Notes may require Manor Care Real Estate to repurchase such Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

  FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 11 HEREIN.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                     UNDERWRITING
                                          PRICE TO  DISCOUNTS AND   PROCEEDS TO
                                          PUBLIC(1) COMMISSIONS(2) MANOR CARE(3)
--------------------------------------------------------------------------------
Per Note................................        %           %              %
--------------------------------------------------------------------------------
Total...................................   $          $             $
================================================================================

(1) Plus accrued interest, if any, from          , 1997.
(2) Manor Care Real Estate and the Parent Guarantor have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses of the offering payable by Manor Care Real
    Estate, estimated at $       .

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about
       , 1997 at the offices of Chase Securities Inc., 270 Park Avenue, New York, New York.
                                  ----------
CHASE SECURITIES INC.                               SBC WARBURG DILLON READ INC.

                The date of this Prospectus is October   , 1997.

                             AVAILABLE INFORMATION

  Manor Care is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Manor Care with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address for such Web site is http://www.sec.gov. Certain of Manor Care's securities are listed on the New York Stock Exchange (the "NYSE"). Such reports, proxy statements and other information concerning Manor Care also may be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

  Manor Care has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed by Manor Care with the Commission pursuant to the Exchange Act (File No. 1-8195) are incorporated in this Prospectus by reference and are made a part hereof:

    (1) Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

    (2) Current Report on Form 8-K dated September 15, 1997.

  All documents filed by Manor Care with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Manor Care will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Manor Care, Inc. at its principal executive offices at 11555 Darnestown Road, Gaithersburg, Maryland 20878, Attention: Secretary; telephone (301) 979-4000.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto set forth elsewhere in this Prospectus. As used herein, "Manor Care" refers to Manor Care, Inc. and its subsidiaries prior to the Distribution, "Manor Care Realty" refers to Manor Care, Inc. and its subsidiaries, including Manor Care Real Estate, after the Distribution and "ManorCare Health Services" refers to New ManorCare Health Services, Inc. and its subsidiaries after the Distribution. See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes. As used herein "Distribution" means, collectively, the Contribution of Assets, the Assumption of Liabilities, the Capital Contribution, and the distribution of the capital stock of ManorCare Health Services to Manor Care's shareholders and "Pro Forma Basis" means after giving pro forma effect to the Offering, the use of proceeds thereof, the Distribution and related borrowings, including the Credit Facilities and the Realty Note, and assuming that all holders of the outstanding Old Senior Notes accept the Exchange Offer.

                                   BACKGROUND

  The Notes are being offered in connection with the distribution by Manor Care to its stockholders of 100% of the outstanding stock of ManorCare Health Services, a newly formed wholly owned subsidiary of Manor Care. As a result of the Distribution, Manor Care will have separated into two independent publicly traded companies: Manor Care Realty and ManorCare Health Services. Manor Care Realty will (i) be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties including skilled nursing and assisted living facilities and (ii) own Mesquite Community Hospital in Mesquite, Texas. ManorCare Health Services will (i) own and operate all of the business and assets of, and, subject to certain exceptions, be responsible for the liabilities associated with, Manor Care's assisted living business, (ii) operate and manage Manor Care's skilled nursing facilities and
(iii) own all of Manor Care's stock in Vitalink Pharmacy Services, Inc. and In Home Health, Inc. See "Description of the Transactions--The Distribution."

                               MANOR CARE REALTY

  Manor Care Realty will own 168 skilled nursing facilities in 28 states (the "Skilled Nursing Facilities") and will be a leading health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities. Manor Care Realty will also own and operate Mesquite Community Hospital, a 172 licensed bed medical/surgical acute care hospital located in Mesquite, Texas ("Mesquite Hospital"). At or prior to the Distribution, Manor Care Realty will enter into a series of agreements with ManorCare Health Services pursuant to which ManorCare Health Services will lease and operate all of Manor Care Realty's 168 Skilled Nursing Facilities and Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution." Manor Care and its predecessor companies have been engaged in the development, construction and acquisition of health care properties since 1959.

  Over the next five years, Manor Care Realty plans to focus principally on the development of over 200 assisted living facilities for sale to ManorCare Health Services, including approximately 170 Arden Courts, serving persons with early to middle-stage Alzheimer's disease or related memory impairment, and 38 Springhouse senior residences, serving the general assisted living population. Following the Distribution, Manor Care Realty's principal sources of revenue will arise from payments pursuant to the lease of the Skilled Nursing Facilities to ManorCare Health Services, the proceeds of the sale to ManorCare Health Services of assisted living facilities developed by Manor Care Realty and revenues derived from Mesquite Hospital. Manor Care Realty's principal expenditures will include the costs incurred in developing the assisted living facilities for ManorCare Health Services, the costs of operating the assisted living facilities prior to their sale to ManorCare Health

Services and financing costs, including interest expense. On a Pro Forma Basis for the fiscal year ended May 31, 1997, Manor Care Realty would have had approximately $217 million in revenue and $158 million in EBITDA.

  Manor Care Realty's geographically diversified portfolio of properties will include:

  . 168 Skilled Nursing Facilities in 28 states containing approximately 23,691 beds.

  .   25 assisted living facilities in 12 states.

  . 64 sites under contract and in development, including 48 Arden Court sites and 16 Springhouse sites.

  . Two skilled nursing facilities under construction with 268 beds and three skilled nursing sites under contract and in development.

  . Mesquite Community Hospital, a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb.

Since fiscal year 1993, Manor Care has completed 72 development projects, including ten skilled nursing facilities, 15 assisted living facilities and 47 significant additions to its existing skilled nursing facilities.

  Manor Care Realty will have an experienced management team, with specific expertise in market feasibility, regulatory issues, site selection, design, and project management as well as in the acquisition of health care facilities. The five senior members of Manor Care Realty's development team have worked with Manor Care for an average of 16.5 years. These individuals have in-depth knowledge of the health care market with particular expertise in the state regulatory environment for both skilled nursing and assisted living facilities. See "Management of Manor Care Realty After The Distribution." Manor Care Realty believes that its experienced management and high quality, geographically diversified portfolio of long term care properties will ensure that it continues to be one of the nation's leading health care real estate developers and owners.

  After the Distribution, ManorCare Health Services will be a leading provider of a full-range of senior support health care services, including skilled nursing, assisted living, institutional pharmacy and home health care and additional support services for the frail elderly living at home. ManorCare Health Services will strive to become the nation's foremost provider of high-quality senior support health care services within the private pay segment. Private pay patients accounted for approximately 60% of Manor Care's skilled nursing and assisted living revenues in fiscal 1997 compared to a 1996 industry average of approximately 30% for for-profit nursing care providers. Application will be made to list the common stock of ManorCare Health Services on the New York Stock Exchange.

  The long-term care industry in which Manor Care Realty participates is experiencing significant growth due, in large part, to favorable demographic trends. According to the U.S. Bureau of the Census, the number of seniors 85 years and older is estimated to increase by approximately 32% from 3.7 million seniors in 1996 to 4.9 million seniors by 2005. According to industry sources, approximately 57% of the population over age 85 currently require assistance with activities of daily living ("ADLs"), such as dressing, bathing, eating and medication management, and more than 50% suffer from Alzheimer's disease or other cognitive disorders. Manor Care Realty believes that the growth of an increasingly frail population will drive demand for long-term care products and services tailored to meet the unique needs of this elderly population, including skilled nursing facilities, assisted living facilities, and Alzheimer's care facilities. In addition, Manor Care Realty believes that the increasing affluence of the elderly and their children will enable them to afford high quality care. According to the U.S. Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1991.

  Business Strategy. Manor Care Realty plans to maintain its status as a leading developer and owner of senior support health care service facilities and to enhance its growth and profitability through the following key initiatives:

  .   Generate Consistent Cash Flows From High Quality Portfolio of
      Properties. Upon consummation of the Distribution, Manor Care Realty believes that it will have one of the highest quality portfolios of skilled nursing facilities in the industry. The majority of the Skilled Nursing Facilities were purpose-built (that is, designed and built as skilled nursing facilities as opposed to having been converted from some other use). Manor Care Realty believes these facilities are among the industry leaders in terms of percentage of beds dedicated to specialty products and quality payor mix. A significant portion of the beds in Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty products, including Arcadia (Alzheimer's special care unit), Heritage and Williamsburg (high-end lifestyle products), and Medbridge (high acuity unit). For fiscal years 1997 and 1996, Manor Care's occupancy rates for skilled nursing facilities that had been operated by Manor Care for at least two years were 89.8% and 90.3%, respectively.

  . Maintain Geographically Diverse Portfolio of Properties. Manor Care Realty's portfolio of properties will include 168 facilities in 28 states. Manor Care Realty believes the geographic diversity of the Skilled Nursing Facilities makes the portfolio less susceptible to adverse changes in state regulation and regional economic downturns.

  . Benefit From Strategic Relationship with ManorCare Health Services. Manor Care Realty believes it will benefit from a strategic relationship with ManorCare Health Services, one of the nation's leading providers of high-quality senior support health care services within the private pay segment. Under the terms of the Lease Agreements (as defined herein), ManorCare Health Services will operate Manor Care Realty's 168 Skilled Nursing Facilities. Manor Care Realty believes that the operation of the Skilled Nursing Facilities by ManorCare Health Services will allow Manor Care Realty to benefit from the strong brand name recognition, well established treatment protocols and reputation for high quality, personalized care standards of ManorCare Health Services. The Lease Agreements provide Manor Care Realty with annual lease payments equal to the greater of 10% of the value of each facility (as agreed to by Manor Care Realty and ManorCare Health Services) or 77% of the Net Operating Profit (as defined herein) of each facility. Manor Care Realty believes this structure will provide a base level of rent (subject to reduction in certain circumstances) along with the opportunity to participate in the operating performance of the Skilled Nursing Facilities. In addition, by serving as a developer of assisted living facilities for ManorCare Health Services, Manor Care Realty believes it will be well positioned to profit from the anticipated growth in the demand for assisted living care. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. If at any time during the two-year period following the time a particular facility opens occupancy reaches 80% for a period of 30 days, ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be at a 15-35% premium to total approved development costs of Manor Care Realty, based on the number of months elapsed since the opening of the facility. Prior to purchase by ManorCare Health Services, ManorCare Health Services will operate Manor Care Realty's assisted living facilities for a fixed monthly fee pursuant to the Assisted Living Facility Management Agreement. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

  . Capitalize On Growth in Demand for Assisted Living Services. Manor Care Realty believes the anticipated increased market demand for assisted living facilities presents Manor Care Realty with opportunities for growth. Manor Care Realty believes it can successfully capitalize on its ability to efficiently develop purpose-built assisted living projects through the planned development of approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. In addition to developing assisted living facilities for ManorCare Health Services and leasing the Skilled Nursing Facilities to ManorCare Health Services, Manor Care Realty and ManorCare Health Services plan to work closely together to develop new assisted living products aimed at segments of the assisted living business not currently served by the Springhouse and Arden Courts concepts.

  . Establish Relations with Other Leading Health Care Providers. While Manor Care Realty expects that over the next five years the vast majority of its revenues will be derived from ManorCare Health Services, subject to contractual restrictions and capital constraints, Manor Care Realty may diversify its operator base, establish relationships with other leading health care providers to develop and lease health care properties and pursue selective acquisition opportunities.

  Manor Care was incorporated in August 1981 in the State of Delaware. Manor Care's principal executive offices are located at 11555 Darnestown Road, Gaithersburg, Maryland 20878-3200 and its telephone number is: (301) 979-4000.

                        DESCRIPTION OF THE TRANSACTIONS

  The Distribution. Pursuant to the Distribution Agreement to be entered into between Manor Care and ManorCare Health Services (the "Distribution Agreement"), on or prior to the date the Distribution is effected (the "Effective Date"), Manor Care will convey or cause to be conveyed to ManorCare Health Services all of the right, title and interest of Manor Care and its subsidiaries in: (i) all of the business and assets of Manor Care's assisted living business (the "Assisted Living Business"); (ii) the shares of Common Stock of Vitalink Pharmacy Services, Inc. ("Vitalink") owned by Manor Care; and (iii) the shares of Common and Preferred Stock of In Home Health, Inc. ("In Home Health") owned by Manor Care (collectively, the "Contribution of Assets").

  Manor Care will assign to ManorCare Health Services and ManorCare Health Services will assume certain liabilities, including, subject to certain exceptions, all liabilities arising from (i) the operation of the Assisted Living Business or the ownership or use of assets or other activities in connection therewith arising after the Distribution Date, (ii) the operation of Manor Care Realty's 168 Skilled Nursing Facilities after the Effective Date and (iii) the ownership of stock in Vitalink or In Home Health whether arising before, on or after the Distribution (collectively, the "Assumption of Liabilities").

  At or prior to the Distribution, Manor Care will make or cause to be made a capital contribution (the "Capital Contribution") to ManorCare Health Services consisting of (i) approximately $250 million in cash and (ii) a $250 million note of Manor Care Real Estate (the "Realty Note"). See "Description of the Transactions--The Realty Note."

  Following the Contribution of Assets, the Assumption of Liabilities and the Capital Contribution, Manor Care will distribute to the holders of record of Manor Care's common stock, par value $.01 per share ("Manor Care Common Stock"), one share of the common stock, par value $.01 per share, of ManorCare Health Services for every share of Manor Care Common Stock. Following the Distribution, Manor Care will change its name to Manor Care Realty, Inc.

  The Credit Facilities. Concurrently with the sale of the Notes hereby, Manor Care Real Estate anticipates entering into new credit facilities to be provided by a group of banks (the "Credit Facilities"). Manor Care is currently negotiating a commitment letter relating to the Credit Facilities. Manor Care Real Estate anticipates that the Credit Facilities will consist of a $300 million revolving credit facility and a $150 million term loan facility. Manor Care Real Estate expects that the Credit Facilities will be secured by substantially all of the assets of Manor Care Realty and its subsidiaries and will be available for general corporate purposes and working capital purposes, including funding development and operating costs and acquisitions. The Offering is conditioned on the effectiveness of the Credit Facilities. See "Description of Certain Indebtedness--The Credit Facilities."

  The Exchange Offer. ManorCare Health Services plans to offer to exchange $1,000 principal amount of its 7 1/2% Senior Notes due 2006 (the "New MCHS Senior Notes") for each $1,000 principal amount of 7 1/2% Senior Notes due 2006 of Manor Care (the "Old Senior Notes") properly tendered (the "Exchange Offer"). In addition, consents to certain amendments of the covenants governing the Old Senior Notes will be sought in connection with the Exchange Offer. Consummation of the Exchange Offer is conditioned upon, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the Old Senior Notes (the "Minimum Tender Condition") and consummation of the Distribution. As a result of the Exchange Offer, ManorCare Health Services, not Manor Care Realty, will be the obligor on the New MCHS Senior Notes; and Manor Care Realty, not ManorCare Health Services, will remain the obligor on the Old Senior Notes. Pro forma information contained herein assumes that all Old Senior Notes are properly tendered in the Exchange Offer and that, after giving effect to the Exchange Offer, no Old Senior Notes will be outstanding. See "Description of the Transactions--The Exchange Offer and Solicitation."

  Lease Agreements. In connection with the Distribution, Manor Care Realty and ManorCare Health Services will enter into Lease Agreements pursuant to which Manor Care Realty will lease to ManorCare Health Services all the Skilled Nursing Facilities owned by Manor Care Realty and Manor Care Realty will grant to Manor Care Health Services the right to operate and manage the Skilled Nursing Facilities. Under the Lease Agreement for each facility, ManorCare Health Services will pay annual rent to Manor Care Realty equal to the greater of (i) 77% of Net Operating Profit and (ii) 10% of the asset value of the subject facility (as agreed upon by Manor Care Realty and Manor Care Health Services); provided that the rent for a specific year may be reduced below these two amounts in certain circumstances.

  Development Agreement. In connection with the Distribution, Manor Care Realty and ManorCare Health Services will enter into a Development Agreement pursuant to which Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. ManorCare Health Services will have a two year option (measured from the time a particular facility opens) to purchase such facilities; provided that ManorCare Health Services will be obligated to purchase each such facility if occupancy reaches 80% for a period of 30 days during the two year stabilization period. The purchase price for each facility will be at a premium to Manor Care Realty's total approved development costs, such premium ranging from 15% to 35.5% based on the number of months elapsed since the opening of the relevant facility. If ManorCare Health Services does not acquire a facility within such two year period, Manor Care Realty may sell the facility to a third party. During the two year stabilization period (or such lesser time if stabilized occupancy is achieved and ManorCare Health Services purchases the facility) ManorCare Health Services will manage the assisted living facilities for Manor Care Realty for a fixed monthly fee.

  See "Risk Factors" and "Relationship Between Manor Care Realty and ManorCare Health Services after the Distribution--Development Agreement" for a more detailed description of the relationship between ManorCare Health Services and Manor Care Realty after the Distribution and of the terms of the Lease Agreements and the Development Agreement.

  The following table illustrates the estimated sources and uses of funds, assuming the Distribution was consummated on May 31, 1997 and that all holders of the outstanding Old Senior Notes accept the Exchange Offer:

                                                                 AMOUNT
                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
SOURCES:
  Revolving Credit Facility(1)...........................        $  --
  Term Loan..............................................         150.0
  Gross proceeds of the Offering.........................         350.0
  Realty Note............................................         250.0
                                                                 ------
    Total Sources........................................        $750.0
                                                                 ======
USES:
  Contribution of Cash to ManorCare Health Services......        $250.0
  Redemption of the Senior Subordinated Notes............         145.1
  Repayment of amounts outstanding under Existing
   Revolving Credit Facility.............................          85.0
  Repayment of amounts outstanding under Promissory Note.          14.0
  Repayment of certain mortgage bond indebtedness .......           0.2
  Contribution of the Realty Note to ManorCare Health
   Services .............................................         250.0
  Fees and Expenses(2)...................................           5.7
                                                                 ------
    Total Uses...........................................        $750.0
                                                                 ======

--------
(1) For a description of the availability of borrowings under the Revolving Credit Facility, see "Description of Certain Indebtedness--The Credit Facilities."
(2) Excludes fees and expenses to be reimbursed by ManorCare Health Services.

  Manor Care Realty believes that, following the consummation of the Offering, it will have sufficient capital resources and liquidity, including cash flow from operations and availability under the Credit Facilities, to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy.

                SUMMARY HISTORICAL FINANCIAL DATA OF MANOR CARE

               AND PRO FORMA FINANCIAL DATA OF MANOR CARE REALTY

  The following table sets forth a summary of selected historical financial data of Manor Care and pro forma financial data of Manor Care Realty. The historical financial data are not necessarily indicative of the results of operations or financial position that would have been obtained if Manor Care Realty had been a separate, independent company during the periods shown nor necessarily indicative of Manor Care Realty's future performance as an independent company. The historical statements of income data for the fiscal years ended May 31, 1995, 1996 and 1997 and the historical balance sheet data for the fiscal years ended May 31, 1996 and 1997 are derived from the audited consolidated financial statements of Manor Care. The historical financial data set forth below should be read in conjunction with Manor Care's Consolidated Financial Statements and the notes thereto found elsewhere in this Prospectus.

  The summary pro forma financial data make adjustments to the historical balance sheet and the historical statement of income, as if the Distribution and related transactions (including the Exchange Offer) had occurred on May 31, 1997 for purposes of the pro forma balance sheet, and on June 1, 1996 for purposes of the pro forma statement of income. The pro forma financial statements of Manor Care Realty may not reflect the future results of operations or financial position of Manor Care Realty or what the results of operations would have been if Manor Care Realty had been a separate, independent company during such period. The pro forma adjustments reflect the impact of the Distribution and related borrowings, including the Credit Facilities and the Realty Note, Lease Agreements, Assisted Living Facility Management Agreements, net additional costs associated with general corporate functions, the consummation of the Exchange Offer, the Offering and the use of proceeds thereof, and the related income tax effects of these adjustments.
See "Pro Forma Financial Data" and the accompanying footnotes for a discussion of the principal adjustments made in the preparation of the pro forma financial information.

                                          FISCAL YEARS ENDED MAY 31,
                                   -------------------------------------------
                                                                     PRO FORMA
                                     1995       1996        1997       1997
                                   ---------  ---------  ----------  ---------
                                            (DOLLARS IN THOUSANDS)
Statements of Income Data:
Revenues.........................  $ 893,471  $ 985,150  $1,056,095  $ 217,132
Expenses:
 Operating.......................    670,987    735,671     789,074     59,013
 Depreciation and amortization...     48,284     56,503      60,243     60,608
 General corporate and other.....     60,240     63,127      60,177        --
 Provisions for asset impairment
  and restructuring..............        --      25,100         --         --
                                   ---------  ---------  ----------  ---------
 Total expenses..................    779,511    880,401     909,494    119,621
                                   ---------  ---------  ----------  ---------
Income from continuing operations
 before other income and
 (expenses) and
 income taxes....................    113,960    104,749     146,601     97,511
                                   ---------  ---------  ----------  ---------
 Interest income from advances to
  discontinued lodging segment...     15,492     19,673      21,221     21,221
 Interest expense................    (18,872)   (18,951)    (24,514)   (66,299)
 Other income (expenses), net....      6,372      3,452       6,400      6,400
                                   ---------  ---------  ----------  ---------
Income from continuing operations
 before income taxes.............    116,952    108,923     149,708     58,833
Income taxes.....................     46,101     44,563      60,783     24,842
                                   ---------  ---------  ----------  ---------
Income from continuing
 operations......................     70,851     64,360      88,925     33,991
Income from discontinued assisted
 living, pharmacy and home health
 operations......................      6,824      1,111      36,188        --
Income from discontinued lodging
 operations......................     16,811     20,436      11,829     11,829
                                   ---------  ---------  ----------  ---------
Net income.......................  $  94,486  $  85,907  $  136,942  $  45,820
                                   =========  =========  ==========  =========
Other Financial and Operating Da-
 ta:
EBITDA(1)........................    162,244    186,352     206,844    158,119
EBITDA margin....................      18.16%     18.92%      19.59%     72.82%
Average number of operating beds.     22,252     23,227      23,865     23,506
Ratio of EBITDA to interest
 expense.........................       8.60x      9.83x       8.44x      2.38x
Ratio of earnings to fixed
 charges(2)......................       6.43x      5.62x       6.03x      1.78x
Balance Sheet Data:
Working capital..................     51,053    (33,357)     33,718    (12,845)
Total assets.....................  1,247,241  1,593,193   1,547,578  1,228,530
Long-term debt...................    315,271    490,575     491,190    806,530
Total equity.....................    624,873    707,769     690,431      5,406

--------
(1) EBITDA represents earnings before interest, income taxes, depreciation, amortization and certain other special charges, including the addition of $25.1 million in fiscal year 1996 relating to the impairment of assets. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See Manor Care's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.
(2) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes including dividends from less than 50% owned companies and Manor Care's share of pre-tax income of 50%-owned companies carried at equity, before fixed charges net of capitalized interest. Fixed charges comprise interest on long-term and short-term debt, including capitalized interest, the portion of rentals representative of an interest factor and Manor Care's share of fixed charges of 50%-owned companies carried at equity.

                                  THE OFFERING

Issuer............  Manor Care Real Estate Corp.

Securities
 Offered..........  $350,000,000 aggregate principal amount of  % Senior Notes due 2007.

Maturity..........         , 2007.

Interest Payment
 Dates............          and         , commencing        , 1998.

Sinking Fund......  None.

Optional
 Redemption.......  Except as described below, Manor Care Real Estate may not
                    redeem the Notes prior to    , 2002. On or after such date,
                    Manor Care Real Estate may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time
                    on or prior to     , 2000, Manor Care Real Estate may
                    redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by Manor Care Real Estate or Manor Care Realty, at a redemption price equal to % of the principal amount to be redeemed together with accrued and unpaid interest, if any, to the date of redemption, provided that at least % aggregate principal amount of the Notes originally issued remains outstanding after each such redemption. See "Description of the Notes--Optional Redemption."

Guarantees........  Manor Care Real Estate's obligations under the Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis (the "Guarantees") by Manor Care Realty, Inc. (the "Parent Guarantor") and substantially all of the Parent Guarantor's present and future subsidiaries, other than Unrestricted Subsidiaries (as defined) (the "Subsidiary Guarantors" and, together with the Parent Guarantor, the "Guarantors"). The guarantees of the Subsidiary Guarantors are subject to release in certain circumstances. See "Description of the Notes--Guarantees."

Restrictive
 Covenants........  The indenture under which the Notes will be issued (the
                    "Indenture") will limit, among other things, (i) the incurrence of additional indebtedness by Manor Care Realty and its Restricted Subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of Manor Care Realty and its Restricted Subsidiaries, (iii) investments, (iv) sales of assets and Restricted Subsidiary stock, (v) transactions with affiliates, (vi) liens and
                    (vii) consolidations, mergers and transfers of all or substantially all of the assets of Manor Care Realty or Manor Care Real Estate. The Indenture will also prohibit certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Notes--Certain Covenants."

Use of Proceeds...  The gross proceeds of $350 million from the issuance of the
                    Notes offered hereby (before deduction of discounts and commissions), together with borrowings under the Credit Facilities will be used to effect the Distribution, including financing the cash portion of the Capital Contribution to ManorCare Health Services, refinancing certain debt of Manor Care and paying related fees and expenses. See "Use of Proceeds."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers in evaluating an investment in the Notes.

                                 RISK FACTORS

  Prospective investors should consider carefully, in addition to the other information contained in or incorporated by reference in this Prospectus, the following factors before purchasing the Notes offered hereby.

FORWARD-LOOKING INFORMATION; HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  This Prospectus contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by management of Manor Care Realty which, although believed by management of Manor Care Realty to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such estimates will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on Manor Care Realty's operating results is Manor Care Realty's ability to implement its plan to construct, develop, acquire or sell skilled nursing and assisted living facilities. In addition, actual future results and trends may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Prospectus. Factors that may affect such plans or results include, without limitation, (i) Manor Care Realty's success in implementing its business strategy, including its success in arranging financing where required, (ii) the nature and extent of future competition,
(iii) the extent of future health care reform and regulation, including cost containment measures, (iv) ManorCare Health Services' ability to manage and operate the Skilled Nursing Facilities, (v) the loss or retirement of key members of management, (vi) increases in Manor Care Realty's cost of borrowing, (vii) any costs associated with Manor Care Realty's transition to an independent public company; (viii) changes in the mix of payment sources for patient services provided by ManorCare Health Services, including any decrease in the amount and percentage of revenues derived from private payors,
(ix) the ability of ManorCare Health Services to continue to deliver high quality care and to attract private pay residents (x) changes in general economic conditions and/or in the markets in which Manor Care Realty may, from time to time, compete. Many of such factors are beyond the control of Manor Care Realty and its management. Because Manor Care Realty will be dependent to a large extent on ManorCare Health Services, Manor Care Realty will also be affected adversely to the extent that any of the above factors affect ManorCare Health Services.

  The historical financial statements and data of Manor Care included, or incorporated by reference herein, do not give effect to the Distribution and related transactions. Manor Care, prior to the Distribution, had different management, revenue base and cost structures, as well as significantly different capitalization. In addition, Manor Care Realty did not operate as a separate independent company during such periods. Consequently, the historical financial statements and data included herein do not indicate the results of operations or financial condition of Manor Care Realty that would have been reported for the periods indicated. In addition, the pro forma financial statements and data, which give effect to the Distribution and related transactions, are included herein for informational purposes and, while management believes that they may be helpful in understanding the operations of Manor Care Realty, on such a pro forma basis, undue reliance should not be placed thereon. Such pro forma financial statements and data do not reflect the future results of Manor Care Realty.

OPERATING HISTORY AND FUTURE PROSPECTS

  Manor Care Realty does not have an operating history as an independent public company, and therefore, there are no historical financial results of Manor Care Realty for investors to evaluate. However, Manor Care Realty will own and conduct the operations of Manor Care's real estate development business and Mesquite Hospital. These businesses were previously conducted by Manor Care as divisions of a large public company with greater financial strength. In addition, the division of Manor Care may result in some temporary dislocation and inefficiencies to the business operations, as well as to the organizational and personnel structure. There can be no assurance that Manor Care Realty's operations will be profitable in 1998 or in future years.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  As a result of the Distribution, Manor Care Realty will be highly leveraged, with indebtedness that is very substantial in relation to its stockholders' equity. On a Pro Forma Basis, as of May 31, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been $807 million and Manor Care Realty's stockholders' equity would have been $5.4 million. Manor Care Realty expects that the Credit Facilities will permit Manor Care Realty to incur additional indebtedness, subject to certain limitations. Manor Care Realty will need to incur additional indebtedness over the next five years to fund the planned development of skilled nursing and assisted living facilities over the next five years. See "Description of Certain Indebtedness."

  Manor Care Realty's ability to repay the indebtedness to be incurred in connection with the Distribution at its scheduled maturity is expected to be dependent in whole or in part on its obtaining additional debt and/or equity financing or, alternatively, the disposition of assets. The Credit Facilities are expected to be secured by substantially all of the assets of Manor Care Realty. No assurances can be given as to Manor Care Realty's ability to refinance other indebtedness or seek additional financing, which ability may be impaired as a result of such security. In the event Manor Care Realty is unable to obtain the necessary funds to repay its indebtedness, Manor Care Realty would be in default under the terms of its indebtedness. Such a default could result in, among other things, a foreclosure or other actions by creditors against collateral securing such indebtedness, and in cross defaults to other indebtedness resulting in the acceleration of the maturity of all principal and interest of indebtedness subject to such cross defaults.

  The degree to which Manor Care Realty is leveraged could have important consequences, including the following: (i) Manor Care Realty's ability to obtain additional financing in the future to fund construction of facilities, for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Manor Care Realty's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Manor Care Realty for its operations; (iii) certain of Manor Care Realty's borrowings will be at variable rates of interest, which will cause Manor Care Realty to be vulnerable to increases in interest rates and (iv) Manor Care Realty's substantial leverage may make it more vulnerable to cost increases and adverse economic conditions and limit its ability to withstand competitive pressures or take advantage of business opportunities.

  Manor Care Realty's ability to make scheduled principal payments or to refinance its obligations with respect to its indebtedness depends primarily on the financial and operating performance of ManorCare Health Services, which, in turn, is subject to prevailing economic conditions and to financial, business, industry and other factors are beyond its control. See "--Forward-Looking Information; Historical and Pro Forma Financial Information" for a description of factors that may affect Manor Care Realty's and ManorCare Health Service's financial and operating performance. There can be no assurance that Manor Care Realty's operating results will be sufficient for payment of Manor Care Realty's indebtedness.

  Manor Care Realty's business is capital intensive and Manor Care Realty will continue to have significant capital requirements in the future. As a highly leveraged corporation, any new financings and refinancings by Manor Care Realty of its existing debt may be at higher interest rates and on less advantageous terms than would have been the case had the Distribution not taken place. Manor Care Realty's ability to meet certain financial tests in the Credit Facilities will be dependent upon its ability to reduce its leverage over the next three to five years. Such reductions may require Manor Care Realty to raise additional equity, which will be dependent upon conditions then prevailing in the United States equity capital markets. See "Description of Certain Indebtedness--The Credit Facilities."

HOLDING COMPANY STRUCTURE

  Manor Care Realty is a holding company with no material business operations, sources of income or assets of its own other than the shares of its subsidiaries, and Manor Care Real Estate conducts a significant portion of its operations through subsidiaries. Because substantially all of Manor Care Realty's and a significant portion of Manor Care Real Estate's operations are conducted through subsidiaries, each of Manor Care Realty's and Manor Care Real Estate's cash flow and, consequently, their respective abilities to meet their respective debt service obligations, including as to payment of principal, premium, if any, and interest on the Notes, is dependent upon the cash flow of their respective subsidiaries and the payment of funds by those subsidiaries in the form of loans, dividends, fees or otherwise. The subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise except pursuant to the Guarantees. See "--Fraudulent Transfer Considerations, Legal Dividend Requirements." Any right of Manor Care Realty or Manor Care Real Estate, as the case may be, to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of proceeds from those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including tax authorities, trade creditors, the lenders under the Credit Facilities, and subject to the considerations described under "--Fraudulent Transfer Considerations; Legal Dividend Requirements," the holders of the Notes, as well as other lenders to those subsidiaries), except to the extent that Manor Care Realty or Manor Care Real Estate, as the case may be, is itself a creditor of such subsidiary, in which case such entity's claims would still be subordinated to any security interest in the assets of such subsidiary and indebtedness of such subsidiary senior to that held by such entity. In addition, although the Indenture limits the ability of Manor Care Realty's Restricted Subsidiaries to incur additional indebtedness and to enter into agreements that restrict the ability of each Restricted Subsidiary to pay dividends or make or repay loans or other payments to Manor Care Realty, Manor Care Realty's Restricted Subsidiaries may be able to incur substantial additional indebtedness. See "Description of the Notes--Covenants."

RESTRICTIONS IMPOSED BY TERMS OF MANOR CARE REALTY'S INDEBTEDNESS

  The Indenture will restrict, among other things, the ability of Manor Care Realty and its subsidiaries, other than the Unrestricted Subsidiaries, to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments. In addition, Manor Care Realty anticipates that the Credit Facilities will impose upon Manor Care Realty certain financial and operating covenants, including, among others, requirements that Manor Care Realty maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of Manor Care Realty to incur debt, pay dividends, or take certain other corporate actions, all of which may restrict Manor Care Realty's ability to expand or to pursue its business strategies. There can be no assurance that Manor Care Realty will be able to comply with the covenants and in addition, changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in Manor Care Realty's debt instruments. Failure by Manor Care Realty to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on Manor Care Realty. See "--Substantial Leverage; Ability to Service Indebtedness," "Description of the Notes" and "Description of Certain Indebtedness."

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

  It is a condition to the consummation of the Distribution that each of Manor Care Realty and ManorCare Health Services shall have received a satisfactory opinion regarding the solvency of Manor Care Realty and ManorCare Health Services and the permissibility of the Contribution of Assets, the Capital Contribution, the Assumption of Liabilities and the Distribution under Section 170 of the Delaware General Corporation Law (the "DGCL"). There is no certainty, however, that a court would reach the same conclusions set forth in such opinion in determining whether Manor Care Real Estate, Manor Care Realty or ManorCare Health Services was insolvent at the time of, or after giving effect to, the Contribution of Assets, the Capital Contribution, the Assumption of Liabilities and the Distribution. Manor Care's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the solvency of Manor Care and ManorCare Health Services as of the declaration by Manor Care of the distribution of the capital stock of ManorCare Health Services to Manor Care's shareholders and as of the consummation of the Distribution and the permissibility of the Distribution under Section 170 of DGCL.

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Manor Care effected the Distribution, Manor Care, Manor Care Real Estate or any of the Guarantors (a) (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which its remaining assets, as the case may be, constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured and received less than fair consideration or reasonably equivalent value or (b) made the Distribution or guaranteed the Notes with actual intent to hinder, delay or defraud existing or future creditors of Manor Care, such court may be asked to void the Distribution (in whole or in part), the Notes and/or the Guarantees of the Notes as fraudulent conveyances. If a court finds that the Distribution constituted a fraudulent conveyance of assets of Manor Care, and that noteholders knew or reasonably should have known that the proceeds of the Notes would be used to fund a fraudulent conveyance, such court may void or subordinate the obligations of the Notes and/or the Guarantees. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Manor Care would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In determining the debts of Manor Care for such purpose, a court may disregard, in whole or in part, the effect of the Assumption of Liabilities by ManorCare Health Services if it finds that ManorCare Health Services was at the time of the Assumption of Liabilities unable to pay assumed debts.

  ManorCare Health Services will assume and agree to pay certain liabilities of Manor Care pursuant to the Assumption of Liabilities. If, applying the foregoing standards, ManorCare Health Services is found to have effected a fraudulent conveyance in assuming debts of Manor Care pursuant to the Assumption of Liabilities, a court in a suit by an unpaid creditor or representative of creditors may void the Assumption of Liabilities (in whole or in part) with the result that Manor Care Realty may be required to pay all or part of such liabilities.

  Manor Care's Board of Directors and management believe that, in accordance with the solvency opinion rendered in connection with the Distribution, both prior to and immediately following the consummation of the Distribution, (a) Manor Care, Manor Care Realty and ManorCare Health Services each (i) will be solvent (in accordance with the foregoing definitions), (ii) will be able to repay its debts as they mature, (iii) will have sufficient capital to carry on its businesses and (b) the Distribution will be made entirely out of Manor Care's surplus, as required under Section 170 of the Delaware General Corporation Law. Manor Care's Board of Directors and management further believe that neither Manor Care nor ManorCare Health Service is entering into the Distribution with any actual intent to hinder, delay or defraud existing or future creditors of Manor Care Realty or ManorCare Health Services and therefore the Notes should not be voided as a fraudulent conveyance. The Board is not expected to receive an opinion, however, with respect to the solvency of each Guarantor.

  The ability of Manor Care Real Estate, Manor Care Realty and the Subsidiary Guarantors to honor their obligations under the Notes may depend, in part, on the continued payment of rentals under one or more leases entered into between such subsidiaries as lessors and ManorCare Health Services or a subsidiary thereof as lessee. However, in the event that ManorCare Health Services becomes the subject of bankruptcy proceedings, a trustee in bankruptcy for ManorCare Health Services, or ManorCare Health Services as "debtor in possession," may elect to reject such leases, with the result that rental payments under such leases may terminate.

DEPENDENCE UPON SINGLE OPERATOR

  ManorCare Health Services will account for the vast majority of Manor Care Realty's revenues over at least the first five years after the Distribution. In addition, pursuant to the terms of the Non-Competition Agreement, Manor Care Realty may not, subject to certain exceptions, enter into management agreements with third parties with respect to acquired or developed skilled nursing facilities properties unless ManorCare Health Services has declined to manage such facilities. The Non-Competition Agreement imposes other restrictions on Manor Care Realty. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution-- Non-Competition Agreement." Accordingly, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. Poor performance of the Skilled Nursing Facilities operated by ManorCare Health Services or the assisted living facilities developed for ManorCare Health Services would have a material adverse effect on Manor Care Realty or render Manor Care Realty unable to meet its debt service requirements. Although Manor Care Realty will consider, subject to capital constraints and the terms of the Non-Competition Agreement, diversifying its business, there can be no assurance that it will be able to do so or if able, to be successful in this effort. In the event that Manor Care Realty pursues its strategy to diversify its business, Manor Care Realty may require substantial additional capital resources. See "Business of Manor Care Realty after the Distribution."

DEPENDENCE BY MANOR CARE REALTY ON RELATED PARTY AGREEMENTS; FAILURE TO ACHIEVE OCCUPANCY RATES

  In connection with the Distribution, Manor Care Realty will enter into agreements with ManorCare Health Services, including the Development Agreement, the Lease Agreements and the Assisted Living Management Agreement. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for ManorCare Health Services. ManorCare Health Services will have a two-year option (measured from the time a particular facility opens) to purchase such facility. In addition, if at any time during this two-year period occupancy reaches 80% for a period of 30 days, ManorCare Health Services will be obligated to purchase the facility. Such purchases shall be at fixed prices based upon a stated premium to approved construction costs as determined under the Development Agreement. Pursuant to the Assisted Living Facility Management Agreement, ManorCare Health Services will manage assisted living facilities for Manor Care Realty for a fixed monthly fee during the two-year stabilization period under the Development Agreement. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution-Development Agreement." If ManorCare Health Services does not acquire a facility within such two-year period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will retain the rights to the Arden Courts and Springhouse brand names in the event of a third-party sale. Accordingly, the risks related to construction and the initial occupancy and operation of the assisted living facilities developed by Manor Care Realty will be borne by Manor Care Realty. There can be no assurance that the requisite occupancy levels will be achieved at a particular facility or, if not, that ManorCare Health Services will exercise its option to purchase any such facility. In such event there can be no assurance that Manor Care Realty would be able to sell the facility to a third party on attractive terms. Pursuant to the Lease Agreements, Manor Care Realty will lease to ManorCare Health Services all of its Skilled Nursing Facilities, and Manor Care Realty will grant to ManorCare Health Services, pursuant to the Lease Agreements or by separate agreement, the right to manage all of Manor Care Realty's current and future skilled nursing facilities. Under the Lease Agreements, Manor Care Realty will, in effect, bear the economic and other costs associated with the operation of the Skilled Nursing Facilities and share in a portion of the operating profit of each such facility. Lease payments payable to Manor Care Realty under the Lease Agreements are, in effect, subordinated to operating expenses and certain management fees payable to ManorCare Health Services under the Lease Agreements. Manor Care Realty's revenues will be dependent on the fees generated by the Lease Agreements and the Assisted Living Management Agreement as well as on any proceeds received from the sale of assisted living facilities to ManorCare Health Services under the Development Agreement; however, Manor Care Realty will, in effect, bear the risks that the Skilled Nursing Facilities cannot be operated profitably and that the assisted living facilities will not be developed within their budget or will not reach 80% occupancy within two years of their opening. Pursuant to the Distribution Agreement, Manor Care Realty (and not ManorCare Health Services) will remain liable for certain pre-Distribution liabilities (other than certain tax liabilities). See "Relationship Between Manor Care Realty and ManorCare Health Services after the Distribution."

NEED FOR ADDITIONAL FINANCING

  During the first five years after the Distribution, Manor Care Realty plans to develop approximately 200 new facilities for ManorCare Health Services. The estimated cost to complete these facilities and operate them prior to anticipated sale to ManorCare Health Services is approximately $1.2 billion. Manor Care Realty's ability to achieve its development goals will depend upon a variety of factors, many of which are beyond Manor Care Realty's control. Manor Care Realty plans to finance this development with borrowings under the Credit Facilities, proceeds from sales of assisted living facilities to ManorCare Health Services pursuant to the terms of the Development Agreement, cash flow from operations and proceeds from additional debt and/or equity financings. In this regard, within one year of the consummation of the Distribution, Manor Care Realty plans to raise approximately $100 to $150 million in equity and may use the proceeds of such offering to reduce indebtedness and/or to fund the development of assisted living facilities. Such equity financing will be dependent upon conditions then prevailing in the United States equity capital markets. There can be no assurance that any such additional financings will be available at all, or if available, on terms acceptable to Manor Care Realty. In addition, Manor Care Realty expects that its ability to borrow under the Credit Facilities will be subject to Manor Care Realty's compliance with certain covenants and other conditions and that the obligation of ManorCare Health Services to purchase assisted living facilities pursuant to the Development Agreement will be subject to achieving certain occupancy levels in the facilities. See "Description of Certain Indebtedness-- The Credit Facilities" and "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Development Agreement Relating to Assisted Living Facilities". There can be no assurance that Manor Care Realty will satisfy the conditions to borrowing under the Credit Facilities or that the requisite occupancy levels will be achieved at the assisted living facilities developed by Manor Care Realty for sale to ManorCare Health Services. If Manor Care Realty is unable to obtain additional financing or if it is unable to satisfy the conditions to borrowing under the Credit Facilities or if ManorCare Health Services does not purchase substantially all of the assisted living facilities developed by Manor Care Realty, Manor Care Realty may be required to delay or eliminate some or all of its development projects all of which could have a material adverse effect on Manor Care Realty.

DEVELOPMENT AND CONSTRUCTION RISKS

  There can be no assurance that Manor Care Realty will not suffer delays in its development program. The successful development of additional facilities will involve a number of risks, including the possibility that Manor Care Realty will not be able to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary certificates of need, zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Manor Care Realty may also incur construction costs that exceed original estimates or even so-called guaranteed maximum cost construction contracts, and may not complete construction projects on schedule. Manor Care Realty will rely on third-party general contractors to construct its new facilities. There can be no assurance that Manor Care Realty will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which Manor Care Realty will have little control and that could have a material adverse effect on project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, or adverse weather conditions. Moreover, Manor Care Realty will be a highly leveraged company which may make it more difficult to secure short-term construction financing for these facilities and which will make it more immediately vulnerable to adverse changes in prevailing interest rates and in general business conditions, as well as conditions in the real estate development industry. The failure of Manor Care Realty to maintain substantial compliance with its schedule for completing these new assisted living facilities or to build them at a cost substantially as planned or to secure all necessary financing for development and construction of the facilities on acceptable terms could have a material adverse effect on Manor Care Realty.

SIGNIFICANT BAINUM FAMILY INTEREST

  Upon completion of the Distribution, Messrs. Stewart Bainum and Stewart Bainum, Jr. are expected to own beneficially approximately 15.20% and 22.86%, respectively, of the common stock of Manor Care Realty, in each case including shares with respect to which voting power is shared with other individuals or entities. In addition, Mr. Bainum, Jr. will be a director and Chairman of the Board of Manor Care Realty. As a result, the

Bainum family may be in a position to influence significantly the affairs of Manor Care Realty, including the election of directors.

REGULATION

  Manor Care Realty is affected by government regulation of the health care industry in that (i) the payments due to Manor Care Realty from ManorCare Health Services in connection with the Lease Agreements are generally based on ManorCare Health Services' gross revenue from its management of skilled nursing facilities and (ii) the underlying value of Mesquite Hospital depends on the revenue and profit that facility is able to generate. Compliance with these regulations at the Skilled Nursing Facilities will be the responsibility of Manor Care Health Services. The health care industry is highly regulated by federal, state and local law, state and local licensing requirements, facility inspections, reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. The failure of ManorCare Health Services to comply with such laws, requirements and regulations could affect ManorCare Health Services' ability to operate the Skilled Nursing Facilities which it leases from Manor Care Realty and thus its ability to pay rent to Manor Care Realty with respect to such facilities. Such failure could, therefore, have a material adverse effect on Manor Care Realty.

  In addition, since the assisted living industry is relatively new, the manner and extent to which it is regulated at the federal, state and local levels are evolving. Changes in laws or new interpretations of existing laws as applied to the assisted living business may have a significant impact on ManorCare Health Services' methods and costs of doing business. ManorCare Health Services' success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on ManorCare Health Services which could in turn negatively impact Manor Care Realty. Certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could have a material adverse effect on Manor Care Realty. See "Business of Manor Care Realty After the Distribution--Government Regulation."

HEALTH CARE REFORM

  The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and continued into 1996 and 1997 as Congress attempted to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. Pursuant to the Balanced Budget Act of 1997, between November 1998 and June 1999, the Medicare payment system for ManorCare Health Services will become prospective rather than retrospective. See "Business of Manor Care Realty after the Distribution--Government Regulation." Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, indirectly, on Manor Care Realty.

  Manor Care Realty believes that government and private efforts to contain or reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by Manor Care Realty at Mesquite Hospital and ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. However, Manor Care Realty cannot predict whether any of the above proposals or any proposals will be adopted and, if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on Manor Care Realty.

DEPENDENCE ON KEY PERSONNEL

  Manor Care Realty believes that its success depends to a significant extent on the management and other skills of its chief executive and chief development officers, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of Manor Care Realty. Although Manor Care Realty believes it has incentive and compensation programs designed to retain key employees, there can be no assurance that these key employees will remain with Manor Care Realty. There can be no assurance that a suitable replacement for any of the employees could be found in the event of termination of any of their employment.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing material, that could be located on, or in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator.

  Certain federal and state laws govern the handling and disposal of medical, infectious and hazardous waste. Failure to comply with such laws or the regulations promulgated thereunder could subject an entity covered by these laws to fines, criminal penalties and other enforcement actions. Manor Care Realty has developed policies with respect to the handling and disposal of medical, infectious and hazardous waste to ensure compliance with those laws and regulations. Manor Care Realty believes that it is in material compliance with applicable laws and regulations governing medical, infectious and hazardous waste. After the Distribution, Manor Care Realty will retain liability for certain environmental litigation. See "Business Of Manor Care Realty After The Distribution--Government Regulation" and "--Legal Proceedings."

POTENTIAL CONFLICTS WITH MANORCARE HEALTH SERVICES

  Subsequent to the Distribution, the interests of ManorCare Health Services and Manor Care Realty may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) ManorCare Health Services will lease, manage and operate Manor Care Realty's skilled nursing facilities pursuant to the Lease Agreements, (ii) Manor Care Realty will develop assisted living facilities for ManorCare Health Services and ManorCare Health Services will manage each of those facilities until certain sustained occupancy targets are achieved, at which point ManorCare Health Services will be obligated to purchase the facility pursuant to the Development Agreement at pre-determined prices, (iii) pending the possible purchase of an assisted living facility by ManorCare Health Services pursuant to the terms of the Development Agreement, ManorCare Health Services will manage the facility for a fixed monthly fee to be agreed upon with Manor Care Realty, (iv) Manor Care Realty will be indebted to ManorCare Health Services as a result of the Realty Note, (v) ManorCare Health Services and Manor Care Realty will enter into the Non-Competition Agreement that will limit the competition between the companies, (vi) ManorCare Health Services may manage assisted living facilities not developed by Manor Care Realty and (vii) other corporate and administrative services will be provided by ManorCare Health Services to Manor Care Realty. Consequently, Manor Care Realty will be dependent upon ManorCare Health Services for the vast majority of its revenues for the first five years and for the operation of its skilled nursing facilities. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution."

  With respect to these matters, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, Manor Care believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. ManorCare Health Services and Manor Care Realty will have two common directors, Mr. Stewart Bainum, Jr. and Mr.

Kennett L. Simmons. Messrs. Bainum, Jr. and Simmons, as well as certain other officers and directors of ManorCare Health Services and Manor Care Realty initially will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be adopted by the board of directors of each company to address the involvement of the overlapping directors (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either ManorCare Health Services or Manor Care Realty in certain situations. Such procedures will include requiring Messrs. Bainum, Jr. and Simmons (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. Bainum, Jr. and Simmons (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the respective interests of the shareholders of ManorCare Health Services or Manor Care Realty and the likelihood that resolution of the matter will have significant strategic, operational or financial implications for the business of the respective companies.

TRANSFER OF LEASES TO NEW OPERATORS

  In the event ManorCare Health Services voluntarily or involuntarily defaults under the terms of a Lease Agreement or Manor Care Realty exercises its rights under a particular Lease Agreement to terminate such agreement or ManorCare Health Services determines not to renew a particular Lease Agreement, Manor Care Realty may be obliged to find another healthcare provider willing to lease and operate the facility relating to the Lease Agreement and may have to negotiate new lease terms, including rentals, which terms may be less favorable to Manor Care Realty than those of the Manor Care Realty/ManorCare Health Services Lease Agreement. Any such circumstances relating to several Lease Agreements at the same time could have a material adverse effect on Manor Care Realty. No assurance can be given that a substitute lessee could be found without reasonable delay.

PAYMENT BY THIRD-PARTY PAYORS AT THE SKILLED NURSING FACILITIES

  As described above, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. A significant portion of Manor Care Realty's revenues derived from the operation of the Skilled Nursing Facilities by ManorCare Health Services will be dependent upon reimbursement from third-party payors, including Medicare, state Medicaid programs and private insurers. Third party payors also include private commercial insurers, managed care organizations, health maintenance organizations and preferred provider organizations. Managed care organizations and other third party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the health care needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate ManorCare Health Services as a preferred provider and/or engage ManorCare Health Services' competitors as preferred or exclusive providers, it could have a material adverse effect on Manor Care Realty. For the fiscal year ended May 31, 1997, the Skilled Nursing Facilities to be operated by ManorCare Health Services pursuant to the Lease Agreements derived the majority of their patient service revenue from non-government sources. Both governmental and private third-party payors have employed cost containment measures designed to limit payments made to health care providers such as ManorCare Health Services. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to ManorCare Health Services for its services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that Manor Care Realty's Skilled Nursing Facilities, or the provision of services and supplies by ManorCare Health Services, now or in the future will meet or continue to meet the requirements for participation in such programs.

  ManorCare Health Services (and consequently Manor Care Realty) could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for health care services. For example, pursuant to the Balanced Budget Act of 1997, between November 1998 and June 1999, the Medicare payment system for ManorCare Health Services will become prospective rather than retrospective. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, consequently on Manor Care Realty. Also, in certain states there has been established or there are proposals for the establishment of a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. Manor Care Realty cannot at this time predict whether or where any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services' and, consequently on Manor Care Realty. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Any of such changes could have a material adverse effect on Manor Care Realty. See "Business Of Manor Care Realty After the Distribution--Government Regulation."

ADEQUACY OF CERTAIN INSURANCE

  Manor Care Realty and ManorCare Health Services maintain liability insurance providing coverage which they believe to be adequate. In addition, Manor Care Realty and ManorCare Health Services maintain property, business interruption, and workers' compensation insurance covering facilities in amounts deemed adequate by Manor Care Realty and ManorCare Health Services. There can be no assurance that any future claims will not exceed applicable insurance coverage or that Manor Care Realty or ManorCare Health Services will be able to continue its present insurance coverage on satisfactory terms, if at all.

COMPETITION; NON-COMPETITION AGREEMENT WITH MANORCARE HEALTH SERVICES

  Manor Care Realty generally competes with real estate investment trusts, real estate partnerships, healthcare providers and others, including, but not limited to, banks, insurance companies and other financial sources, in the development and leasing of health care facilities. ManorCare Health Services competes on a local and regional basis with operators of facilities that provide comparable services. Operators compete for patients based on quality of care, reputation, physical appearance of facilities, services offered, family preferences, physicians, staff and price. Furthermore, some of ManorCare Health Services' competitors are significantly larger and have, or may obtain, greater financial resources than ManorCare Health Services. See "Business Of Manor Care Realty After the Distribution--Competition."

  Following the Distribution, pursuant to the Non-Competition Agreement, Manor Care Realty will be subject to certain contractual restrictions in the management of skilled nursing facilities, the development of assisted living facilities and participation in the institutional pharmacy and home health care businesses. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Non-Competition Agreement." The Non-Competition Agreement restricts Manor Care Realty's ability to pursue lines of business that have historically contributed a significant portion of Manor Care's net income.

CERTAIN INDEMNIFICATION OBLIGATIONS

  Pursuant to the Distribution Agreement and the Tax Sharing and Administration Agreement, Manor Care Realty will agree to indemnify ManorCare Health Services with respect to certain losses, damages, claims and liabilities, including liabilities which may arise from the operation of the Skilled Nursing Facilities prior to the

Effective Date and certain tax liabilities. Pursuant to the Distribution Agreement, Manor Care Realty (and not ManorCare Health Services) will remain liable for certain pre-Distribution liabilities (other than certain tax liabilities). See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution." In addition, in connection with the distribution of its lodging operations in November 1996, Manor Care agreed, subject to certain exceptions, to indemnify Choice Hotels International, Inc. ("Choice"), against any loss, liability or expense incurred or suffered by Choice arising out of or related to the failure by Manor Care to perform or otherwise discharge the liabilities retained by Manor Care under the distribution agreement between Manor Care and Choice and certain tax liabilities.

ABSENCE OF PUBLIC MARKET

  There is currently no established trading market for the Notes and Manor Care Real Estate does not intend to apply for listing of the Notes on any securities exchange or on any automated dealer quotation system. Manor Care Real Estate has been advised by the Underwriters that each presently intends to make a market in the Notes but neither of the Underwriters is under any obligation to do so and any such market-making may be discontinued at any time without notice by either or both of the Underwriters, at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Notes, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, Manor Care Real Estate. The absence of an active market for the Notes could adversely affect the market price and liquidity of the Notes.

CERTAIN TAX CONSIDERATIONS

  Manor Care has received a ruling from the IRS which provides, among other things, that the Distribution will qualify as a tax-free transaction under
Section 355 of the Code and that neither the stockholders of Manor Care nor Manor Care will recognize any income, gain or loss as a result of the Distribution. Nevertheless, if Manor Care engages in the Distribution and the Distribution is held to be taxable, both Manor Care Realty and stockholders of Manor Care could recognize income or gains and thus become liable for the payment of a material amount of income tax.

                                USE OF PROCEEDS

  The gross proceeds from the issuance of the Notes (before deduction of discounts, commissions and expenses), together with borrowings under the Credit Facilities, will be used to effect the Distribution, including financing the cash portion of the Capital Contribution to ManorCare Health Services, refinancing certain debt of Manor Care (including all amounts outstanding under (i) Manor Care's 9 1/2% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), (ii) Manor Care's existing revolving credit facility (the "Existing Revolving Credit Facility"), (iii) Manor Care's existing promissory note (the "Promissory Note"), (iv) certain mortgage bond indebtedness of Manor Care) and paying related fees and expenses.

  The following table illustrates the estimated sources and uses of funds, assuming the Distribution was consummated on May 31, 1997 and that all holders of the outstanding Old Senior Notes accept the Exchange Offer:

                                                                       AMOUNT
                                                                      (DOLLARS
                                                                    IN MILLIONS)
                                                                    ------------
     Sources:
       Revolving Credit Facility (1)...............................    $  --
       Term Loan...................................................     150.0
       Gross proceeds of the Offering..............................     350.0
       Realty Note.................................................     250.0
                                                                       ------
         Total Sources.............................................    $750.0
                                                                       ======
     Uses:
       Contribution of Cash to ManorCare Health Services...........    $250.0
       Redemption of the Senior Subordinated Notes.................     145.1
       Repayment of amounts outstanding under Existing Revolving
        Credit Facility ...........................................      85.0
       Repayment of amounts outstanding under Promissory Note......      14.0
       Repayment of certain mortgage bond indebtedness.............       0.2
       Contribution of Realty Note to ManorCare Health Services....     250.0
       Fees and expenses(2)........................................       5.7
                                                                       ------
         Total Uses................................................    $750.0
                                                                       ======

--------
(1) For a description of the availability of borrowings under the Revolving Credit Facility, see "Description of Certain Indebtedness--The Credit Facilities."
(2) Excludes fees and expenses to be reimbursed by ManorCare Health Services.

  The Senior Subordinated Notes were issued in November 1992, bear interest at the rate of 9 1/2% per annum, and mature on November 15, 2002. No amortization is required prior to the maturity of the Senior Subordinated Notes. The redemption price of the Senior Subordinated Notes for the year commencing November 15, 1997 is 103.56% of the principal amount thereof plus accrued and unpaid interest. The Existing Revolving Credit Facility, which was amended and restated in September 1996, provides for revolving credit borrowings by Manor Care of up to $250 million and matures in September 2001. At May 31, 1997, the outstanding balance under the Existing Revolving Credit Facility was $85.0 million. The Existing Revolving Credit Facility bears interest at a fluctuating LIBOR-based rate. At May 31, 1997 the weighted average interest rate of Manor Care's outstanding borrowings under the Existing Revolving Credit Facility was 5.89%. The Promissory Note provides for revolving credit borrowings by Manor Care of up to $25.0 million and matures on December 30, 1997. At May 31, 1997, the outstanding balance under the Promissory Note was $14.0 million. The Promissory Note bears interest at a fluctuating Federal funds-based rate. At May 31, 1997, the weighted average interest rate of Manor Care's outstanding borrowings under the Promissory Note was 5.94%.

                                CAPITALIZATION

  The following table sets forth the capitalization of Manor Care Realty at May 31, 1997 and as adjusted to give pro forma effect to the Distribution and related borrowings, including the Credit Facilities and the Realty Note, the consummation of the Exchange Offer and the consummation of the Offering and the application of the net proceeds therefrom.

                                                                MAY 31, 1997
                                                            --------------------
                                                              ACTUAL   PRO FORMA
                                                            ---------- ---------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Long-Term Debt:
  Old Senior Notes......................................... $  150,000 $    --
  Senior Subordinated Notes................................    140,100      --
  Existing Revolving Credit Facility.......................     85,000      --
  Promissory Note..........................................     14,000      --
  The Notes................................................        --   350,000
  Term Loan................................................        --   150,000
  Mortgage and Capital Leases..............................     72,090   26,530
  Realty Note..............................................        --   250,000
  Other Long-Term Debt.....................................     30,000   30,000
                                                            ---------- --------
    Total Long-Term Debt...................................    491,190  806,530
Stockholders' Equity:
    Total stockholders' equity.............................    690,431    5,406
                                                            ---------- --------
Total Capitalization....................................... $1,181,621 $811,936
                                                            ========== ========

               SELECTED HISTORICAL FINANCIAL DATA OF MANOR CARE

  The statements of income data for the fiscal years ended May 31, 1997, 1996 and 1995 and the balance sheet data for the fiscal years ended May 31, 1997 and 1996 are derived from the audited consolidated financial statements of Manor Care. The statements of income data for the fiscal years ended May 31, 1994 and May 31, 1993 and the balance sheet data at May 31, 1995, May 31, 1994 and May 31, 1993 are derived from the unaudited consolidated financial statements of Manor Care that, in the opinion of Manor Care, reflect all adjustments consisting of normal recurring adjustments necessary to present fairly the information set forth below. The following selected historical financial data of Manor Care should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Prospectus. The historical consolidated financial statements of Manor Care may not necessarily reflect the results of operations or financial position that would have been obtained had Manor Care operated as a separate company. Earnings per share data are presented elsewhere in the Prospectus.

                                     FISCAL YEARS ENDED MAY 31,
                          -----------------------------------------------------
                            1993      1994       1995       1996        1997
                          --------  ---------  ---------  ---------  ----------
                             (UNAUDITED)
                                       (DOLLARS IN THOUSANDS)
Statements of Income
 Data:
Revenues................  $757,524   $816,934   $893,471   $985,150  $1,056,095
Expenses:
 Operating..............   570,070    602,623    670,987    735,671     789,074
 Depreciation and
  amortization..........    43,656     44,680     48,284     56,503      60,243
 General corporate and
  other.................    45,477     52,807     60,240     63,127      60,177
 Provisions for asset
  impairment and
  restructuring.........                                     25,100
                          --------  ---------  ---------  ---------  ----------
 Total expenses.........   659,203    700,110    779,511    880,401     909,494
                          --------  ---------  ---------  ---------  ----------
Income from continuing
 operations before other
 income and (expenses)
 and income taxes.......    98,321    116,824    113,960    104,749     146,601
                          --------  ---------  ---------  ---------  ----------
 Interest income from
  advances to
  discontinued lodging
  segment...............       --         --      15,492     19,673      21,221
 Interest expense.......   (35,386)   (25,743)   (18,872)   (18,951)    (24,514)
 Other income
  (expenses), net.......    14,495     15,135      6,372      3,452       6,400
                          --------  ---------  ---------  ---------  ----------
Income from continuing
 operations before
 income taxes ..........    77,430    106,216    116,952    108,923     149,708
Income taxes............    28,232     44,210     46,101     44,563      60,783
                          --------  ---------  ---------  ---------  ----------
Income from continuing
 operations.............    49,198     62,006     70,851     64,360      88,925
Income from discontinued
 assisted living,
 pharmacy and home
 health operations......     5,531      6,697      6,824      1,111      36,188
Income from discontinued
 lodging operations.....     7,654      9,659     16,811     20,436      11,829
Loss from extraordinary
 item...................    (3,019)       --         --         --          --
                          --------  ---------  ---------  ---------  ----------
Net income..............  $ 59,364  $  78,362  $  94,486  $  85,907  $  136,942
                          ========  =========  =========  =========  ==========
Other Financial and
 Operating Data:
EBITDA(1)...............   141,977    161,504    162,244    186,352     206,844
EBITDA margin...........     18.74%     19.77%     18.16%     18.92%      19.59%
Average number of
 operating beds.........    21,971     21,916     22,252     23,227      23,865
Ratio of EBITDA to
 interest expense.......      4.01x      6.27x      8.60x      9.83x       8.44x
Ratio of earnings to
 fixed charges(2).......      3.04x      4.87x      6.43x      5.62x       6.03x
Balance Sheet Data:
Working capital.........    (6,379)     3,073     51,053    (33,357)     33,718
Total assets............   992,351  1,048,265  1,247,241  1,593,193   1,547,578
Long-term debt..........   330,189    223,892    315,271    490,575     491,190
Total equity............   361,642    533,815    624,873    707,769     690,431

--------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and certain other special charges, including the addition of $25.1 million in fiscal year 1996 relating to the impairment of certain assets. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See Manor Care's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.
(2) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes including dividends from less than 50% owned companies and Manor Care's share of pre-tax income of 50%-owned companies carried at equity, before fixed charges net of capitalized interest. Fixed charges comprise interest on long-term and short-term debt, including capitalized interest, the portion of rentals representative of an interest factor and Manor Care's share of fixed charges of 50%-owned companies carried at equity.

                 PRO FORMA FINANCIAL DATA OF MANOR CARE REALTY

  The unaudited pro forma consolidated condensed statement of income of Manor Care Realty for the fiscal year ended May 31, 1997 gives effect to the Distribution and related transactions (including the Exchange Offer, the Lease Agreements, the Development Agreement, the Offering and the use of proceeds thereof and the Assisted Living Facility Management Agreement) as if such transactions occurred on June 1, 1996. The pro forma statement of income has been prepared by adjusting the historical consolidated statement of income to reflect such transactions as if they had been effected on June 1, 1996. The unaudited pro forma consolidated condensed balance sheet of Manor Care Realty at May 31, 1997 gives effect to such transactions as if such transactions had occurred at that date. Such balance sheet has been prepared by adjusting the historical consolidated balance sheet to reflect such transactions as if they had been effected on May 31, 1997. The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere herein. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of Manor Care Realty. See "Risk Factors" for other information relating to the Pro Forma Financial Data.

                               MANOR CARE REALTY
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                          FISCAL YEAR ENDED MAY 31,
                           -----------------------------------------------------------------
                                              PRO FORMA ADJUSTMENTS
                                       ------------------------------------------
                                                                                      PRO
                                                          LEASE        MANAGEMENT    FORMA
                              1997     DISTRIBUTION    AGREEMENTS      AGREEMENT      1997
                           ----------  ------------    -----------     ----------   --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES.................  $1,056,095   $  1,603 (a)   $(1,017,570)(c)              $217,132
                                                           177,004 (d)
                           ----------   ---------      -----------       ------     --------
EXPENSES
 Operating expenses......     849,251      2,081 (a)      (733,362)(c)   $ 402 (e)    59,013
                                              77 (a)       (59,774)(b)
                                             338 (b)
 Depreciation and
  amortization...........      60,243        365 (a)                                  60,608
                           ----------   ---------      -----------       ------     --------
 Total expenses..........     909,494       2,861         (793,136)         402      119,621
                           ----------   ---------      -----------       ------     --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE OTHER
 INCOME AND EXPENSES AND
 INCOME TAXES............     146,601      (1,258)         (47,430)        (402)      97,511
                           ----------   ---------      -----------       ------     --------
OTHER INCOME AND
 (EXPENSES)
 Interest income from
  advances to
  discontinued lodging
  segment................      21,221                                                 21,221
 Interest income and
  other..................       6,400                                                  6,400
 Interest expense........     (24,514)    (30,594)(f)                                (66,299)
                                          (11,191)(g)
                           ----------   ---------      -----------       ------     --------
 Total other income and         3,107     (41,785)             --           --       (38,678)
  (expenses), net........  ----------   ---------      -----------       ------     --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME
 TAXES...................     149,708     (43,043)         (47,430)        (402)      58,833
INCOME TAXES.............      60,783     (17,023)(h)      (18,759)(h)     (159)(h)   24,842
                           ----------   ---------      -----------       ------     --------
INCOME FROM CONTINUING
 OPERATIONS..............      88,925     (26,020)         (28,671)        (243)      33,991
DISCONTINUED ASSISTED
 LIVING, PHARMACY AND
 HOME HEALTH OPERATIONS
 Income from discontinued
  assisted living,
  pharmacy and home
  health operations (net
  of income taxes of
  $23,917).................    36,188     (36,188)(i)          --           --           --
DISCONTINUED LODGING
 OPERATIONS..............
 Income from discontinued
  lodging operations (net
  of income taxes of
  $8,734)..................    11,829                                                 11,829
                           ----------   ---------      -----------       ------     --------
NET INCOME...............  $  136,942   $ (62,208)     $   (28,671)      $ (243)    $ 45,820
                           ----------   ---------      -----------       ------     --------
WEIGHTED AVERAGE SHARES
 OF COMMON STOCK.........      63,257                                                 63,257
                           ----------                                               --------
INCOME PER SHARE OF
 COMMON STOCK
 Income from continuing
 operations..............  $     1.40                                               $   0.53
 Income from discontinued
  assisted living,
  pharmacy and home
  health operations......        0.57                                                    --
 Income from discontinued
  lodging operations.....        0.19                                                   0.19
                           ----------                                               --------
 Net income per share of
  common stock...........  $     2.16                                               $   0.72
                           ==========                                               ========

                              MANOR CARE REALTY
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF MAY 31, 1997

                                                       PRO FORMA
                                         MAY 31, 1997 ADJUSTMENTS     PRO FORMA
                                         ------------ -----------     ----------
                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............   $   18,396  $  500,000 (e)  $   29,304
                                                        (250,000)(a)
                                                        (140,100)(e)
                                                         (99,000)(e)
                                                               8 (b)
Other current assets...................      175,273     (10,754)(d)     161,968
                                                              74 (b)
                                                          (2,625)(g)
                                          ----------  ----------      ----------
Total current assets...................      193,669      (2,397)        191,272
Property and equipment, net............      805,793      27,016 (b)     818,238
                                                         (14,571)(a)
Advances to discontinued lodging seg-
 ment..................................      115,723                     115,723
Other assets...........................       79,767      14,500 (f)      73,297
                                                           1,196 (b)
                                                         (22,166)(a)
Net investment in discontinued assisted
 living, pharmacy and home health seg-
 ments.................................      277,066    (277,066)(a)         --
Due from discontinued assisted living,        75,560     (45,560)(g)      30,000
 pharmacy and home health segments.....   ----------  ----------      ----------
Total assets...........................   $1,547,578  $ (319,048)     $1,228,530
                                          ==========  ==========      ==========
Total current liabilities..............   $  159,951  $    1,215 (b)  $  204,117
                                                          45,576 (d)
                                                          (2,625)(g)
Long-term debt.........................      491,190    (150,000)(c)     556,530
                                                         260,900 (e)
                                                         (45,560)(g)
Other long-term liabilities............      206,006       6,471 (b)     212,477
Realty Note............................          --      250,000 (a)     250,000
                                          ----------  ----------      ----------
Total liabilities......................      857,147     365,977       1,223,124
Total shareholders' equity.............      690,431    (685,025)(a)       5,406
                                          ----------  ----------      ----------
Total liabilities and shareholders' eq-   $1,547,578  $ (319,048)     $1,228,530
 uity..................................   ==========  ==========      ==========

NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

a) Reflects the revenues, income and expenses associated with facilities which opened during fiscal year 1997 (the "Developed Properties"). These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 80% occupancy.

b) Reflects net additional costs associated with staffing of human resources, finance, legal, information technology, cash management, accounting personnel and directors costs and the transfer of expenses to ManorCare Health Services.

c) Reflects revenues and operating expenses of skilled nursing facilities owned by the Company and leased by ManorCare Health Services under the terms of the Lease Agreements.

d) Reflects lease payments from ManorCare Health Services for skilled nursing facilities under the terms of the Lease Agreements.

e) Reflects management fees associated with management of the Developed Properties under the terms of the Assisted Living Facility Management Agreement.

f) Reflects interest expense associated with the incurrence of indebtedness under the Credit Facilities at an assumed interest rate of 8.25% and the incurrence of the Notes at an assumed interest rate of 8.75%, and assumes that the holders of 100% of the Old Senior Notes accept the Exchange Offer. Consummation of the Exchange Offer is conditioned on the Minimum Tender Condition. To the extent that Old Senior Notes remain outstanding upon consummation of the Exchange Offer, the principal amount of the Realty Note or the amount of the cash contribution to ManorCare Health Services may be reduced. Also reflects the redemption of the Senior Subordinated Notes.

g) Reflects adjustments to intercompany interest allocated to ManorCare Health Services. These adjustments relate to interest on the Developed Properties and Investment and Advances to ManorCare Health Services.

h) Reflects tax effect of adjustments made pursuant to notes (a) through (g).

i) Reflects the elimination of income from discontinued assisted living, pharmacy and home health operations as if the transaction had been effected on June 1, 1996.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

a) Reflects cash of $250.0 million, the Realty Note, the net working capital of the skilled nursing facilities and other net assets contributed to the discontinued assisted living, pharmacy and home health operations at the Effective Date.

b) Reflects the addition of assets and liabilities attributable to the Developed Properties. These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 80% occupancy.

c) Reflects consummation of the Exchange Offer, assuming that the holders of 100% of the Old Senior Notes accept the Exchange Offer. Consummation of the Exchange Offer is conditioned on the Minimum Tender Condition. To the extent that Old Senior Notes remain outstanding upon consummation of the Exchange Offer, the principal amount of the Realty Note or the amount of the cash contribution to ManorCare Health Services may be reduced. Also reflects the redemption of the Senior Subordinated Notes.

d) Reflects the working capital transfer related to the skilled nursing facilities under the terms of the Distribution Agreement.

e) Reflects the additional $150 million of Term Loan indebtedness and $350 million of Notes offered hereby as well as the redemption of $140 million of Senior Subordinated Notes, the repayment of $85 million outstanding under the Existing Revolving Credit Facility and the repayment of the $14 million Promissory Note.

f) Reflects capitalized deferred financing fees.

g) Reflects the transfer of the assisted living facility mortgages to ManorCare Health Services on the Effective Date.

             BUSINESS OF MANOR CARE REALTY AFTER THE DISTRIBUTION

  Manor Care Realty will own 168 skilled nursing facilities in 28 states and will be a leading health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities. Manor Care Realty will also own and operate Mesquite Community Hospital, a 172 licensed bed medical/surgical acute care hospital located in Mesquite, Texas. At or prior to the Distribution, Manor Care Realty will enter into a series of agreements with ManorCare Health Services pursuant to which ManorCare Health Services will lease and operate all of Manor Care Realty's 168 Skilled Nursing Facilities and Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution." Manor Care and its predecessor companies have been engaged in the development, construction and acquisition of health care properties since 1959.

  Over the next five years, Manor Care Realty plans to focus principally on the development of over 200 assisted living facilities for sale to ManorCare Health Services, including approximately 170 Arden Courts and 38 Springhouse senior residences. Following the Distribution, Manor Care Realty's principal sources of revenue will arise from payments pursuant to the lease of the Skilled Nursing Facilities to ManorCare Health Services, the proceeds of the sale to ManorCare Health Services of assisted living facilities developed by Manor Care Realty and revenues derived from Mesquite Hospital. Manor Care Realty's principal expenditures will include the costs incurred in developing the assisted living facilities for ManorCare Health Services, the costs of operating the assisted living facilities prior to their sale to ManorCare Health Services and financing costs, including interest expense. On a Pro Forma Basis for the fiscal year ended May 31, 1997, Manor Care Realty would have had approximately $217 million in revenue and $158 million in EBITDA.

  Manor Care Realty's geographically diversified portfolio of properties will include:

  . 168 Skilled Nursing Facilities in 28 states containing approximately 23,691 beds.

  .    25 assisted living facilities in 12 states.

  . 64 sites under contract and in development, including 48 Arden Court sites and 16 Springhouse sites.

  . Two skilled nursing facilities under construction with 268 beds and three skilled nursing sites under contract and in development.

  . Mesquite Community Hospital, a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb.

Since fiscal year 1993, Manor Care has completed 72 development projects, including ten skilled nursing facilities, 15 assisted living facilities and 47 significant additions to its existing skilled nursing facilities.

  Manor Care Realty will have an experienced management team, with specific expertise in market feasibility, regulatory issues, site selection, design, and project management as well as in the acquisition of health care facilities. The five senior members of Manor Care Realty's development team have worked with Manor Care for an average of 16.5 years. These individuals have in-depth knowledge of the health care market with particular expertise in the state regulatory environment for both skilled nursing and assisted living facilities. See "Management Of Manor Care Realty After The Distribution." Manor Care Realty believes that its experienced management and high quality, geographically diversified portfolio of long term care properties will ensure that it continues to be one of the nation's leading health care real estate developers and owners.

  After the Distribution, ManorCare Health Services will be a leading provider of a full-range of senior support health care services, including skilled nursing, assisted living, institutional pharmacy and home health care and additional support services for the frail elderly living at home. ManorCare Health Services will strive to become the nation's foremost provider of high-quality senior support health care services within the private pay segment. Private pay patients accounted for approximately 60% of Manor Care's skilled nursing and assisted

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

living revenues in fiscal 1997 compared to a 1996 industry average of approximately 30% for for-profit nursing care providers. Application will be made to list the common stock of ManorCare Health Services on the New York Stock Exchange.

BUSINESS STRATEGY

  Manor Care Realty plans to maintain its status as a leading developer and owner of senior support health care service facilities and to enhance its growth and profitability through the following key initiatives:

  . Generate Consistent Cash Flows From High Quality Portfolio of Properties. Upon consummation of the Distribution, Manor Care Realty believes that it will have one of the highest quality portfolios of skilled nursing facilities in the industry. The majority of the Skilled Nursing Facilities were purpose-built (that is, designed and built as skilled nursing facilities as opposed to having been converted from some other use). Manor Care Realty believes these facilities are among the industry leaders in terms of percentage of beds dedicated to specialty products and quality payor mix. A significant portion of the beds in Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty products, including Arcadia (Alzheimer's special care unit), Heritage and Williamsburg (high-end lifestyle products), and Medbridge (high acuity unit). For fiscal years 1997 and 1996, Manor Care's occupancy rates for skilled nursing facilities that had been operated by Manor Care for at least two years were 89.8% and 90.3%, respectively.

  . Maintain Geographically Diverse Portfolio of Properties. Manor Care Realty's portfolio of properties will include 168 facilities in 28 states. Manor Care Realty believes the geographic diversity of the Skilled Nursing Facilities makes the portfolio less susceptible to adverse changes in state regulation and regional economic downturns.

  .    Benefit From Strategic Relationship with ManorCare Health
       Services. Manor Care Realty believes it will benefit from a strategic relationship with ManorCare Health Services, one of the nation's leading providers of high-quality senior support health care services within the private pay segment. Under the terms of the Lease Agreements (as defined herein), ManorCare Health Services will operate Manor Care Realty's 168 Skilled Nursing Facilities. Manor Care Realty believes that the operation of the Skilled Nursing Facilities by ManorCare Health Services will allow Manor Care Realty to benefit from the strong brand name recognition, well established treatment protocols and reputation for high quality, personalized care standards of ManorCare Health Services. The Lease Agreements provide Manor Care Realty with lease payments equal to the greater of 10% of the value of each facility (as agreed to by Manor Care Realty and ManorCare Health Services) or 77% of the Net Operating Profit (as defined herein) of each facility, Manor Care Realty believes this structure will provide a base level of rent along with the opportunity to participate in any improvements in operating performance of the Skilled Nursing Facilities. In addition, by serving as a developer of assisted living facilities for ManorCare Health Services, Manor Care Realty believes it will be well positioned to profit from the anticipated growth in the demand for assisted living care. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services at any time during the two-year period following the time a particular facility opens occupancy reaches 80% for a period of 30 days, ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be at a 15-35% premium to total approved development costs of Manor Care Realty, based on the number of months elapsed since the opening of the facility. Prior to purchase by ManorCare Health Services, ManorCare Health Services will operate Manor Care Realty's assisted living facilities for a fixed monthly fee pursuant to the Assisted Living Facility Management Agreement. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

  . Capitalize On Growth in Demand for Assisted Living Services. Manor Care Realty believes the anticipated increased market demand for assisted living facilities presents Manor Care Realty with opportunities for growth. Manor Care Realty believes it can successfully capitalize on its ability to

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

      efficiently develop purpose-built assisted living projects through the planned development of approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. In addition to developing assisted living facilities for ManorCare Health Services and leasing the Skilled Nursing Facilities to ManorCare Health Services, Manor Care Realty and ManorCare Health Services plan to work closely together to develop new assisted living products aimed at segments of the assisted living business not currently served by the Springhouse and Arden Courts concepts.

  . Establish Relations with Other Leading Health Care Providers. While Manor Care Realty expects that over the next five years the vast majority of its revenues will be derived from ManorCare Health Services, subject to contractual restrictions and capital constraints , Manor Care Realty may diversify its operator base, establish relationships with other leading health care providers to develop and lease health care properties and pursue selective acquisition opportunities.

INDUSTRY OVERVIEW

  Manor Care Realty will focus on the ownership, development, construction and acquisition of health care properties, principally in the long-term care segment of the health care industry. The long-term care industry encompasses a broad range of accommodations and health care services that are provided primarily to seniors. For example, seniors requiring limited services can use home health care or adult day care. Retirement homes, congregate housing, and continuing care retirement communities are options for those seniors seeking community housing. As an individual's need for assistance increases, assisted living facilities offer residents assistance with ADLs, such as dressing, bathing, eating and medication management, in a residential environment. Finally, seniors requiring around-the-clock nursing care can be placed in skilled nursing facilities. The long-term care industry is experiencing significant growth due to several factors:

  . Favorable demographic trends. According to the U.S. Bureau of the Census, the number of seniors 85 years and older is estimated to increase by approximately 32% from 3.7 million seniors in 1996 to 4.9 million seniors by 2005. According to industry sources, approximately 57% of the population over age 85 currently require assistance with ADLs, and more than 50% suffer from Alzheimer's disease or other cognitive disorders. Manor Care Realty believes that the growth of an increasingly frail population will drive demand for long-term care products and services tailored to meet the unique needs of this elderly population, including skilled nursing facilities, assisted living facilities, and Alzheimer's care facilities. In addition, Manor Care Realty believes that the increasing affluence of the elderly will enable them to afford high quality care. According to the U.S. Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1991.

  . Supply/demand imbalance. The long term care industry is benefitting from a favorable supply and demand relationship in the U.S. According to a 1997 report by the National Investment Conference and Price Waterhouse, the demand for seniors housing exceeds the supply of available beds. The Health Insurance Association of America estimates that approximately seven million elderly will need long-term care in 1997, rising to nine million by 2005 and to 12 million by 2020. Manor Care Realty believes this imbalance will continue into the next century and drive the growth of the long-term care industry. Despite increased demand, growth in the supply of beds has been minimal.

  . Increasing awareness of the range of options available to seniors. Manor Care Realty believes that consumers are increasingly aware of the wide range of long-term care options, from home health to adult day care to assisted living facilities, that are available to meet their housing and health care needs. The availability of information and referral sources such as the National Council on Aging and the Alzheimer's Association, the growth of nationally branded long-term care operators such as Manor Care and the emerging assisted living companies, and increased press coverage of the needs of the aging baby boomer population, have raised the general consumer's awareness of options available to seniors in the long-term care industry.

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

  . Changing family dynamics. Due to the growing number of dual income families and the geographic dispersion of families, many children are unable to care for their elderly parents in their own homes. Historically, unpaid women, primarily daughters or daughters-in-law, represented a large portion of the caregivers of the non-institutional elderly. In addition, the greater affluence of these dual income families enables them to better provide financial support to their parents. Manor Care Realty believes that, as a result, adult children are increasingly seeking high quality facilities which will provide their parents with the care and support that they require.

  Manor Care Realty, as one of the premier owners and developers in the long-term care industry, is well positioned to capitalize on the growth of the long-term care industry for several reasons:

  . Increasing use of outside development companies by health care operators. Health care operators are increasingly looking to experienced health care developers, such as Manor Care Realty, to provide them with design, construction management and zoning and regulatory assistance as well as to reduce their investment costs and associated risks.

  . Need for capital to finance the aggressive development plans of the seniors housing industry. Health care operators are looking for new sources of financing to fuel their growth. The equity markets and, increasingly, health care real estate investment trust (REITs), have provided a source of capital for many of these companies. Manor Care Realty believes it can capitalize on the inability of traditional sources of capital to meet the projected growth of the seniors housing markets.

  . Complex regulatory environment. The long-term care industry is governed by a wide variety of regulations at the local and state levels. Manor Care Realty believes that its experience in the regulatory arena and its in-house health planning department provide it with a significant advantage in managing the complex regulatory process at the local and state levels. 38 states require certificates of need ("CONs") to build skilled nursing facilities and at least eight states require CONs for assisted living facilities. A number of states are considering adding regulations for assisted living development. In addition, many states have imposed moratoriums on skilled nursing beds which further complicates the process of securing approval to develop new or renovate existing skilled nursing facilities. Finally, the construction of new skilled nursing and assisted living facilities typically requires local zoning and land use approvals, permits and certificates of occupancy.

BUSINESS

 Skilled Nursing Facilities

  Manor Care Realty believes it will be the premier owner of skilled nursing facilities in the United States. Through a cohesive framework of proprietary care protocols, Manor Care Realty's Skilled Nursing Facilities provide (i) long-term care for chronically ill and frail elderly individuals who need 24-hour skilled nursing and physical, occupational and speech therapies; (ii) high acuity, short-term, post-hospital care for medically complex patients and persons in need of aggressive rehabilitation; and (iii) long-term care for individuals with middle to late-stage Alzheimer's disease or related memory impairment. In all cases these services include appropriate nursing care, room and board, special diets, occupational, speech, physical and recreational therapy and other services designed to improve the well-being of the resident.

  ManorCare Health Services will lease, operate and manage Manor Care Realty's Skilled Nursing Facilities pursuant to Lease Agreements under which ManorCare Health Services will pay monthly fees to Manor Care Realty. See "Relationship Between Manor Care Realty and Manor Care Health Services After the Distribution--Lease Agreements Relating to Skilled Nursing Facilities."

  Manor Care Realty's Skilled Nursing Facilities target affluent to middle income seniors in need of skilled nursing care. Manor Care Realty believes its facilities enjoy a more attractive quality mix compared to other long-term care operators. Manor Care's private pay residents accounted for approximately 60% of revenues in fiscal year 1997. Manor Care Realty believes it will benefit from its strong portfolio by participating in the operating profit generated by these facilities in accordance with the terms of the Lease Agreements.

  Manor Care Realty's Skilled Nursing Facilities differentiate themselves from their competitors by offering unique specialty products designed to meet the needs of specific customer segments. A significant portion of the beds at Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty services, which are attractive because they generate higher per patient day revenues and profits than standard long-term care beds. For example, the Heritage and Williamsburg wings in 107 of Manor Care Realty's Skilled Nursing Facilities provide residents with upgraded decor, a private lounge and special programs and, in the case of the Williamsburg wings, concierge services and a private dining area with a gourmet menu. Manor Care Realty believes that the Heritage and Williamsburg design concepts contribute to Manor Care's high percentage of private pay residents compared to the rest of the industry. Within Manor Care Realty's Skilled Nursing Facilities, ManorCare Health Services also will continue to operate 141 Arcadia special-care units providing services to individuals in the middle to late stages of Alzheimer's disease or afflicted with related memory impairment. Finally, ManorCare Health Services will continue to operate within the Skilled Nursing Facilities 22 dedicated MedBridge high acuity units featuring high staff-to-patient ratios, sophisticated clinical capabilities and state-of-the-art rehabilitation departments. Manor Care Realty believes these high-end specialty products will facilitate marketing efforts to attract longer stay (1-3 years) private pay residents.

  Manor Care is currently constructing two skilled nursing facilities and has three nursing sites under contract and in development. A typical skilled nursing facility built by Manor Care has 120 beds, costs approximately $8.5 million to build (including the cost of the land) and takes approximately twelve to thirteen months to construct.

 Assisted Living Facilities

  Assisted living facilities serve elderly persons who require assistance with activities of daily living but who do not require the constant nursing supervision that skilled nursing facilities provide. Manor Care Realty currently has 25 assisted living facilities under construction and 64 sites for new assisted living facilities under contract and in development. These facilities will be managed by and if the requisite occupancy levels are achieved within two years, purchased by ManorCare Health Services pursuant to the terms of the Assisted Living Facility Management Agreement and the Development Agreement. Also, pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. See "Relationship Between Manor Care Realty and Manor Care Health Services After the Distribution--Development Agreement Relating to Assisted Living Facilities." Manor Care Realty believes that upon completion of this development plan ManorCare Health Services will be the nation's largest operator of Alzheimer's assisted living facilities. Manor Care Realty's assisted living units are generally rented to occupants pursuant to 30-day or one-year leases, subject to Manor Care's right to terminate the lease if the occupant becomes too frail for the facility.

  In a strategy similar to that employed in connection with the Skilled Nursing Facilities, the assisted living facilities to be developed by Manor Care Realty will target affluent to middle income seniors in need of a full range of assisted living services to optimize their quality of life. These services will be available 24 hours a day and generally include meal service, housekeeping, personal care, nursing and health related services, social and recreational services, transportation and special services (such as banking and shopping). Personal services will include bathing, dressing, personal hygiene, grooming, ambulating and dining assistance. Health-related services, which are tailored to individual patient needs and applicable state regulatory requirements, may also include assistance with medication management, skin care and injections, as well as health care monitoring.

  The Arden Courts assisted living facilities to be developed by Manor Care Realty are a distinct product and service segment focused exclusively on individuals suffering from the early to middle stages of Alzheimer's disease or related memory impairment. These special purpose assisted living facilities offer a proprietary, specially designed physical plant with security systems, structured activities and related resident services and support systems. These facilities are typically divided into four color-coded houses comprising a total of 56 units with access to communal living rooms, kitchens, dining rooms and protected gardens. All aspects of the facilities' operations are managed by an Executive Director specially trained in the care of Alzheimer's patients. Arden Courts assisted living facilities are designed to allow residents the freedom to move about independently while keeping them safely contained within a secured area. A typical Arden Courts facility has 56 units, costs approximately $4.5 million to build (including the cost of the land) and takes approximately ten months to construct.

  The Springhouse senior residences to be developed by Manor Care Realty are freestanding, residential-style facilities designed to meet the needs of the general assisted living population. These facilities are functionally arranged to provide a home-like atmosphere. The architectural and interior design concepts incorporate the Manor Care operating philosophy of delivering superior quality care, protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting. Each facility is operated with certain protocols designed to maintain the health of the residents and to provide a measure of security and support for those individuals. Each facility includes common areas designed to promote social interaction among residents, such as a dining area, a laundry room, a library, a wellness center, barber and beauty shop, crafts room, spa and a snack room or ice cream parlor. In addition, Springhouse residents have access to medication management services, therapy and other ancillary services, as well as dementia programs and dedicated dementia units in some locations. A typical Springhouse senior residence has 105 beds, costs approximately $9.5 million to build and takes approximately twelve to thirteen months to construct.

 Real Estate Development and Acquisition Activities

  Pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years. In this regard, Manor Care Realty will continue to employ its integrated internal development process pursuant to which Manor Care Realty's market feasibility, health planning, interior design, architecture, development, and construction personnel will develop and open these facilities. Manor Care Realty's development process is divided into three discrete phases.

  The first phase of the development process involves market feasibility and site selection. Manor Care Realty's in-house market feasibility team will be responsible for identifying and prioritizing the top metropolitan statistical areas for development on a national basis, based on (i) the demographics of each market, (ii) fit with ManorCare Health Services' existing cluster markets, and (iii) the competitive environment in each market. Following market selection, regionally focused development teams will be responsible for identifying potential sites, creating site schematics, executing purchase agreements, selecting external civil engineers and consultants, preparing an initial budget, and obtaining land use approval. At the same time, Manor Care Realty's health planning department will perform CON analyses and, if needed, file for any required CONs and obtain CON approval for each approved site. Manor Care Realty will conduct full market feasibility studies, including demographic analyses, evaluations of existing and planned competitors, and rate assessments. The market feasibility and site selection phase takes approximately nine to twelve months.

  The second phase of the process consists of project planning and design. During this stage, Manor Care Realty's development team will determine the project schedule and select external fee architects responsible for adopting prototype designs to local building requirements. Manor Care Realty's architectural and construction departments will conduct regular review of progress by the fee architect to ensure that Manor Care Realty's standards are being met. In addition, Manor Care Realty's centralized construction purchasing and interior design departments will create finish schedules and preliminary lists of furniture, fixtures, and equipment (FF&E) for the facility. The architecture and interior design teams maintain a running log of design issues during this phase of the process which will be used to refine Manor Care Realty's prototypes. The final steps of the planning and design phase involve creating the final project budget, finalizing the financial pro formas, and securing the relevant permits. The planning and design phase takes approximately three to six months.

  The last phase of Manor Care Realty's development process is the construction and licensure of the facility. Regionally focused construction teams will be responsible for selecting the general contractor, obtaining final permits and conducting biweekly reviews of progress. These biweekly meetings involve construction management, the general contractor, the fee architect, and ManorCare Health Services' district operations team. The construction teams are also responsible for coordinating with all state and local jurisdictions and health departments to obtain certificates of occupancy and licensure of facilities. The construction and licensure phase takes approximately ten months for an Arden Courts facility and twelve to thirteen months for a Springhouse or skilled nursing facility.

  In addition to its development efforts, subject to the terms of the Non-Competition Agreement, Manor Care Realty may selectively acquire assisted living and skilled nursing operations. Manor Care Realty expects that acquisition opportunities will be identified through Manor Care Realty's senior management, industry contacts, leads from real estate brokers and consultants, and a proactive acquisition review process by Manor Care Realty's acquisitions group. In reviewing acquisition opportunities, Manor Care Realty considers, among other factors, the competitive climate, the current reputation of the facility, the quality of the management team and staff, the need to reposition the facility in the marketplace and associated costs, and the construction quality and need for renovations.

 Mesquite Community Hospital

  Manor Care Realty will own and operate Mesquite Community Hospital ("Mesquite Hospital"), a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb. Mesquite Hospital, which opened in 1978, is a general medical/surgical acute care hospital fully accredited by the Joint Commission for the Accreditation of Health Care Organizations. Services offered by Mesquite Hospital include obstetrics, emergency services, coronary/intensive care, day surgery nursing, and geriatric psychiatry. In addition, Mesquite Hospital's modern ancillary and diagnostic services include MRI, CT, nuclear medicine, cardiac catheterization and ultrasound with doppler. The medical staff, representing virtually every medical and surgical specialty, admits and refers patients into Mesquite from their private office practices. Patient services are reimbursed from traditional insurance programs, managed care (HMO and PPO), Medicare and Medicaid. Renovation of 14,400 square feet of existing hospital space was completed in October 1996. According to a December 1995 industry survey, Mesquite Hospital was among the top 100 hospitals in the nation based on a performance analysis evaluating key measures related to clinical practices, operations, and financial management.


COMPETITION

  Manor Care Realty competes for land, property acquisitions and development opportunities with health care providers, real estate developers, health care real estate investment trusts, real estate partnerships, and other investors. ManorCare Health Services, the operator of the Skilled Nursing Facilities and the assisted living facilities to be developed by Manor Care Realty, is subject to competition from the operators of comparable facilities, including skilled nursing, assisted living, and hospital providers. These competitors include independent operators as well as regional and national companies that manage multiple facilities. Certain operators have capital resources substantially in excess of ManorCare Health Services. Operators compete on the basis of breadth and quality of services, reputation, location and physical appearance of the facilities, family preferences, strength of the operator's referral stream and pricing. Mesquite Hospital encounters competition in the Mesquite, Texas area where it competes with other hospitals for community and physician acceptance.

  In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. Some of the present and potential competitors of ManorCare Health Services operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of ManorCare Health Services. Consequently, there can be no assurance that ManorCare Health Services will not encounter increased competition that could limit its ability to attract residents or expand its business. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause ManorCare Health Services to experience decreased occupancy, depressed margins and lower operating results which may in turn have an adverse effect on Manor Care Realty's results of operations.

GOVERNMENT REGULATION

  The facilities which Manor Care Realty owns and develops and Mesquite Hospital are subject to comprehensive and intricate federal, state and local regulatory guidelines. The facilities themselves, as well as their respective purposes and activities, are also subject to various local building codes and other ordinances. In most cases compliance with the applicable statutes and regulations will be the responsibility of ManorCare Health Services. Manor Care Realty's success will depend in part upon the ability of ManorCare Health Services to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. The failure of ManorCare Health Services or Mesquite Hospital to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on Manor Care Realty. Moreover, certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could also have a material adverse effect on Manor Care Realty.

  Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Manor Care Realty facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business or the levels of reimbursement from governmental, private and other sources. Any one of these potential developments could have an immediate and very significant effect on the revenues and profitability of the Skilled Nursing Facilities or Mesquite Hospital. Apart from extensive existing health care statutes and regulations, there are numerous initiatives on the federal and state levels for comprehensive reforms. Manor Care Realty cannot predict the ultimate timing, content or possible impact of future legislation and regulations affecting the Skilled Nursing Facilities or Mesquite Hospital and the health care industry in general. See "Risk Factors--Regulation."

  Both ManorCare Health Services, as the operator of the Skilled Nursing Facilities, and Mesquite Hospital are subject to Federal and state laws which govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "Stark Legislation" which prohibits, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has an ownership interest and the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. The Federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. The Federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. Some states restrict certain business relationships between physicians and other providers of health care services and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs, as well as civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of ManorCare Health Services, as the operator of the Skilled Nursing Facilities, or Mesquite Hospital.

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

 Certificate of Need

  Many of the states in which Manor Care Realty's facilities are leased and operated have adopted Certificate of Need ("CON") statutes applicable to the assisted living and skilled nursing facilities. CONs are required to build skilled nursing facilities in 38 states and in at least eight states to build assisted living facilities. CON or similar laws generally require that approval must be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. In addition, many states currently have a moratorium on the construction of new skilled nursing facilities. Failure to obtain the necessary state approval may result in (i) the inability to provide services, to operate a facility or to complete an acquisition, addition or other change; (ii) the imposition of sanctions; (iii) adverse action on the facility's license; and (iv) adverse reimbursement action. CONs or other approvals may be required in connection with Manor Care Realty's future developments and acquisitions. There can be no assurance that Manor Care Realty or ManorCare Health Services will be able to obtain the CONs or other approvals necessary for any or all such projects. There can be no assurance that states with CON laws may not abolish such laws or that states without such laws will not enact such CON laws.

 Federal and State Assistance Programs

  Substantially all of Manor Care Realty's Skilled Nursing Facilities and Mesquite Hospital are currently certified to receive benefits under Medicare and Medicaid. Both initial and continuing qualification of a nursing center or hospital to participate in such programs depends on many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment and adequate policies, procedures and controls.

  Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Manor Care Realty can give no assurance that payments to ManorCare Health Services under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients.

  There have been numerous initiatives on the Federal and state levels for comprehensive reforms affecting payment for and availability of health care services. On August 5, 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act") which changes the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods beginning July 1, 1998. Medicare is currently a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. The Budget Act will result in a shift to a prospective Medicare payment system in which skilled nursing facilities will be reimbursed per diem for specific covered services regardless of actual cost. Specifically, the Budget Act provides that, over three reporting periods starting July 1, 1998, the Medicare program will phase into this prospective payment system. During the first reporting period, skilled nursing facilities will receive 75% of their reimbursement based on actual costs and 25% based on a federally-scheduled per diem rate. In the second reporting period, reimbursement will be 50% cost-based and 50% rate-based, in the third, 25% cost-based and 75% rate-based. Thereafter, skilled nursing facilities will be reimbursed by Medicare solely based on a prospective payment system. Pursuant to the Balanced Budget Act of 1997, between November 1998 and June 1999, the Medicare payment system for ManorCare Health Services will become prospective rather than retrospective. The Budget Act also gives states greater flexibility in the administration of their Medicaid programs in that the Budget Act repeals the requirement that payment be reasonable and adequate to cover the costs of "efficiently and economically operated" skilled nursing facilities. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, indirectly, on Manor Care Realty. Manor Care Realty cannot predict whether any other proposals will be adopted at the Federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services and, indirectly,

Manor Care Realty. Manor Care Realty believes, however, that government and private efforts to contain or reduce health care costs will continue and that these trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. A significant change in coverage, reduction in payment rates by third-party payors or the decline in availability of funding could have a material adverse effect on the business and financial condition of ManorCare Health Services and, indirectly, Manor Care Realty's results of operations and financial condition.

 Environmental Regulation

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, that could be located on, in or under such property. Such laws and regulation often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous of toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulation and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership and leasing to third-parties of its properties, Manor Care Realty could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. See "--Legal Proceedings."

LEGAL PROCEEDINGS

  Environmental. One or more subsidiaries or affiliates of Manor Care have been identified as potentially responsible parties ("PRPs") in a variety of actions (the "Actions") relating to waste disposal sites which allegedly are subject to remedial action under the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA") and similar state laws. CERCLA imposes retroactive, strict joint and several liability on PRPs for the costs of hazardous waste clean-up. The Actions arise out of the alleged activities of Cenco Incorporated and its subsidiary and affiliated companies ("Cenco"). Cenco was acquired in 1981 by a wholly owned subsidiary of Manor Care. The Actions allege that Cenco transported and/or generated hazardous substances that came to be located at the sites in question. The Company believes these Actions occurred prior to the Manor Care subsidiary's acquisition of Cenco. Environmental proceedings such as the Actions may involve owners and/or operators of the hazardous waste site, multiple waste generators and multiple waste transportation disposal companies. Such proceedings typically involve efforts by governmental entities and/or private parties to allocate or recover site investigation and cleanup costs, which costs may be substantial.

  Manor Care believes it has adequate insurance coverage for a substantial portion of the claims asserted in the actions. Manor Care is engaged in litigation with its insurers as to the extent of coverage available in connection with the Actions. Manor Care Realty believes it will ultimately be successful in settling the claims with its insurers.

  On October 30, 1989, the New Jersey Department of Environmental Protection sued Manor Care and other defendants in U.S. District Court, District of New Jersey, seeking clean-up costs at the Kramer landfill, located in Mantua, New Jersey, where subsidiaries of Cenco allegedly transported waste. About the same time, the United States filed a lawsuit against approximately 25 defendants in the same court seeking recovery of its expenses arising in connection with this site. Manor Care is also defendant in that suit. Based upon a court approved final allocation plan, and also in view of its insurance coverage (assuming Manor Care prevails in its litigation with such insurers), Manor Care Realty believes that the Kramer Action will not have a material adverse effect on its financial condition or results of operations. This final allocation plan is not binding. If the matter is not resolved by settlement, a court would have to allocate responsibility and Manor Care Realty's allocation could change. In addition, should Manor Care Realty fail to favorably resolve the litigation with its insurers, the Actions could have an adverse effect on its financial condition or results of operations.

  After the Distribution, Manor Care Realty will retain liability for the Actions and pursuant to the Distribution Agreement will indemnify ManorCare Health Services against any liabilities and losses arising out of the Actions. Although Manor Care, together with its insurers, is vigorously contesting its liability in the Actions, it is not possible at the present time to estimate the ultimate legal and financial liability of Manor Care Realty in respect to the Actions. Manor Care Realty believes, however, that any such Action will not be material. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--The Distribution Agreement."

  Other. Manor Care Realty will also retain liability for certain regulatory and legal actions, investigations or claims for damages that have arisen in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding and Manor Care Realty cannot estimate the range of the ultimate liability, if any, relating to these proceedings, Manor Care Realty believes that it has meritorious defenses to these pending claims and proceedings and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of Manor Care Realty.

EMPLOYEES

  After consummation of the Distribution, Manor Care Realty will have approximately 160 full and part-time employees, 100 of whom will be employed in development operations and the remainder in Manor Care Realty's Headquarters. In addition, Mesquite Hospital will have approximately 600 full and part-time employees.

PROPERTIES

  The real estate portfolio of Manor Care Realty consists of 168 skilled nursing facilities, two skilled nursing and 25 assisted living facilities under construction, three skilled nursing and 64 assisted living facilities under contract and in development, and one acute care hospital.

  The skilled nursing facilities owned by Manor Care Realty and operated by ManorCare Health Services range in bed capacity from 48 to 278 beds and have an aggregate bed capacity of 23,691 beds. Most of the skilled nursing facilities have been designed to permit private and semi-private patient room accommodations. Most facilities have individually controlled heating and air-conditioning units. Each skilled nursing facility contains a fully equipped kitchen, day room areas, administrative offices and in most cases a physical therapy room.

  The table below summarizes certain information regarding Manor Care Realty's existing facilities:

                           SKILLED NURSING FACILITIES


    FACILITY LOCATION                  BEDS   FACILITY LOCATION           BEDS
    -----------------                  ----   -----------------           ----

ARIZONA
Tucson................................  116
                                            Total........................   116
                                                                          =====
CALIFORNIA
Citrus Heights........................  146 Fountain Valley..............   147
Sunnyvale.............................  139 Hemet........................   176
Walnut Creek..........................  154 Palm Desert..................   178
Encinitas.............................   98 Rancho Bernardo..............    94
Rossmoor..............................  129
                                                                          -----
                                            Total........................ 1,261
                                                                          =====
COLORADO
Denver................................  155 Boulder......................   149
                                                                          -----
                                            Total........................   304
                                                                          =====
DELAWARE
Pike Creek............................  151 Wilmington...................   138
                                                                          -----
                                            Total........................   289
                                                                          =====
FLORIDA
Palm Harbor...........................  179 Naples.......................   118
Carrollwood...........................  117 Dunedin......................   120
Sarasota..............................  179 Boca Raton...................   180
Boynton Beach.........................  179 Plantation...................   119
Winter Park...........................  132 Jacksonville.................   113
West Palm Beach.......................  119 Venice.......................   129
                                                                          -----
                                            Total........................ 1,684
                                                                          =====
GEORGIA
Decatur...............................  128 Marietta.....................   116
                                                                          -----
                                                                            244
                                            Total........................ =====

ILLINOIS
South Holland.........................  176 Orchard Manor................    53
Naperville............................  112 Libertyville.................   150
Palos Heights.........................  176 Elgin........................    79
Hinsdale..............................  191 Oak Lawn.....................   179
Elk Grove.............................  178 Rolling Meadows..............   156
Normal................................   96 Peoria.......................   122
Decatur...............................   93 Kankakee.....................   103
Urbana................................   98 Champaign....................    99
Wilmette..............................   74 Palos Heights West...........   120
Arlington Heights.....................  151 Oak Lawn Americana...........   141
Westmont..............................  115
                                                                          -----
                                            Total........................ 2,662
                                                                          =====
INDIANA
Anderson..............................  225 Kokomo.......................    99
Indianapolis North....................  184 Indianapolis South...........   117
                                                                          -----
                                            Total........................   625
                                                                          =====
IOWA
Waterloo..............................   95 Cedar Rapids.................   104
Davenport.............................  101 Dubuque......................    94
                                                                          -----
                                                         Total...........   394
                                                                          =====

  FACILITY LOCATION                      BEDS   FACILITY LOCATION         BEDS
  -----------------                      ----   -----------------         ----
KANSAS
Topeka..................................  119 Overland Park..............   173
Wichita.................................  123
                                                                          -----
                                              Total......................   415
                                                                          =====
MARYLAND
Silver Spring...........................  118 Towson.....................   126
Ruxton..................................  222 Largo......................   128
Potomac.................................  136 Chevy Chase................    92
Bethesda................................  151 Wheaton....................    98
Baltimore...............................  176 Roland Park................    71
                                                                          -----
                                              Total...................... 1,318
                                                                          =====
MISSOURI
Fremont.................................  222 Florissant.................    97
                                                                          -----
                                              Total......................   319
                                                                          =====
MICHIGAN
Kingsford...............................  105 Michigan...................   188
                                                                          -----
                                              Total......................   293
                                                                          =====
NEVADA
Reno....................................  151
                                                                          -----
                                              Total......................   151
                                                                          =====
NEW JERSEY
Cherry Hill.............................  105 West Deptford..............   136
Mountainside............................  148
                                                                          -----
                                              Total......................   389
                                                                          =====
NEW MEXICO
Camino Vista............................  133 Northeast Heights..........   138
Sandia..................................  176
                                                                          -----
                                              Total......................   447
                                                                          =====
NORTH CAROLINA
Pinehurst...............................  115
                                                                          -----
                                              Total......................   115
                                                                          =====
NORTH DAKOTA
Minot...................................  105 Fargo......................   108
                                                                          -----
                                              Total......................   213
                                                                          =====
OHIO
Woodside................................  143 Cincinnati.................   150
Barberton...............................  117 Lake Shore.................   199
Rocky River.............................  208 Oregon.....................   108
Westerville.............................  179 Willoughby.................   154
Akron...................................  102 Belden Village.............   143
North Olmstead..........................  178 Mayfield Heights...........   149
                                                                          -----
                                              Total...................... 1,830
                                                                          =====
OKLAHOMA
Northwest Oklahoma City.................  111 Warr Acres.................   100
Midwest City............................  108 Norman.....................   110


   FACILITY LOCATION                  BEDS   FACILITY LOCATION           BEDS
   -----------------                  ----   -----------------           ----
Windsor Hills........................   98 Tulsa........................   107
Southwest Oklahoma City..............  110                               -----
                                           Total........................   744
                                                                         =====

PENNSYLVANIA
North Hill...........................  200 Carlisle.....................   160
McMurray.............................  150 Bethel Park..................   170
Chambersburg.........................  210 Harrisburg...................   250
Camp Hill............................  130 Allentown....................   164
Bethlehem-I..........................  221 Laureldale...................   185
Bethlehem-II.........................  217 Easton.......................   222
Sinking Spring.......................  211 West Reading.................   175
Jersey Shore.........................  118 Kingston East................   175
Pottsville...........................  175 Sunbury......................   121
Williamsport North...................  151 Williamsport South...........   125
King of Prussia......................  145 Yardley......................   139
Lansdale.............................  169 Yeadon.......................   195
Dallastown...........................  200 Lebanon......................   157
Pottstown Nursing....................  157 Whitehall....................   169
Manor Care North.....................  160 Manor Care South.............   121
Elizabethtown........................   95 Manor Care Kingston Court....   125
Pittsburgh...........................  146 Huntingdon Valley............   118
Devon Manor..........................  261 Monroeville..................   116
                                                                         -----
                                           Total........................ 6,003
                                                                         =====
SOUTH CAROLINA
Columbia.............................  116 Lexington....................   130
Charleston...........................  117                               -----
                                           Total                           363
                                                                         =====

SOUTH DAKOTA
Aberdeen.............................   98
                                                                         -----
                                           Total........................    98
                                                                         =====
TEXAS
Dallas                                 201 Fort Worth NRH...............   159
Forth Worth NW.......................  104 San Antonio-Babcock..........   208
San Antonio-North....................   92 San Antonio-Northwest........   144
San Antonio-Windcrest................  185 Temple.......................   101
Webster..............................  110 Temple Care..................   140
Sharpview............................  129                               -----
                                           Total........................ 1,573
                                                                         =====

UTAH
Ogden................................  134
                                                                         -----
                                           Total........................   134
                                                                         =====
VIRGINIA
Stratford Hall.......................  231 Arlington....................   191
Fair Oaks............................  116 Imperial.....................   127
                                                                         -----
                                           Total........................   665
                                                                         =====
WASHINGTON
Lynwood..............................  112 Spokane......................   124


  FACILITY LOCATION                 BEDS FACILITY LOCATION                  BEDS
  -----------------                 ---- -----------------                  ----
Meadow Park........................  125 Gig Harbor........................  120
                                                                            ----
                                         Total.............................  481
                                                                            ====
WISCONSIN
Green Bay-East.....................   78 Green Bay-West....................  105
Fond du Lac........................  107 Madison...........................  171
Appleton...........................  100
                                                                            ----
                                                          Total............  561
                                                                            ====

TOTAL SKILLED NURSING FACILITIES 168

TOTAL SKILLED NURSING BEDS 23,691

  All of the facilities listed in the above table are owned or leased by Manor Care Realty and leased by ManorCare Health Services except for certain facilities which Manor Care Realty either leases or has an ownership interest pursuant to joint venture agreements. Manor Care Realty owns 35% of the Winter Park, Florida facility and 94% of the Decatur, Georgia facility.

  Mesquite Hospital is licensed for 172 beds in all private rooms and is a modern, fully equipped, acute care facility.

  The table below summarizes certain information regarding Manor Care Realty's facilities under contract and in development or under construction:

                     SPRINGHOUSES SPRINGHOUSES ARDEN COURTS ARDEN COURTS
                        UNDER          IN         UNDER          IN
  STATE              CONSTRUCTION DEVELOPMENT  CONSTRUCTION DEVELOPMENT  TOTALS
  -----              ------------ ------------ ------------ ------------ ------
  Arizona...........       0            1            1            3         5
  California........       0            1            1            3         5
  Colorado..........       0            1            0            4         5
  Connecticut.......       0            0            0            2         2
  Delaware..........       0            0            1            0         1
  Florida...........       1            0            5            6        12
  Georgia...........       1            0            2            1         4
  Illinois..........       0            2            1            1         4
  Kansas............       0            0            1            0         1
  Maryland..........       1            2            1            3         7
  Michigan..........       0            0            0            1         1
  Nevada............       0            0            1            0         1
  New Jersey........       3            1            2            3         9
  New York..........       0            0            0            3         3
  North Carolina....       0            0            1            1         2
  Ohio..............       0            1            0            5         6
  Pennsylvania......       0            3            0            6         9
  Texas.............       0            2            2            3         7
  Virginia..........       0            1            0            1         2
  Washington........       0            1            0            2         3
                         ---          ---          ---          ---       ---
  Total.............       6           16           19           48        89
                         ===          ===          ===          ===       ===

                        DESCRIPTION OF THE TRANSACTIONS

THE DISTRIBUTION

  Pursuant to the Distribution Agreement (as defined herein), on or prior to the Effective Date, Manor Care will convey or cause to be conveyed to ManorCare Health Services all of the right, title and interest of Manor Care and its subsidiaries in: (i) all of the business and assets of the Assisted Living Business; (ii) the shares of Common Stock of Vitalink owned by Manor Care; and (iii) the shares of Common and Preferred Stock of In Home Health owned by Manor Care (the "Contribution of Assets").

  Pursuant to the Distribution Agreement, ManorCare Health Services will assume, and indemnify and hold Manor Care Realty harmless against certain liabilities, including: (i) liabilities arising after the Effective Date relating to (x) the ownership, operation and management of the assisted living facilities and (y) the operation and management of the Skilled Nursing Facilities; (ii) liabilities arising out of the ownership of the stock of Vitalink and In Home Health, whether arising before or after the Effective Date; (iii) liabilities arising out of information contained in or omitted from the Registration Statement on Form 10 (the "Form 10") filed by Manor Care with the Commission in connection with the Distribution; (iii) liabilities set forth in the ManorCare Health Services balance sheet or the notes thereto contained in the Form 10; (iv) liabilities arising out of information contained in or omitted from the information contained in the Registration Statement on Form S-4 filed by ManorCare Health Services in connection with the Exchange Offer; (v) liabilities relating to the Assisted Living Business arising under any officer and director indemnification agreements in effect at the Effective Date; (vi) third-party claims relating to the operation and management of the assisted living facilities prior to the Effective Date and the operation and management of the Skilled Nursing Facilities prior to the Effective Date (in each case, only to the extent such claims are not covered by insurance or self-insurance of ManorCare in effect immediately prior to the Effective Date and are of the type set forth on a schedule to the Distribution Agreement); and (vii) certain environmental liabilities.

  Pursuant to the Distribution Agreement, Manor Care Realty will retain, and indemnify and hold ManorCare Health Services harmless against, certain liabilities, including: (i) any liabilities of Manor Care for money borrowed;
(ii) third-party claims arising out of the operation and management of the assisted living facilities prior to the Effective Date and the operation and management of the Skilled Nursing Facilities prior to the Effective Date (in each case, only to the extent such claims are covered by insurance or self-insurance of Manor Care in effect immediately prior to the Effective Date and are of the type set forth on a schedule to the Distribution Agreement); (iii)
(x) certain pending environmental claims, including the Actions, as specified in a schedule to the Distribution Agreement; (y) any and all currently unknown but potential environmental and other claims arising out of the activities of Cenco Incorporated, and its subsidiary and affiliated companies, and any and all of Cenco Incorporated's predecessor corporations and affiliates ("Cenco"), including new claims arising out of the sites identified in a schedule to the Distribution Agreement, and (z) all other claims arising out of Cenco's discontinued operations; and (iv) certain environmental liabilities.

  In addition, the Distribution Agreement provides that ManorCare Health Services will use its best efforts to obtain the releases of Manor Care's guarantees of certain ManorCare Health Service obligations and if unsuccessful in this regard will pay certain fees to Manor Care Realty.

  In addition, on or prior to the Effective Date, Manor Care will make or cause to be made a capital contribution (the "Capital Contribution") to ManorCare Health Services consisting of (i) approximately $250 million in cash and (ii) $250 million of Senior Notes of Manor Care Real Estate (the "Realty Note"). To the extent that Old Senior Notes remain outstanding upon consummation of the Exchange Offer, the principal amount of the Realty Note or the amount of the cash contribution to ManorCare Health Services may be reduced. See "--The Realty Note."

THE REALTY NOTE

  In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution (as herein defined). As part of the Capital Contribution, Manor Care will contribute or cause to be contributed to ManorCare Health Services the Realty Note (as herein defined). ManorCare Health Services expects that the Realty Note will have the same general terms (including interest rate and maturity, and parent and subsidiary guarantees) as the Notes except that Manor Care Realty may redeem the Realty Note after three years at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest. In addition, ManorCare Health Services has agreed not to transfer the Realty Note on or prior to the third anniversary of issuance thereof and, after such date, transfer shall be subject to Manor Care Realty's right to so redeem the Realty Note. On or after such third anniversary, if ManorCare Health Services gives notice to Manor Care Realty requesting Manor Care Realty to redeem the Realty Note and Manor Care Realty does not redeem the Realty Note, the interest rate on the Realty Note will increase by 200 basis points. The principal amount of the Realty Note may be decreased to the extent Old Senior Notes remain outstanding upon consummation of the Exchange Offer.

THE CREDIT FACILITIES

  Concurrently with the sale of the Notes hereby, Manor Care Real Estate anticipates entering into new credit facilities to be provided by a group of banks (the "Credit Facilities"). Manor Care is currently negotiating a commitment letter relating to the Credit Facilities. Manor Care Real Estate anticipates that the Credit Facilities will consist of a $300 million revolving credit facility and a $150 million term loan facility. Manor Care Real Estate expects that the Credit Facilities will be secured by substantially all of the assets of Manor Care Realty and its subsidiaries and will be available for general corporate purposes and working capital purposes, including acquisitions. See "Description of Certain Indebtedness--The Credit Facilities."

THE EXCHANGE OFFER AND SOLICITATION

  Concurrently with the Offering made hereby, ManorCare Health Services plans to offer $1,000 principal amount of its 7 1/2% Senior Notes due June 15, 2006 (the "New MCHS Senior Notes") in exchange for each $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care properly tendered (the
"Old Senior Notes"). Concurrently with the Exchange Offer, Manor Care plans to solicit (the "Solicitation") consents ("Consents") to certain amendments (the "Proposed Amendments") to the indenture governing the Old Senior Notes (the "Old Indenture"). The Proposed Amendments would, among other things, eliminate the covenants in the Old Indenture that restrict (i) the creation, incurrence or assumption of liens, (ii) sale leaseback transactions and (iii) transactions with affiliates. If Consents are received from the holders of at least a majority in principal amount of the Old Senior Notes (the "Requisite Consents"), the Old Indenture will be amended in accordance with the Proposed Amendments. As a result of the Exchange Offer, ManorCare Health Services, not Manor Care Realty, will be the obligor on the New MCHS Senior Notes; and Manor Care Realty, not ManorCare Health Services, will remain the obligor on the Old Senior Notes. Consummation of the Exchange Offer is conditioned upon, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the Old Senior Notes (the "Minimum Tender Condition") and consummation of the Distribution. Manor Care may in its sole discretion waive any such conditions and accept for exchange any Old Senior Notes properly tendered. Holders of Old Senior Notes who tender into the Exchange Offer will be required, as a condition to valid tender, to have given their Consent to the Proposed Amendments. The Proposed Amendments will become operative only upon consummation of the Exchange Offer. If the Exchange Offer is consummated, then, unless the Requisite Consents have not been obtained, the Proposed Amendments will become effective and each non-exchanging holder of the New MCHS Senior Notes will be bound by such amendment even though such holder did not consent to the Proposed Amendments. See "Distribution of Certain Indebtedness--New Senior Notes."

  The Exchange Offer will expire at 5:00 p.m., New York City time, on      ,
1997 or at any later time and date to which the Exchange Offer may be extended by Manor Care.

                  RELATIONSHIP BETWEEN MANOR CARE REALTY AND
               MANORCARE HEALTH SERVICES AFTER THE DISTRIBUTION

  The following summarizes certain provisions of the various agreements to be entered into by Manor Care Realty and ManorCare Health Services in connection with the Distribution. The following summaries do not purport to be complete and are qualified in their entirety by reference to the forms of agreement referred to below, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part. In addition, the terms of such agreements may be amended by the parties thereto in the future. See "Risk Factors" for certain additional information relating to the relationship between Manor Care Realty and ManorCare Health Services after the Distribution.

LEASE AGREEMENTS RELATING TO SKILLED NURSING FACILITIES

  Manor Care Realty and ManorCare Health Services will enter into Lease Agreements (each a "Lease Agreement," and collectively the "Lease Agreements"), pursuant to which Manor Care Realty will lease to ManorCare Health Services all the skilled nursing facilities owned by Manor Care, and Manor Care Realty will grant to ManorCare Health Services, the right to operate and manage, pursuant to the Lease Agreements, all of Manor Care Realty's current skilled nursing facilities and, by separate agreement, its future skilled nursing facilities. Under each Lease Agreement, ManorCare Health Services' use of the subject facility will be limited to operating a skilled nursing facility together with such other ancillary uses as exist on the Effective Date at such facility. Manor Care Realty and ManorCare Health Services will also enter into Lease Agreements or similar arrangements pursuant to which ManorCare Health Services will also lease and operate skilled nursing facilities in which Manor Care Realty is a substantial equity investor by joint venture, common ownership or otherwise.

  Under the Lease Agreements, ManorCare Health Services will operate and manage the facilities and will collect all revenues from the facilities. Under the Lease Agreement for each facility, ManorCare Health Services will be obligated to pay Manor Care Realty annual rent ("Premises Rent") equal to the greater of (i) 77% of Net Operating Profit and (ii) 10% of a value of the subject facility agreed upon by ManorCare Health Services and Manor Care Realty (the "Priority Basis"); provided that the Premises Rent for a specific Lease Year may be reduced below these two amounts as a result of the deferral mechanism described below. Manor Care Realty and ManorCare Health Services have determined that Premises Rent for the fiscal year ended May 31, 1998 will be paid on an aggregate portfolio basis, not on a facility by facility basis. The Premises Rent on a facility is payable in installments (each "Monthly Premises Rent"), as follows: (i) on the first day of each calendar month of each Lease Year, commencing with the first day of the month following the month in which the commencement date of the Lease Agreement occurs, ManorCare Health Services shall pay to Manor Care Realty an amount equal to one-twelfth of the Priority Basis (the "Monthly Priority Sum"); and (ii) on or before the fifteenth day of each calendar month of each Lease Year, commencing with the month following the month in which the commencement date of the Lease Agreement occurs, if seventy seven percent of the Net Operating Profit for the Lease Year to date is greater than the Priority Basis (the "Priority Sum") multiplied by a fraction the numerator of which is the number of days that have passed in the applicable Lease Year and the denominator of which is 365, ManorCare Health Services shall pay to Manor Care Realty an amount equal to such excess. The computation of Net Operating Profit includes as a Project Expense an amount equal to 6% of Project Revenues ("Tenant's Base Fee"), which is in effect a base fee out of Project Revenues which ManorCare Health Services is entitled to retain without reduction. Project Revenues generally include all revenues and income derived by ManorCare Health Services from the facilities. Project Expenses generally include all expenses incurred by ManorCare Health Services to comply with its obligations under the Lease Agreements including Tenant's Base Fee; provided however that Project Expenses do not include Premises Rent.

  In the event that the Net Operating Profit for the Lease Year to date is less than the Priority Sum allocable to the Lease Year to date, a portion of the next succeeding payment of Monthly Premises Rent in an amount equal to such deficiency (the aggregate of all such amounts, the "Deferred Premises Rent") may be deferred until such time as Net Operating Profit is available to pay it; provided that as of the first day of each new Lease Year all Deferred Premises Rent for the prior Lease Year which has not become due and payable shall be deemed cancelled and extinguished and shall not thereafter be due and payable. To the extent that Net Operating Profit supports less than all Monthly Premises Rent and Deferred Premises Rent then due, payments made with respect thereto shall be deemed to be made first to Deferred Premises Rent (from longest to shortest outstanding) and then to Monthly Premises Rent.

  Each facility will be operated pursuant to an Operating Budget (as defined in the Lease Agreements). The Operating Budget for the period ending May 31, 1998 is attached to each of the Lease Agreements as an exhibit. The Operating Budget for each facility for the period from June 1, 1998 through May 31, 1999 will be agreed upon by Manor Care Realty and ManorCare Health Services. Thereafter, each Operating Budget will not be subject to Manor Care Realty's approval unless (i) the Net Operating Profit for the Lease Year (as defined in the Lease Agreements) immediately prior to the Lease Year with respect to which the Operating Budget in question is being prepared was less than the greater of (A) the Priority Sum and (B) 90% of budgeted Net Operating Profit for such Lease Year or (ii) budgeted Net Operating Profit for the current Lease Year is less than the greater of (A) the Priority Sum for the current Lease Year and (B) 90% of budgeted Net Operating Profit for the prior Lease Year. In addition, ManorCare Health Services will have the right to use 3% of aggregate Project Revenues (aggregated across all facilities under all Lease Agreements) for capital expenditures at the facilities. Each year, ManorCare Health Services must prepare and submit to Manor Care Realty for approval a budget setting forth ManorCare Health Services' estimate of the cost of performing proposed revenue generating alterations, additions and improvements of the facilities. Manor Care Realty may withhold its approval in its absolute discretion. If Manor Care Realty withholds its approval and ManorCare Health Services believes that the proposed revenue generating items are necessary to the maintenance of the facility as a competitive, efficient and economical operation, ManorCare Health Services may elect to terminate the subject Lease Agreement effective as of the first anniversary of the date of ManorCare Health Services' election. If Manor Care Realty disputes ManorCare Health Services' belief, the dispute shall be resolved by arbitration. In the event the arbitrator decides in favor of Manor Care Realty, ManorCare Health Services' notice of termination will be deemed void ab initio.

  The Lease Agreements provide that ManorCare Health Services, on behalf of the underlying property, will have the right to enter into service agreements with its affiliates, provided, among other conditions, that such services are competitively priced. In addition, Manor Care Realty will have the right to mortgage its interest in each facility to the extent of 75% of the value agreed to by Manor Care Realty and ManorCare Health Services with respect to the facility. Any such mortgage will be superior to the Lease Agreements; provided that the holder of any such mortgage will deliver to ManorCare Health Services a non-disturbance agreement. Each Lease Agreement will have an initial term of five years with up to thirty-five one year renewals at the option of ManorCare Health Services; provided that in certain states total lease terms will not exceed the maximum term permitted by statute such that such Lease Agreement will not be deemed a change of ownership for real estate transfer tax purposes.

  Manor Care Realty will have the right to terminate a Lease Agreement in the event that (A) either (i) actual Net Operating Profit is less than 90% of budgeted Net Operating Profit for two consecutive twelve month Lease Years or
(ii) actual Net Operating Profit fails to exceed the Priority Sum for two consecutive twelve month Lease Years, subject to ManorCare Health Services' right to cure with respect to one year only by making a cash payment to Manor Care Realty of 105% of the amount by which budgeted Net Operating Profit or the Priority Sum, as applicable, exceeds actual Net Operating Profit, (B) the facility is decertified as a skilled nursing facility, is disqualified from participation in Medicare or Medicaid or ManorCare Health Services loses its license to operate the subject facility as a skilled nursing facility or (C) any one of certain additional defaults occurs, such as monetary default, breach of covenant and bankruptcy defaults. All termination rights will be subject to "right to cure" provisions, except that ManorCare Health Services will have no right to cure if the subject facility is disqualified from Medicare or Medicaid or decertified or if ManorCare Health Services loses its license to operate a skilled nursing facility. In addition to the above-described termination rights, if (i) Manor Care Realty withholds its approval of a proposed revenue generating expenditure and (ii) ManorCare Health Services believes that such expenditure is reasonably necessary to the maintenance of the subject facility as a competitive, efficient and economical operation, ManorCare Health Services shall have the right to terminate the Lease Agreement (subject to Manor Care Realty's right to have ManorCare Health Services' belief arbitrated). Finally, ManorCare Health Services will have the right to terminate a Lease Agreement in the event a facility is damaged and either (y) the insurance proceeds are insufficient to cover the restoration costs or (z) the restoration could not reasonably be completed within 12 months following the damage. A Lease Agreement will automatically terminate upon the condemnation of so much of a facility that, in ManorCare Health Services' reasonable judgment, the conduct of its business would be substantially prevented or impaired.

  In the event that Manor Care Realty terminates a Lease Agreement based upon actual Net Operating Profit being less than 90% of budgeted Net Operating Profit for two consecutive Lease Years, Manor Care Realty will be obligated to pay to ManorCare Health Services a termination fee, which fee will be based on the performance of the subject facility, in accordance with the formula therefor set forth in the Lease Agreements. Unless ManorCare Health Services consents to the sale, Manor Care Realty will also be obligated to pay to ManorCare Health Services a termination fee upon the sale of a facility. The termination fee is formula-based and intended to approximate ManorCare Health Services' future income from the operation of that facility.

  ManorCare Health Services is prohibited from assigning a Lease Agreement or subletting any facility without Manor Care Realty's approval, which it may withhold in its sole discretion, except that Manor Care Realty's consent is not required for assignments or sublettings (i) in connection with ManorCare Health Services' sale of its business operations as a going concern or with its merger or consolidation into or with another company or (iii) to an affiliate succeeding to ManorCare Health Services' business operations.

  ManorCare Health Services is obligated to comply with all applicable laws and must obtain and keep in full force and effect all licenses and permits necessary to operate the facilities. Notwithstanding anything to the contrary in the Lease Agreements, ManorCare Health Services will not have any liability in connection with performing its obligations under the Lease Agreements, except to the extent of (i) Project Revenues and (ii) insurance proceeds and condemnation awards actually received by ManorCare Health Services.

DEVELOPMENT AGREEMENT RELATING TO ASSISTED LIVING FACILITIES

  Manor Care Realty and ManorCare Health Services will enter into a Master Development Agreement (the "Development Agreement") pursuant to which Manor Care Realty will develop assisted living facilities for ManorCare Health Services. Neither Manor Care Realty nor ManorCare Health Services is obligated to proceed with the development of a facility unless and until ManorCare Health Services has approved the project budget. Each facility will be built by Manor Care Realty based upon ManorCare Health Services' then existing prototype designs. Under the Development Agreement, if stabilized occupancy of 80% or more is achieved within two years of commencing operations, ManorCare Health Services will be obligated to purchase the facility. If stabilized occupancy is not achieved within two years of commencing operations, ManorCare Health Services may, but will be not obligated to, purchase the facility. The purchase price for each facility (regardless of whether or not ManorCare Health Services is obligated to purchase) will be equal to (i) the actual project costs (but in no event in excess of an amount equal to the amount of the project budget approved by ManorCare Health Services plus 5%) plus (ii) such actual project costs multiplied by the applicable premium percentage plus (iii) Manor Care Realty's portion of shared cost savings, if any. Manor Care Realty's portion of shared cost savings is an amount equal to 50% of the excess of the amount of the approved project budget over the amount of the actual project costs. The premium percentage is the percentage set forth below opposite the month in which the purchase of the facility occurs:

MONTH                                                                   PREMIUM
-----                                                                   -------
Opening Date Month and first full calendar month thru the ninth full calendar month thereafter.............................................  15.0%
Tenth calendar month...................................................  16.5%
Eleventh calendar month................................................  17.8%
Twelfth calendar month.................................................  18.8%
Thirteenth calendar month..............................................  20.4%
Fourteenth calendar month..............................................  21.5%
Fifteenth calendar month...............................................  22.9%
Sixteenth calendar month...............................................  24.5%
Seventeenth calendar month.............................................  25.7%
Eighteenth calendar month..............................................  26.9%
Nineteenth calendar month..............................................  28.1%
Twentieth calendar month...............................................  29.9%
Twenty first calendar month............................................  31.0%
Twenty second calendar month...........................................  32.5%
Twenty third calendar month............................................  34.0%
Twenty fourth calendar month...........................................  35.5%

Pursuant to the Assisted Living Facility Management Agreement, during the two-year stabilization period, ManorCare Health Services will manage the facility for Manor Care Realty for a fixed monthly fee. See "--Assisted Living Facility Management Agreement." If ManorCare Health Services does not acquire a facility developed by Manor Care Realty during the two-year stabilization period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will, however, retain the rights to the Arden Courts or Springhouse brand name in the event of a third-party sale. The Development Agreement will have a term of seven years and may be terminated for cause by either Manor Care Realty or ManorCare Health Services under certain circumstances.

ASSISTED LIVING FACILITY MANAGEMENT AGREEMENT

  Prior to the commencement of the development of an assisted living facility, Manor Care Realty and ManorCare Health Services will execute and deliver an Assisted Living Facility Management Agreement (the "Assisted Living Facility Management Agreement") pursuant to which ManorCare Health Services will manage the assisted living facility for the period from the first day of the calendar month in which the subject facility is opened to the earlier of (a) the date of the sale of the subject facility by Manor Care Realty to ManorCare Health

Services or (b) the second anniversary of the date on which the subject facility opened for business. ManorCare Health Services will manage each facility for Manor Care Realty for a fixed monthly fee.

NON-COMPETITION AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Non-Competition Agreement (the "Non-Competition Agreement"), which will impose certain non-competition restrictions on each of Manor Care Realty and ManorCare Health Services for an indefinite term.

  Restrictions on Manor Care Realty. Subject to certain exceptions, Manor Care Realty may not enter into management agreements with third parties with respect to its acquired or developed skilled nursing properties unless ManorCare Health Services has declined to manage such facility. Manor Care Realty may not, subject to certain exceptions, enter, or make a significant investment in any entity engaged in, the institutional pharmacy or home health care business. Subject to certain exceptions, Manor Care Realty will be prohibited from making assisted living acquisitions and will not be allowed to compete in the business of managing either skilled nursing or assisted living facilities, except in cases in which it is managing a facility that it owns and which ManorCare Health Services has declined to manage. Manor Care Realty will only be permitted to develop new assisted living facilities for anyone other than ManorCare Health Services insofar as ManorCare Health Services has previously declined to pursue such opportunities and such facilities are not within a five-mile radius of an assisted living facility owned by or being developed for ManorCare Health Services.

  Restrictions on ManorCare Health Services. ManorCare Health Services will be prohibited from developing or acquiring skilled nursing facilities and, subject to certain exceptions, will be prohibited from entering the hospital management business. ManorCare Health Services will only be permitted to develop new assisted living facilities insofar as Manor Care Realty has previously declined to pursue such opportunities and such facilities are not within a five-mile radius of an assisted living facility owned or being constructed by Manor Care Realty. ManorCare Health Services will not without Manor Care Realty's consent (which consent will not be unreasonably withheld) be permitted to manage skilled nursing facilities owned by anyone but Manor Care Realty (other than certain skilled nursing facilities held by joint ventures in which ManorCare Health Services holds an interest) within a five-mile radius of any Manor Care Realty-affiliated/ManorCare Health Services-operated skilled nursing facility. ManorCare Health Services will be free to manage any assisted living facility without regard to the identity of its ownership.

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS ALLOCATION AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"), pursuant to which the employee benefits with respect to employees who remain employed by Manor Care Realty or its subsidiaries immediately after the Distribution ("Manor Care Realty Employees") and the employee benefits of employees who are employed by ManorCare Health Services immediately after the Distribution ("ManorCare Health Services Employees") will be allocated.

  The Employee Benefits Allocation Agreement will also provide for the adjustment of outstanding stock options of Manor Care. In connection with the Distribution, it is contemplated that options to purchase Manor Care common stock will be converted to options to purchase a combination of ManorCare Health Services common stock and Manor Care Realty common stock. In all cases, however, the exercise prices of the options will be adjusted to maintain the same financial value to the option holder immediately before and after the Distribution.

EMPLOYEE BENEFITS ADMINISTRATION AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a Employee Benefits Administration Agreement (the "Employee Benefits Administration Agreement"), pursuant to which ManorCare Health

Services will administer the employee benefits plans and programs of Manor Care Realty following the Distribution on a time and materials and/or fixed fee basis as specified in the Employee Benefits Administration Agreement.

OFFICE LEASE AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a lease agreement with respect to the building complex in Gaithersburg, Maryland at which the principal executive offices of both ManorCare Health Services and Manor Care Realty are located (the "Office Lease Agreement").

DISTRIBUTION AGREEMENT

  Manor Care and ManorCare Health Services will enter into a Distribution Agreement (the "Distribution Agreement") which will provide for, among other things, the principal corporate transactions required to effect the Distribution, including the Assumption of Liabilities, the Contribution of Assets and the Capital Contribution. The Distribution Agreement also provides for the allocation between ManorCare Health Services and Manor Care of certain other liabilities and the execution and delivery of the agreements to be entered into between Manor Care Realty and ManorCare Health Services in connection with the Distribution. See "Description of the Transactions--The Distribution."

TAX SHARING AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a tax sharing agreement (the "Tax Sharing Agreement") which will provide for, among other things, the allocation of federal, state and local income tax liabilities between Manor Care Realty and its subsidiaries, on the one hand, and ManorCare Health Services and its subsidiaries, on the other hand. In general, under the Tax Sharing Agreement, Manor Care Realty will be responsible for paying all income taxes shown to be due on any Manor Care Realty consolidated federal income tax return (including the consolidated federal income tax return for the fiscal year ended May 31, 1998), and any other tax return filed with respect to Manor Care Realty or any of its subsidiaries for any taxable period. ManorCare Health Services will be responsible for paying all income taxes shown to be due on any tax return filed with respect to ManorCare Health Services or any of its subsidiaries for any taxable period beginning on or after the Effective Date.

  ManorCare Health Services will indemnify Manor Care Realty from and against any additional income tax liability of Manor Care or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by ManorCare Health Services following the Distribution. Conversely, Manor Care Realty will indemnify ManorCare Health Services from and against any additional income tax liability of ManorCare Health Services or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by Manor Care Realty following the Distribution. In addition, Manor Care Realty, on the one hand, and ManorCare Health Services, on the other hand, will each be entitled to any income tax refund received from any taxing authority to the extent that such refund relates to the businesses conducted by that party following the Distribution.

  The Tax Sharing Agreement also provides that if the Distribution (including certain related transactions) fails to qualify as a tax-free transaction under Sections 355 and 368 of the Code as a result of either party taking or failing to take certain specified actions, then that party will be liable for and will indemnify the other party from and against all taxes and other damages resulting from such failure to qualify. If the failure to qualify as a tax-free transaction results from both parties taking or failing to take certain specified actions or neither party taking or failing to take such actions, then the parties will each be responsible for one-half of any taxes and other damages resulting from such failure to qualify.

TAX ADMINISTRATION AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter a tax administration agreement (the "Tax Administration Agreement"). The Tax Administration Agreement sets forth the terms and conditions pursuant to which ManorCare Health Services will provide certain tax-related administrative services to Manor Care Realty following the Distribution. Such services will include audit and compliance work related to income, real estate, personal property and sales and use taxes.

CORPORATE SERVICES AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Corporate Services Agreement (the "Corporate Services Agreement") pursuant to which following the Distribution, ManorCare Health Services will provide certain corporate services, to Manor Care Realty including administrative, payroll and accounting systems on a time and materials and/or fixed fee basis as specified in the Corporate Services Agreement. The Corporate Services Agreement will
expire on   .

TRADEMARK AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Trademark Agreement (the "Trademark Agreement") pursuant to which Manor Care Realty will assign approximately fifty (50) registrations and applications to ManorCare Health Services representing all of the trade marks necessary for the operations of the business of ManorCare Health Services. ManorCare Health Services, under a separate agreement, will license to Manor Care Realty the right to use certain marks in the business of Manor Care Realty.

CASH MANAGEMENT AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a Cash Management Agreement (the "Cash Management Agreement"), pursuant to which ManorCare Health Services will perform cash management services for Manor Care Realty after the Distribution for a fee, payable quarterly, based on the time incurred by ManorCare Health Services to perform such services. The Cash
Management Agreement will expire on   .

RISK MANAGEMENT CONSULTING SERVICES AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Risk Management Consulting Services Agreement (the "Risk Management Consulting Services Agreement"), pursuant to which ManorCare Health Services will provide to Manor Care Realty risk management services for a fee. The Risk Management
Consulting Services Agreement will expire on   .

REALTY NOTE

  In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution. As part of the Capital Contribution, Manor Care will contribute or cause to be contributed to ManorCare Health Services the Realty Note. See "Description of the Transactions--The Realty Note."

             MANAGEMENT OF MANOR CARE REALTY AFTER THE DISTRIBUTION

DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE REALTY

  The name, age, proposed title upon consummation of the Distribution and business background of certain of the persons who are expected to become on the Effective Date the directors and executive officers of Manor Care Realty are set forth below. At or prior to the Effective Date, certain additional individuals may be appointed as directors or executive officers. The business address of each of the prospective executive officers is 11555 Darnestown Road, Gaithersburg, Maryland, 20878, unless otherwise indicated.

          NAME         AGE POSITION
          ----         --- --------
   Stewart Bainum, Jr.  51 Chairman of the Board and Director
   Joseph R. Buckley    49 Chief Executive Officer and Director
   Leigh C. Comas       31 Chief Financial Officer
   Larry Godla          40 Vice President--Construction and Development
   Donald Feltman       42 Vice President--Development
   Stewart Bainum       78 Director
   Kennett L. Simmons   55 Director
   Ann Torre Grant      38 Director
   William Jews         45 Director

  Stewart Bainum, Jr. Chairman of the Board of Manor Care and Chairman of the Board of the principal operating subsidiary of Manor Care, which prior to the Distribution owned and operated Manor Care's assisted living and skilled nursing facilities ("Old ManorCare Health Services") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Chairman of the Board of Vitalink since February 1997; Vice Chairman of the Board of Vitalink from February 1995 to February 1997; Chairman of the Board of Choice since November 1996; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of Old ManorCare Health Services since 1976 and of Choice and its predecessors since 1977; Chief Executive Officer of Old ManorCare Health Services since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

  Joseph R. Buckley. Executive Vice President of Manor Care and Old ManorCare Health Services since March 1996; Director of Vitalink since July 1996; President, Assisted Living Division of Old ManorCare Health Services from February 1995 to March 1996; Senior Vice President-Information Resources and Development of Manor Care from June 1990 to February 1995; Vice President-Information Resources and Development of Manor Care from July 1989 to June 1990; Vice President-Real Estate from September 1983 to July 1989; Director of Vitalink since July 1996; Chairman of the Board of In Home Health since June 1997 and Director since October 1995.

  Leigh C. Comas. Vice President, Finance and Treasurer of Manor Care and Old ManorCare Health Services since September 1996; Vice President, Finance and Assistant Treasurer of Manor Care from September 1995 to September 1996; Assistant Treasurer of Manor Care and Old ManorCare Health Services from September 1993 to September 1995.

  Larry Godla. Vice President of Development and Construction, Manor Care Inc. since March 1996; Vice President of Construction of Manor Care, Inc. from March 1993 to March 1996; Director of Construction of Manor Care, Inc. from January 1990 to March 1993; Vice President of Construction at Spaulding and Slye Company from January 1984 to January 1990; Project Manager at Omni Construction from August 1981 to December 1983.

  Donald Feltman. Vice President of Development at Manor Care, Inc. since March 1993; Director of Development at Marriott Senior Living Services from July 1988 to March 1993; Director of Development and various other development positions at Manor Care, Inc. from March 1977 to July 1988.

  Stewart Bainum. Vice Chairman of the Board of Manor Care since March 1987; Chairman of the Board of Manor Care from 1968 to March 1987; President of Manor Care from December 1980 through October 1981, and May 1982 through July 1985; Chairman of the Board of Realty Investment Company, Inc. (a private real estate investment company) since 1965; Director: Choice Hotels International, Inc.

  Kennett L. Simmons. Chairman and Chief Executive Officer of the Metra Health Companies from June 1994 to October 1995; Senior Advisor to E.M. Warburg, Pincus & Co. from 1991 to 1994; Chairman and Chief Executive Officer of United Healthcare Corporation from October 1987 to February 1991; Director of United Healthcare and Virginia Health Care Foundation.

  Ann Torre Grant. Executive Vice President, Chief Financial Officer and Treasurer of NHP Incorporated since February 1995; Vice President and Treasurer of USAir, Inc. and USAir Group, Inc. from 1991 to January 1995; Director of Franklin Mutual Series Funds and SLM Holding Corp.

  William Jews. President and Chief Executive Officer, Blue Cross and Blue Shield of Maryland since April 1993; President and Chief Executive Officer, Dimensions Health Corporation from March 1990 through March 1993; Director of Crown Central Petroleum Corp., Municipal Mortgage and Equity, L.L.C., NationsBank, N.A. and The Ryland Group, Inc.

                            DESCRIPTION OF THE NOTES

  The Notes will be issued under an Indenture (the "Indenture") to be dated as
of     , 1997 among Manor Care Real Estate Corp., the Guarantors and       , as
trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." References in this "Description of the Notes" section to "Manor Care Real Estate" mean only Manor Care Real Estate Corp. and not any of its Subsidiaries.

GENERAL

  The Notes will be unsecured general obligations of Manor Care Real Estate. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Pursuant to the Indenture, the Trustee, initially, will serve as registrar and paying agent. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

  The Notes will be limited to $350 million aggregate principal amount and will
mature on     , 2007. Cash interest on the Notes will accrue at a rate of   %
per annum and will be payable semi-annually in arrears on each      and     ,
commencing on      , 1998, to the holders of record of Notes at the close of
business on      and     , respectively, immediately preceding such interest
payment date. Interest will accrue from the most recent interest payment date
to which interest has been paid or, if no interest has been paid, from     ,
1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of Manor Care Real Estate, in
whole or in part, at any time on or after     , 2002, at the redemption prices
(expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on of the years indicated below:

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            2002..............................         %
            2003..............................         %
            2004..............................         %
            2005 and thereafter...............  100.000%

  In addition, at any time and from time to time on or prior to     , 2002,
Manor Care Realty may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Parent Guarantor or Manor Care Real
Estate at a redemption price in cash equal to   % of the principal amount
thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided,
however, that at least    % of the originally issued aggregate principal amount
of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by Manor Care Real Estate or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of Manor Care Realty.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by Manor Care Realty or Manor Care Real Estate, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as Manor Care Real Estate has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

GUARANTEES

  Manor Care Real Estate's obligations under the Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis (the "Guarantees") by the Guarantors. The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor. The Guarantees, other than the guarantee of the Parent Guarantor, will be released (i) at such time as the senior unsecured indebtedness of Manor Care Realty, without benefit of any credit enhancement, is rated at least BBB- by Standard & Poor's Corporation and at least Baa3 by Moody's Investors Service, Inc., or (ii) to the extent that any of the Subsidiary Guarantors ceases to be a guarantor under the Credit Facilities, in each case provided that no Default or Event of Default has occurred and is continuing.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), Manor Care Real Estate shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 20 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon (the "Change of Control Offer Price"), if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  If Manor Care Real Estate is required to make an Offer to Purchase, Manor Care Real Estate will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule

14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

  Notwithstanding the foregoing, Manor Care Real Estate shall not be required to make an Offer to Purchase upon a Change of Control, as provided above, if, in connection with any Change of Control, it has made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Offer Price and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transactions.

CERTAIN COVENANTS

  The Indenture under which the Notes will be issued (the "Indenture") will limit, among other things, (i) the incurrence of additional indebtedness by Manor Care Realty and its Restricted Subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of Manor Care Realty and its Restricted Subsidiaries, (iii) investments, (iv) sales of assets and Restricted Subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the assets of Manor Care Real Estate or Manor Care Realty. The Indenture will also contain certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE REALTY NOTE

  On or prior to the Effective Date, Manor Care will make or cause to be made a capital contribution to ManorCare Health Services of (i) approximately $250 million in cash and (ii) the $250 million Realty Note of Manor Care Real Estate. See "Description of the Transactions--The Realty Note."

THE CREDIT FACILITIES

  Concurrently with the sale of the Notes offered hereby, Manor Care Real Estate anticipates entering into new credit facilities to be provided by a group of banks (the "Credit Facilities"). Manor Care Real Estate anticipates that the Credit Facilities will consist of a $300 million revolving credit facility and a $150 million term loan facility. Manor Care Real Estate expects that the Credit Facilities will be secured by substantially all of the assets of Manor Care Realty and its subsidiaries and will be available for general corporate and working capital purposes, including acquisitions.

  Term Loan Facility. Manor Care expects that the Term Loan Facility will be subject to nominal amortization on a quarterly basis for the four years after the consummation of the Distribution and substantial amortization on a quarterly basis beginning in the fifth year with the final payment due on the date five years after the consummation of the Distribution; provided that the Term Loan Facility will be automatically extended for up to three years if a certain portion of the ManorCare Health Services' Skilled Nursing Facility leases are renewed. If the Term Loan is extended it will provide for substantial quarterly amortization payments in years six through eight with the final payment due on the date eight years after consummation of the Distribution.

  Revolving Credit Facility. Manor Care expects that the Revolving Credit Facility will have a maturity of five years, and that the ability of Manor Care Real Estate to draw amounts there under will be dependent upon applicable conditions to borrowing to be agreed upon by Manor Care and the lenders. Manor Care expects that a portion of the Revolving Credit Facility will be available in the form of letters of credit which will expire no later than the earlier of one year after the issuance of such letters of credit and five days prior to the final maturity of the Revolving Credit Facility.

  Restrictive Covenants under the Credit Facilities. Manor Care expects that the Credit Facilities will contain certain customary affirmative and negative covenants, including, without limitation, covenants that will restrict, subject to certain exceptions, (i) incurrence of additional indebtedness, (ii) certain mergers and consolidations, (iii) non-ordinary course asset sales, (iv) granting of liens to secure indebtedness and entering into sale-leaseback transactions, (v) prepayment or modification of the terms of other indebtedness, (vi) transactions with affiliates, (vii) declaration or payment of dividends or distributions on Manor Care Real Estate's capital stock and
(viii) granting of negative pledges. Manor Care also expects that Manor Care Real Estate will be required to satisfy certain financial ratios and tests under the Credit Facilities.

  Notwithstanding clause (iii) above, Manor Care expects that the Credit Facilities will provide that Manor Care may dispose of assets in non-ordinary course asset sales; provided that, subject to certain exceptions, Manor Care Real Estate will use 100% of the net proceeds therefrom to prepay amounts outstanding under the Term Loan Facility.

  Security. Manor Care expects that amounts outstanding under the Credit Facilities will be secured by substantially all of the assets of Manor Care Realty and its subsidiaries, including a pledge of all of Manor Care Realty's subsidiaries' capital stock and an assignment of Manor Care Realty's rights under the Lease Agreements and Development Agreements.

  Events of Default. Manor Care expects that the Credit Facilities will contain various events of default customary for such type of agreement, including the occurrence of a change of control of Manor Care Realty or Manor Care Real Estate.

                             CERTAIN RELATIONSHIPS

  On November 1, 1996, Manor Care completed the spin-off of its lodging segment. Manor Care's shareholders of record on October 10, 1996 received one share of Choice Hotels International, Inc. ("Choice") common stock for each outstanding share of Manor Care common stock. Accordingly, lodging results are reported as discontinued operations for all periods presented. As of May 31, 1997, advances to Choice totalled $115.7 million. Such advances are due in full on November 1, 1999 and accrue interest at an annual rate of 9%. Choice has notified Manor Care that it will repay in full all outstanding advances on October 15, 1997. For purposes of providing an orderly transition after the spin-off, Manor Care has entered into various agreements with the discontinued lodging segment, including, among others, a Tax Sharing Agreement, Corporate Services Agreement, Employee Benefits Allocation Agreement and Support Services Agreement. These agreements provide, among other things, that Manor Care (i) will provide certain corporate and support services, such as accounting, tax, and computer systems support and (ii) will provide certain risk management services and other miscellaneous administrative services. These agreements will extend for a period of 30 months from the spin-off date or until such time as the discontinued lodging segment has arranged to provide such services in-house or through another unrelated provider of such services. See "Notes to Consolidated Financial Statements--Discontinued Lodging Operations."

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement
(the "Underwriting Agreement") dated        1997, among Manor Care Real Estate,
the Parent Guarantor and the Underwriters, Manor Care Realty has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from Manor Care Real Estate, the following respective amounts of the Notes:

                                                                    PRINCIPAL
       UNDERWRITER                                               AMOUNT OF NOTES
       -----------                                               ---------------
   Chase Securities Inc. .......................................  $
   SBC Warburg Dillon Read Inc. ................................
                                                                  ------------
     Total......................................................  $350,000,000
                                                                  ============

  In the Underwriting Agreement, the Underwriters have agreed subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if they purchase any of the Notes. Manor Care Realty has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers initially at such price less a discount not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of % of the principal amount of the Notes. After the initial offering of the Notes to the public, the Underwriters may change the public offering price, the discount and the concession.

  The Notes comprise new issues of securities with no established trading market. Manor Care Realty has been advised by each of the Underwriters that such Underwriter intends to make a market in the Notes as permitted by applicable laws and regulations. However, neither of the Underwriters are under any obligation to make such a market and any such Market-making may be discontinued by such Underwriter at any time. No assurance can be given, that the Underwriters will make a market in the Notes, or as to the liquidity of, or the trading market for the Notes.

  Chase Securities Inc. ("CSI") is an affiliate of The Chase Manhattan Bank, which is the agent bank and a lender under the Existing Revolving Credit Facility. The Chase Manhattan Bank will receive its proportionate share of any repayment by Manor Care Realty of amounts outstanding under the Existing Revolving Credit Facility from the proceeds of the Offering. CSI is acting as dealer manager of the Exchange Offer. SBC Warburg Dillon Read Inc. has acted as Manor Care's financial advisor in connection with the Distribution and will receive customary compensation in connection therewith. CSI and its affiliates and SBC Warburg Dillon Read Inc. continue to, and may, in the future, provide financial advisory, investment banking and commercial banking services for Manor Care Realty and ManorCare Health Services and their respective affiliates.

  In connection with the Offering, CSI, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for purposes of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

  Manor Care Real Estate and the Parent Guarantor have agreed to indemnify the Underwriters, jointly and severally, against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters as to the validity of the Notes offered hereby will be passed upon for Manor Care Realty by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and James H. Rempe, General Counsel for the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Cahill Gordon & Reindel has provided and continues to provide legal services for Manor Care and its affiliates.

                                    EXPERTS

  The consolidated financial statements and schedules of Manor Care, Inc. as of May 31, 1997 and 1996 and for each of the three years in the period ended May 31, 1997 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports with respect thereto, and are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX OF FINANCIAL STATEMENTS

Report of Independent Public Accountants of Manor Care, Inc. .............  F-2
Consolidated Statements of Income of Manor Care, Inc.
 for the fiscal years ended May 31, 1997, 1996 and 1995 ..................  F-3
Consolidated Balance Sheets of Manor Care, Inc. as of May 31, 1997 and
 1996.....................................................................  F-4
Consolidated Statements of Shareholders' Equity of Manor Care, Inc.
 at May 31, 1997, 1996, 1995 and 1994.....................................  F-5
Consolidated Statements of Cash Flows of Manor Care, Inc.
 for the fiscal years ended May 31, 1997, 1996 and 1995 ..................  F-6
Notes to the Consolidated Financial Statements of Manor Care, Inc.........  F-7
Schedule II-- Valuation and Qualifying Accounts........................... F-20

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Manor Care, Inc.:

  We have audited the accompanying consolidated balance sheets of Manor Care, Inc. (a Delaware corporation) and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Manor Care, Inc. and subsidiaries as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule attached as Schedule II-- Valuation and Qualifying Accounts is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Washington, D.C.
June 27, 1997
(except for the transaction as discussed in the footnote entitled "Discontinued Assisted Living,
  Pharmacy and Home Health Operations" which is dated September 14, 1997)

                                MANOR CARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      YEARS ENDED MAY 31
                                                 ------------------------------
                                                    1997       1996      1995
                                                 ----------  --------  --------
                                                  (IN THOUSANDS OF DOLLARS,
                                                    EXCEPT PER SHARE DATA)
REVENUES.......................................  $1,056,095  $985,150  $893,471
EXPENSES
  Operating expenses...........................     789,074   735,671   670,987
  Depreciation and amortization................      60,243    56,503    48,284
  General corporate and other..................      60,177    63,127    60,240
  Provisions for asset impairment and restruc-          --     25,100       --
   turing......................................  ----------  --------  --------
Total expenses.................................     909,494   880,401   779,511
                                                 ----------  --------  --------
INCOME FROM CONTINUING OPERATIONS BEFORE OTHER      146,601   104,749   113,960
 INCOME AND (EXPENSES) AND INCOME TAXES........  ----------  --------  --------
OTHER INCOME AND (EXPENSES)
  Interest income from advances to discontinued
   lodging segment.............................      21,221    19,673    15,492
  Interest income and other....................       6,400     3,452     6,372
  Interest expense.............................     (24,514)  (18,951)  (18,872)
                                                 ----------  --------  --------
  Total other income and (expenses), net.......       3,107     4,174     2,992
                                                 ----------  --------  --------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES...........................     149,708   108,923   116,952
INCOME TAXES...................................      60,783    44,563    46,101
                                                 ----------  --------  --------
INCOME FROM CONTINUING OPERATIONS..............      88,925    64,360    70,851
DISCONTINUED ASSISTED LIVING, PHARMACY AND
 HOME HEALTH OPERATIONS
Income from discontinued assisted living,
 pharmacy and home health operations (net of
 income taxes of $23,917, $1,437 and $6,055)...      36,188     1,111     6,824
DISCONTINUED LODGING OPERATIONS
Income from discontinued lodging operations
 (net of income taxes of $8,734, $14,966 and
 $13,144, respectively)........................      11,829    20,436    16,811
                                                 ----------  --------  --------
NET INCOME.....................................  $  136,942  $ 85,907  $ 94,486
                                                 ==========  ========  ========
WEIGHTED AVERAGE SHARES OF COMMON STOCK........      63,257    62,628    62,480
                                                 ==========  ========  ========
INCOME PER SHARE OF COMMON STOCK
Income from continuing operations..............       $1.40     $1.03     $1.13
Income from discontinued assisted living, phar-
 macy and home
 health operations.............................        0.57      0.01      0.11
Income from discontinued lodging operations....        0.19      0.33      0.27
                                                 ----------  --------  --------
Net income per share of common stock...........  $     2.16  $   1.37  $   1.51
                                                 ==========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

                                MANOR CARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            AS OF MAY 31
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
                                                          (IN THOUSANDS OF
                                                              DOLLARS)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents............................. $   18,396  $   38,943
 Receivables (net of allowances for doubtful accounts
  of $24,670 and $21,170)..............................    126,043      73,558
 Inventories...........................................     11,273      10,523
 Income taxes..........................................     32,083      39,237
 Due from discontinued assisted living, pharmacy and
  home health segments.................................      2,625       2,481
 Other.................................................      3,249       1,439
                                                        ----------  ----------
    Total current assets...............................    193,669     166,181
                                                        ----------  ----------
PROPERTY AND EQUIPMENT, AT COST, NET OF ACCUMULATED
 DEPRECIATION..........................................    805,793     737,038
                                                        ----------  ----------
GOODWILL, NET OF ACCUMULATED AMORTIZATION..............      9,479       5,298
                                                        ----------  ----------
DUE FROM DISCONTINUED ASSISTED LIVING, PHARMACY AND
 HOME HEALTH SEGMENTS..................................     75,560      49,946
                                                        ----------  ----------
ADVANCES TO DISCONTINUED LODGING SEGMENT...............    115,723     225,723
                                                        ----------  ----------
NET INVESTMENT IN DISCONTINUED LODGING SEGMENT.........        --      159,537
                                                        ----------  ----------
NET INVESTMENT IN DISCONTINUED ASSISTED LIVING,
 PHARMACY AND HOME HEALTH SEGMENTS.....................    277,066     193,807
                                                        ----------  ----------
OTHER ASSETS...........................................     70,288      55,663
                                                        ----------  ----------
                                                        $1,547,578  $1,593,193
                                                        ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Current portion of long-term debt..................... $   11,649  $   22,171
 Accounts payable......................................     53,462      73,712
 Accrued expenses......................................     94,840      95,766
 Income taxes payable..................................        --        7,889
                                                        ----------  ----------
    Total current liabilities..........................    159,951     199,538
                                                        ----------  ----------
MORTGAGES AND OTHER LONG-TERM DEBT.....................    491,190     490,575
                                                        ----------  ----------
DEFERRED INCOME TAXES ($151,138 AND $135,975) AND
 OTHER.................................................    206,006     195,311
                                                        ----------  ----------
SHAREHOLDERS' EQUITY
 Common stock $.10 par, 160.0 million shares autho-
  rized, 66.8 million and 65.8 million shares issued
  and outstanding......................................      6,682       6,581
 Contributed capital...................................    194,640     174,364
 Retained earnings.....................................    538,630     571,925
 Cumulative translation adjustment.....................        --       (1,362)
 Treasury stock, 3.2 million and 3.0 million shares, at
  cost.................................................    (49,521)    (43,739)
                                                        ----------  ----------
    Total shareholders' equity.........................    690,431     707,769
                                                        ----------  ----------
                                                        $1,547,578  $1,593,193
                                                        ==========  ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                                MANOR CARE, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                              COMMON STOCK    CONTRIBUTED RETAINED  TRANSLATION
                              SHARES   AMOUNT   CAPITAL   EARNINGS  ADJUSTMENT
                            ---------- ------ ----------- --------  -----------
                              (IN THOUSANDS OF DOLLARS EXCEPT COMMON SHARES)
Balance, May 31, 1994...... 65,436,734 $6,545  $167,316   $402,520     $ (31)
 Net income................        --     --        --      94,486       --
 Exercise of stock options.     77,000      8       833        --        --
 Cash dividends............        --     --        --      (5,489)      --
 Other.....................        --     --        550          3       740
                            ---------- ------  --------   --------    ------
Balance, May 31, 1995...... 65,513,734  6,553   168,699    491,520       709
 Net income................        --     --        --      85,907       --
 Exercise of stock options.    269,156     28     3,279        --        --
 Cash dividends............        --     --        --      (5,502)      --
 Other.....................        --     --      2,386        --     (2,071)
                            ---------- ------  --------   --------    ------
Balance, May 31, 1996...... 65,782,890  6,581   174,364    571,925    (1,362)
 Net income................        --     --        --     136,942       --
 Exercise of stock options.  1,011,951    101    12,153        --        --
 Cash dividends............        --     --        --      (6,108)      --
 Dividend of discontinued
  lodging segment..........        --     --        --    (164,225)    1,362
 Tax benefit of stock op-
  tion transactions........        --     --      6,818        --        --
 Other.....................        --     --      1,305         96       --
                            ---------- ------  --------   --------    ------
Balance, May 31, 1997...... 66,794,841 $6,682  $194,640   $538,630     $ --
                            ========== ======  ========   ========    ======

 The accompanying notes are an integral part of these consolidated statements.

             MANOR CARE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED MAY 31
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
                                                   (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................  $136,942  $ 85,907  $ 94,486
 Reconciliation of net income to net cash pro-
  vided by operating activities:
   Income from discontinued assisted living,
    pharmacy and home health operations..........   (36,188)   (1,111)   (6,824)
   Income from discontinued lodging operations...   (11,829)  (20,436)  (16,811)
   Depreciation and amortization.................    60,243    56,503    48,284
   Provisions for asset impairment and restruc-
    turing.......................................       --     25,100       --
   Amortization of debt discount.................       513       455       499
   Provisions for bad debt.......................    15,442    13,776    10,723
   Increase (decrease) in deferred taxes.........    23,538    (5,970)      858
   Gain on sale of healthcare facilities.........    (7,322)      --        --
   Minority interest.............................       120       137        82
  Changes in assets and liabilities (excluding sold facilities & acquisitions):
 Change in receivables...........................   (69,662)  (27,017)  (18,283)
 Change in inventories and other current assets..    (2,371)    2,749    (8,118)
 Change in current liabilities...................   (21,506)   43,805    13,490
 Change in income taxes payable..................    (5,444)   11,202   (12,598)
 Change in other liabilities.....................    (6,726)    6,164    (1,729)
                                                   --------  --------  --------
NET CASH PROVIDED BY CONTINUING OPERATIONS.......    75,750   191,264   104,059
NET CASH PROVIDED (UTILIZED) BY DISCONTINUED
 ASSISTED LIVING, PHARMACY AND HOME HEALTH
 OPERATIONS......................................    13,505   (15,305)   17,111
NET CASH PROVIDED BY DISCONTINUED LODGING            40,599    52,682    48,604
 OPERATIONS......................................  --------  --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES........   129,854   228,641   169,774
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment in property and equipment............  (128,238)  (90,164)  (58,721)
 Investment in systems development...............   (15,257)  (14,167)   (8,159)
 Acquisition of healthcare facilities............   (17,793)  (32,369)  (26,560)
 Sale of healthcare business.....................       --        --     13,334
 Sale of healthcare facilities...................    17,283       --        --
 Receipts from (advances to) discontinued lodg-
  ing segment....................................   113,267   (27,201)  (51,461)
 Advances to discontinued assisted living seg-
  ment...........................................   (75,267) (102,803)  (42,072)
 Other items, net................................     7,105    (8,614)     (963)
                                                   --------  --------  --------
NET CASH UTILIZED BY INVESTING ACTIVITIES OF
 CONTINUING OPERATIONS...........................   (98,900) (275,318) (174,602)
NET CASH (UTILIZED) PROVIDED BY INVESTING
 ACTIVITIES OF DISCONTINUED
ASSISTED LIVING, PHARMACY AND HOME HEALTH
 OPERATIONS......................................  (136,093)   18,454   (18,883)
NET CASH UTILIZED BY INVESTING ACTIVITIES OF        (29,424) (169,641)  (92,422)
 DISCONTINUED LODGING OPERATIONS.................  --------  --------  --------
NET CASH UTILIZED BY INVESTING ACTIVITIES........  (264,417) (426,505) (285,907)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings of long-term debt....................   179,400   149,000   207,254
 Principal payments of long-term debt............  (179,090)  (22,135) (122,496)
 Proceeds from exercise of stock options.........    12,254     3,307       841
 Treasury stock acquired.........................    (5,782)   (1,131)      (73)
 Retirement of debentures........................    (9,900)      --        --
 Dividends paid..................................    (6,108)   (5,502)   (5,489)
                                                   --------  --------  --------
NET CASH (UTILIZED) PROVIDED BY FINANCING
 ACTIVITIES OF CONTINUING OPERATIONS.............    (9,226)  123,539    80,037
NET CASH PROVIDED (UTILIZED) BY FINANCING ACTIVI-
 TIES OF
 DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME
 HEALTH OPERATIONS...............................   122,588    (3,149)    1,772
NET CASH PROVIDED BY FINANCING ACTIVITIES OF
 DISCONTINUED                                           654    43,687    50,008
 LODGING OPERATIONS..............................  --------  --------  --------
NET CASH PROVIDED BY FINANCING ACTIVITIES........   114,016   164,077   131,817
                                                   --------  --------  --------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........   (20,547)  (33,787)   15,684
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...    38,943    72,730    57,046
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $ 18,396  $ 38,943  $ 72,730
                                                   ========  ========  ========
NONCASH ACTIVITIES:
 Liabilities assumed in connection with acquisi-
  tion of property...............................  $    --   $ 13,000  $    --
                                                   ========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Manor Care, Inc. and its subsidiaries (the "Company"). As a result of the Company's announcement of its intent to spin-off its assisted living, pharmacy and home health businesses, the financial statements reflect these segments as a discontinued operation. As a result of the Company's spin-off of its lodging operations, the accompanying financial statements reflect the lodging segment as a discontinued operation. All significant intercompany transactions have been eliminated, except for advances to the discontinued segments and the related interest income and interest expense.

CASH

  The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  The components of property and equipment at May 31, were as follows.

                                                             1997       1996
                                                           ---------  ---------
                                                            (IN THOUSANDS OF
                                                                DOLLARS)
                                                           --------------------
      Land................................................ $  76,130  $  74,969
      Building and improvements...........................   815,851    759,273
      Capitalized leases..................................    12,747     12,747
      Furniture, fixtures and equipment...................   175,896    161,067
      Facilities in progress..............................    48,154     39,282
                                                           ---------  ---------
                                                           1,128,778  1,047,338
      Less: accumulated depreciation and amortization.....  (322,985)  (310,300)
                                                           ---------  ---------
                                                           $ 805,793  $ 737,038
                                                           =========  =========

  Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows.

      Building and improvements..................................... 10-40 years
      Furniture, fixtures and equipment.............................  3-20 years

  Accumulated depreciation includes $6.4 million and $6.0 million at May 31, 1997 and 1996, respectively, relating to capitalized leases. Capitalized leases are amortized on a straight-line basis over the lesser of the lease term or the remaining useful life of the leased property.

CAPITALIZATION POLICIES

  Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs, and minor replacements are charged to expense.

  Construction overhead and costs incurred to ready a project for its intended use are capitalized for major development projects and are amortized over the lives of the related assets.

  Costs incurred for systems development are capitalized and are amortized over the estimated useful lives of the related assets.

  The Company capitalizes interest on borrowings applicable to facilities in progress. Interest has been capitalized as follows: 1997, $3.3 million; 1996, $2.6 million; 1995, $1.2 million.

GOODWILL

  Goodwill primarily represents an allocation of the excess purchase price of certain acquisitions over the recorded fair value of the net assets. Goodwill is amortized over 40 years. Amortization expense amounted to $0.2 million, $0.1 million and $0.1 million in each of the years ended May 31, 1997, 1996 and 1995, respectively.

SELF-INSURANCE PROGRAMS

  The Company self-insures for certain levels of general and professional liability, automobile liability, and workers' compensation coverage. The estimated costs of these programs are accrued at present values at a discount rate of 7% based on actuarial projections for known and incurred but not reported claims.

PRO FORMA INFORMATION (UNAUDITED)

  After giving effect to the Distribution and related transactions (see "Discontinued Assisted Living, Pharmacy and Home Health Operations") pro forma revenues, net income and net equity for fiscal year 1997 would have been $217.1 million, $45.8 million, and $5.4 million, respectively.

  Pro forma income per share for 1997, after giving effect to the transaction described in the pro forma consolidated financial statements, would have been $0.72. Pro forma income per common share is computed by dividing pro forma net income by the weighted average number of outstanding common shares, aggregating 63.3 million in 1997.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  The Company has elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has disclosed herein pro forma net income and pro forma earnings per share in the footnotes using the fair value based method beginning in fiscal year 1997 with comparable disclosures for fiscal year 1996.

NET INCOME PER COMMON SHARE

  Net income per common share has been computed based on the weighted average number of shares of common stock outstanding. Stock options are included in the calculation when dilutive.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported or disclosed in its financial statements and the notes related thereto. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts previously presented have been reclassified to conform to the 1997 presentation.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled "International Accounting Standards, Earnings Per Share." The Company plans to adopt SFAS 128 in fiscal year 1998 and has not determined the impact of adoption.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. The Company plans to adopt SFAS 130 in fiscal year 1999 and has not determined the impact of adoption.

ACCRUED EXPENSES

Accrued expenses at May 31, 1997 and 1996 were as follows.

                                                           1997         1996
                                                       ------------ ------------
                                                       (IN THOUSANDS OF DOLLARS)
      Payroll.........................................     $ 50,323     $ 47,108
      Taxes other than income.........................       12,892       11,568
      Insurance.......................................        9,832       14,079
      Interest........................................        6,928        1,246
      Other...........................................       14,865       21,765
                                                       ------------ ------------
                                                           $ 94,840      $95,766
                                                       ============ ============

LONG-TERM DEBT

Maturities of long-term debt at May 31, 1997 were as follows.

      FISCAL                                                       (IN THOUSANDS
      YEAR                                                          OF DOLLARS)
      ------                                                       -------------
      1998........................................................   $ 11,649
      1999........................................................      6,042
      2000........................................................      6,523
      2001........................................................      5,965
      2002........................................................      6,024
      2003 to 2024................................................    466,636
                                                                     --------
                                                                     $502,839
                                                                     ========

  Long-term debt, consisting of mortgages, capital leases, Senior Notes, and Senior Subordinated Notes, was net of discount of $1.2 million and $1.0 million at May 31, 1997 and 1996, respectively. Amortization of discount was $0.5 million in 1997, 1996, and 1995, including write-offs associated with debt redemptions. At May 31, 1997, the Company had mortgages and capital leases of $80.2 million, of which $45.6 million is related to mortgages on assisted living facilities. Mortgages on assisted living facilities are held by the Company and will be transferred to ManorCare Health Services on the Distribution Date.

  Interest paid was $34.1 million in 1997, $29.8 million in 1996 and $22.4 million in 1995. During fiscal year 1997, interest rates on subordinated debt ranged from 4.8% to 9.5%. Interest rates on mortgages and other long-term debt ranged from 2.6% to 12.0%. The weighted average interest rate in fiscal year 1997 was 7.5%.

  In June 1996, the Company issued $150.0 million of 7 1/2% Senior Notes due 2006. These notes are redeemable at the option of the Company at any time at a price equal to the greater of (a) the principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest, discounted with an applicable treasury rate plus 15 basis points, plus accrued interest to the date of redemption. The proceeds of this offering were used to repay borrowings under the Company's $250.0 million competitive advance and multi-currency revolving credit facility (the "Facility").

  In November 1992, the Company issued $150.0 million of 9 1/2% Senior Subordinated Notes due November 2002. In July 1996, the Company repurchased $9.9 million of the 9 1/2% Senior Subordinated Notes for $10.5 million.

  In September 1996, the Company amended the Facility provided by a group of sixteen banks. The Facility provides that up to $75.0 million is available for borrowings in foreign currencies. Borrowings under the Facility are, at the option of the Company, at one of several rates including LIBOR plus 20 basis points. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the Facility. The Facility presently requires the Company to pay fees of 1/10 of 1% on the entire loan commitment. The Facility will terminate on September 6, 2001. At May 31, 1997, outstanding revolver borrowings amounted to $85.0 million.

  Various debt agreements impose, among other restrictions, restrictions regarding financial ratios and payment of dividends. Pursuant to such restrictions, owned property with a net book value of $91.6 million was pledged or mortgaged and approximately $167.4 million of retained earnings was not available for cash dividends.

LEASES

  The Company operates certain property and equipment under leases, some with purchase options that expire at various dates through 2035. Future minimum lease payments are as follows.

                                                   OPERATING      CAPITALIZED
                                                    LEASES          LEASES
                                                  -------------  -------------
                                                  (IN THOUSANDS OF DOLLARS)
   1998..........................................  $       5,123   $        701
   1999..........................................          4,870            702
   2000..........................................          4,677            615
   2001..........................................          4,360            292
   2002..........................................          4,179            292
   Thereafter....................................         36,364          1,904
                                                   -------------   ------------
   Total minimum lease payments..................  $      59,573          4,506
                                                   =============   ============
   Less: amount representing interest............                         1,435
                                                                   ------------
   Present value of lease payments...............                         3,071
                                                                   ------------
   Less: current portion.........................                           414
                                                                   ------------
   Lease obligations included in long-term debt..                  $      2,657
                                                                   ============

  Rental expense under noncancelable operating leases was $3.9 million in 1997, $4.5 million in 1996 and $3.6 million in 1995.

INTEREST RATE HEDGING

  The Company has entered into multiple interest rate swap agreements to hedge its exposure to fluctuations in interest rates on its long-term debt and operating leases. At May 31, 1997, the Company had three interest rate swap agreements outstanding, with a total notional principal amount of $30.3 million. These agreements effectively convert the Company's interest rate exposure on a floating rate operating lease to a fixed interest rate of 5.60% and mature simultaneously with the relevant operating lease in 2002. While the Company is exposed to credit loss in the event of nonperformance by other parties to outstanding interest rate swap agreements, the Company does not anticipate any such credit losses.

  In conjunction with the June 1996 issuance of $150.0 million of 7 1/2% Senior Notes, the Company also entered into a series of interest rate swap and treasury lock agreements having a total notional principal amount of $150.0 million. Agreements with a total notional principal amount of $100.0 million were terminated concurrent with the pricing of the notes offering on May 30, 1996 with a $2.7 million cash gain. The remaining agreement, with a total notional principal amount of $50.0 million was terminated on October 23, 1996 with a $1.4 million cash gain. The gains on the termination of the agreements have been deferred and are being amortized against interest expense over the life of the 7 1/2% Senior Notes.

INCOME TAXES

  The Company files a consolidated return which includes the assisted living operations. The income tax provision of the Company is calculated based on a separate company basis.

  Income tax provisions were as follows for the year ended May 31.

                                                         1997    1996     1995
                                                        ------- -------  -------
                                                           (IN THOUSANDS OF
                                                               DOLLARS)
      Current tax expense
        Federal........................................ $31,171 $41,663  $37,129
        State..........................................   6,074   8,870    8,114
      Deferred tax expense
        Federal........................................  19,112  (4,811)     703
        State..........................................   4,426  (1,159)     155
                                                        ------- -------  -------
                                                        $60,783 $44,563  $46,101
                                                        ======= =======  =======

  Deferred tax assets (liabilities) are comprised of the following at May 31.

                                          1997       1996      1995
                                        ---------  --------  ---------
                                         (IN THOUSANDS OF DOLLARS)
Depreciation and amortization.......... $ (92,620) $(78,946) $ (77,802)
Purchased tax benefits.................   (44,110)  (45,527)   (46,212)
Other..................................   (21,490)  (18,678)   (17,881)
                                        ---------  --------  ---------
Gross deferred tax liabilities.........  (158,220) (143,151)  (141,895)
                                        ---------  --------  ---------
Tax deposit............................     5,754     5,754     12,000
Reimbursement reserve..................     4,389    16,882      4,996
Reserve for doubtful accounts..........    12,320     9,175      7,561
Deferred compensation..................    12,919     9,526      9,409
Other..................................     3,636     5,076      7,552
                                        ---------  --------  ---------
Gross deferred tax assets..............    39,018    46,413     41,518
                                        ---------  --------  ---------
Net deferred tax....................... $(119,202) $(96,738) $(100,377)
                                        =========  ========  =========

  A reconciliation of income tax expense at the statutory rate to income tax expense included in the consolidated statements of income follows.

                                          1997       1996      1995
                                        ---------  --------  ---------
                                         (IN THOUSANDS OF DOLLARS)
Federal income tax rate................        35%       35%        35%
                                        =========  ========  =========
Federal taxes at statutory rate........ $  52,398  $ 38,123  $  40,933
State income taxes, net of Federal tax
 benefit...............................     6,825     5,012      5,375
Minority interest......................       931       (44)       805
Tax credits............................      (143)      (19)      (895)
Other..................................       772     1,491       (117)
                                        ---------  --------  ---------
Income tax expense..................... $  60,783  $ 44,563  $  46,101
                                        =========  ========  =========

  Income taxes paid on a consolidated basis for the years ended May 31, 1997, 1996, 1995 were $47.5 million, $53.1 million, and $68.7 million, respectively.

CAPITAL STOCK

  There are 5.0 million shares of authorized but unissued preferred stock with a par value of $1.00 per share. The rights of the preferred shares will be determined by the Board of Directors when the shares are issued.

  During fiscal years 1997 and 1996, the Company acquired 134,118 and 30,208 shares of its common stock for a total cost of $5.8 million and $1.1 million, respectively. A total of 8.9 million shares of common stock have been authorized, under various stock option plans, to be granted to key executive officers and key employees. At May 31, 1997 and 1996, options for the purchase of an aggregate of 3,041,807 and 3,667,527 shares were outstanding at prices equal to the market value of the stock at date of grant. Options totaling 822,717 are presently exercisable and 2,219,090 will become exercisable from fiscal year 1998 to 2002 and will expire at various dates to February 2007. In addition, 49,957 options have been granted to non-employee directors. Options totaling 7,630 are presently exercisable and 42,327 options will become exercisable from fiscal year 1998 to 2001 and will expire at various dates to September 2001.

  Option activity under the above plans was as shown in the table below.

OPTIONS                                            1997       1996       1995
-------                                         ---------- ---------- ----------
Granted: No. of shares........................     956,400    582,168    110,000
 Avg. option price............................  $    38.82 $    30.89 $    27.50
Adjustment as a result of the spin-off: No. of
 shares.......................................   1,454,915        --         --
Exercised: No. of shares......................   1,011,951    269,156     77,000
 Avg. option price............................  $     8.45 $    12.34 $    10.92
Canceled: No. of shares.......................   2,010,127    148,735        --
 Avg. option price............................  $    22.42 $    20.57        --
Outstanding at May 31:
 No. of shares................................   3,091,764  3,702,527  3,538,250
 Avg. option price............................  $    14.87 $    16.87 $    14.36
Available for grant at May 31: No. of shares..   1,680,826  1,089,899  1,603,500

  In connection with the spin-off of the Company's lodging segment, the outstanding options held by current and former employees of the Company as of November 1, 1996 were redenominated in both Company and lodging company stock and the number and exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies to retain the intrinsic value of the options. The total number of options outstanding increased by 1,454,915 as a result of this adjustment.

  The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its various stock option plans and employee stock purchase plan and, accordingly, no compensation expense has been recognized for options granted and shares purchased under the provisions of these plans. Had compensation expense for options granted and shares purchased under the stock-based compensation plans been determined based on the fair value at the grant dates, net income and earnings per share would have been as follows for the years ended May 31.

                                                      1997          1996
                                                  ------------- ------------
                                                  (IN THOUSANDS OF DOLLARS,
                                                    EXCEPT PER SHARE DATA)
      Net income:
        As reported.............................. $     136,942 $     85,907
        Pro forma................................ $     128,141 $     81,697
                                                  ------------- ------------
      Earnings per share:
        As reported.............................. $        2.16 $       1.37
        Pro forma................................ $        2.03 $       1.30
                                                  ============= ============

  The effects of applying SFAS 123 in this pro forma disclosure may not be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards granted prior to fiscal year 1996 and additional awards are anticipated in future years.

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, the Company has assumed a risk-free interest rate equal to approximately 6.36% and 6.37% for fiscal years 1997 and 1996, respectively, expected volatility of 12.8%, dividend yields based on historical dividends of $.088 per share annually and expected option lives of eight years. The average fair values of the options granted during 1997 and 1996, as measured on the dates of the grants, are estimated to be $15.12 and $11.96, respectively.

ACQUISITIONS AND DIVESTITURES

  During fiscal year 1997, the Company acquired a nursing center in California for $4.4 million and a nursing center in Michigan for $13.4 million. Through new construction, the Company opened four skilled nursing centers. The Company sold four nursing centers in Indiana, Iowa, Illinois, and Texas for $17.3 million and transferred an assisted living facility with an approximate net book value of $4.9 million to the discontinued lodging segment.

  During fiscal year 1996, the Company acquired four nursing centers and an operating lease for approximately $45.4 million, of which $32.4 million was cash and the remainder was assumed liabilities.

  During fiscal year 1995, the Company purchased three nursing centers for approximately $26.6 million. In March 1995, the Company sold its investment in a physicians' practice management business for $13.3 million. The physicians' practice management investment was made in fiscal year 1994 in the amount of $10.0 million.

  Unless otherwise noted, acquisitions are accounted for as purchases. Acquisition costs in excess of fair market value of the assets acquired are allocated to goodwill.

PROVISIONS FOR ASSET IMPAIRMENT AND RESTRUCTURING

  The Company recorded provisions of $25.1 million in fiscal year 1996 related to the impairment of certain long-lived assets and costs associated with the Company's restructuring. The most significant components of the provisions were non-cash asset impairment charges of $20.0 million relating to writedowns of property, equipment and capitalized systems development costs. The Company periodically reviews the net realizable value of its long-term assets and makes adjustments accordingly. The impairment of the property and equipment was recorded in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121").

DISCONTINUED ASSISTED LIVING, PHARMACY AND HOME HEALTH OPERATIONS

  On September 15, 1997, the Company announced its intention to proceed with a separation of its assisted living, pharmacy and home health businesses (collectively, the "Business") from its skilled nursing, real estate and healthcare facility development business via a spin-off of the Business (the "Distribution"). The spin-off of the Business will be effected by a distribution to the Company's shareholders of all the common stock of ManorCare Health Services, Inc., ("ManorCare Health Services") a wholly owned subsidiary of the Company, which as of the date of the spin-off, will own and operate all the Company's assisted living, pharmacy and home health operations as well as manage the skilled nursing assets owned by the Company. The Board of Directors voted in September 1997 to approve in principle the transaction subject to receipt of other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company anticipates that the transaction will be completed by the end of the 1997 calendar year. The Distribution is conditional upon certain matters, including receipt of a ruling from the Internal Revenue Service that the spin-off will be tax-free and declaration of the special dividend by the Company's Board of Directors.

  The revenues, income from operations before income taxes and net income from discontinued assisted living, pharmacy and home health operations for the years ended May 31, 1997, 1996, and 1995 were as follows.

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                     (IN THOUSANDS OF DOLLARS)
Revenues............................................ $471,152 $263,047 $125,987
Income from discontinued assisted living, pharmacy
 and home health operations before taxes............ $ 60,105 $  2,548 $ 12,879
Net income from discontinued assisted living,
 pharmacy and home health operations................ $ 36,188 $  1,111 $  6,824

  Included in discontinued assisted living, pharmacy and home health operations is interest expense charged by the Company relating to cash advances provided to the assisted living segment for the acquisition and construction of assisted living assets. For the years ended May 31, 1997, 1996, and 1995, interest so allocated amounted to $11.2 million, $8.4 million and $3.8 million, respectively. The cash advances related to assisted living acquisitions and construction are included in net investment in discontinued assisted living, pharmacy and home health segments. Such advances amounted to $277.1 million and $193.8 million at May 31, 1997 and 1996, respectively. The advances will be forgiven at the date of the proposed spin-off.

  General corporate expenses of $8.4 million, $9.2 million and $3.0 million, respectively, were charged to discontinued assisted living, pharmacy and home health operations for the years ended May 31, 1997, 1996, and 1995. Allocation of general corporate charges was principally determined based on time allocations.

  For purposes of providing an orderly transition after the Distribution, ManorCare Health Services and the Company will enter into various agreements, including, among others, Lease Agreements, Development Agreement, Assisted Living Facility Management Agreement, Tax Sharing Agreement, Tax Administration Agreement, Corporate Services Agreement, Employee Benefits and Other Employment Matters Allocation Agreement, and Employee Benefits Administration Agreement. Effective at the Distribution Date, these agreements will provide, among other things, that ManorCare Health Services (i) will perform certain corporate and support services, such as accounting, risk management and computer system support, (ii) will establish or participate in pension, profit sharing and incentive plans similar to those in place at Manor Care, (iii) will receive certain miscellaneous administrative services and
(iv) will lease skilled nursing facilities and corporate offices from the Company.

DISCONTINUED LODGING OPERATIONS

  On November 1, 1996, the Company completed the spin-off of its lodging segment. The Company's shareholders of record on October 10, 1996 received one share of Choice Hotels International, Inc. common stock for each outstanding share of Manor Care common stock. Accordingly, lodging results are reported as discontinued operations for all periods presented.

  The revenues, income from discontinued lodging operations before income taxes, and net income from discontinued lodging operations for the years ended May 31, 1997, 1996, and 1995 were as follows.

                                                       1997     1996     1995
                                                      ------- -------- --------
                                                      (IN THOUSANDS OF DOLLARS)
Revenues............................................. $89,849 $374,873 $302,535
Income from discontinued operations before income
 taxes............................................... $20,563 $ 35,402 $ 29,955
Net income from discontinued operations.............. $11,829 $ 20,436 $ 16,811

  Net income from discontinued operations for the year ended May 31, 1996 includes the results of operations of the lodging segment through March 7, 1996, the measurement date. During the period from the measurement date through May 31, 1996, the lodging segment incurred a net loss of $12.0 million. The net loss was primarily the result of provisions for asset impairment and costs and expenses directly associated with the spin-off totaling $33.3 million. The non-cash provision for asset impairment in the discontinued lodging segment reflects primarily the writedown of European hotel assets based on expected future cash flows. This non-cash provision was recorded in accordance with SFAS 121. No loss on the disposal of the discontinued lodging operations was recognized as the discontinued lodging segment generated income between the measurement date and the date of the spin-off.

  Included in discontinued lodging operations is interest expense charged by the continuing operations to the discontinued lodging segment relating to cash advances provided to the discontinued lodging segment for the acquisition and renovation of lodging assets. For the years ended May 31, 1997, 1996, and 1995, interest so allocated amounted to $3.4 million, $19.7 million, and $15.5 million, respectively. The indebtedness related to lodging acquisitions and renovations is reflected as advances to discontinued lodging segment in the consolidated balance sheets. Such advances amounted to $115.7 million and $225.7 million at May 31, 1997 and 1996, respectively. The indebtedness is to be repaid over a three year period from the date of the spin-off. Interest is charged at an annual rate of 9% on the indebtedness. The Company received a prepayment of $110.0 million on the advances to the discontinued lodging segment. This payment was subject to a prepayment penalty of $1.9 million.

  General corporate expenses of $5.5 million, $7.4 million, and $6.3 million, respectively, were charged to discontinued lodging operations for the years ended May 31, 1997, 1996, and 1995. Allocation of general corporate charges was principally determined based on time allocations.

  For purposes of providing an orderly transition after the spin-off, the Company has entered into various agreements with the discontinued lodging segment, including, among others, a Tax Sharing Agreement, Corporate Services Agreement, Employee Benefits Allocation Agreement and Support Services Agreement. These agreements provide, among other things, that the Company (i) will provide certain corporate and support services, such as accounting, tax, and computer systems support and (ii) will provide certain risk management services and other miscellaneous administrative services. These agreements will extend for a period of 30 months from the spin-off date or until such time as the discontinued lodging segment has arranged to provide such services in-house or through another unrelated provider of such services.

COMMITMENTS AND CONTINGENCIES

  The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

  Revenues recorded under Federal and state medical assistance programs are subject to adjustment upon audit by appropriate government agencies. For fiscal years 1997, 1996, and 1995 these revenues amounted to $464.1 million, $440.6 million, and $391.1 million, respectively. In the opinion of management, any difference between revenues recorded and final determination will not be significant.

  In fiscal year 1997, the Health Care Financing Administration issued a modification to regulations governing the treatment of interest expense and investment income offsets for Medicare reimbursement purposes. As a result of this modification the Company recognized revenues of approximately $20 million in fiscal year 1997, which had been reserved in prior years.

  As of May 31, 1997, the Company had contractual commitments of $58.2 million relating to its internal construction program.

PENSION, PROFIT SHARING AND INCENTIVE PLANS

  The Company has various pension and profit sharing plans, including a supplemental executive retirement plan, and contributes to certain union welfare plans. The provision for these plans amounted to $11.8 million in 1997, $11.6 million in 1996, and $11.0 million in 1995. All vested benefits under retirement plans are funded or accrued.

  The Company sponsors a defined contribution profit sharing plan covering substantially all of its employees. Contributions of up to 6% of each covered employee's salary are determined based on the employee's level of contribution to the plan, years of service and Company profitability. The cost of the plan totaled $7.2 million in 1997, $5.8 million in 1996, and $4.8 million in 1995.

  Also included in the Company's retirement plans is a defined benefit pension plan covering substantially all of its employees. The benefits are based on service credits for years of participation after January 1, 1992. In addition, there is a prior benefit equal to the accrued benefit at December 31, 1991 for certain individuals who were participants in a predecessor plan. No new participants were eligible to enter this plan after August 15, 1996 and service credits for all participants were frozen as of December 31, 1996.

  Service cost benefits earned during fiscal years 1997, 1996 and 1995 approximated the plan's annual costs of $4.0 million, $2.8 million, and $2.7 million, respectively. As of February 28, 1997, 1996, and 1995, plan assets of approximately $20.3 million, $14.4 million, and $11.0 million compared to vested benefit obligations of $17.0 million, $12.4 million, and $8.7 million, respectively.

  Projected benefit obligations were not significantly different from accumulated benefit obligations of $21.0 million, $16.3 million, and $11.0 million as of the same dates. Liabilities recorded on the Company's balance sheets as of May 31, 1997, 1996, and 1995 were $2.3 million, $2.0 million, and $0.5 million, respectively. Projected benefit obligations were determined using an assumed discount rate of 7.5% for 1997, 7.0% for 1996, and 8.5% for 1995, an assumed rate of return on plan assets of 8.25%, and an assumed compensation increase of 4.5%.

  The Company also has various incentive compensation plans for certain personnel. Incentive compensation expense was $3.1 million in 1997, $3.0 million in 1996, and $3.1 million in 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair values of long-term debt instruments were determined by discounting future cash flows using the Company's current market rates and do not vary substantially from the amounts recorded on the balance sheet.

  The balance sheet carrying amounts of cash, cash equivalents, and receivables approximate fair value due to the short-term nature of these items. Management believes that the fair value of the advances to the discontinued segments approximates the carrying value.

  Total fair market value for the outstanding interest rate swap agreements at May 31, 1997 and 1996 was $1.4 million and $1.8 million, respectively. Fair values were determined based on quoted rates.

SUMMARY FINANCIAL INFORMATION OF MANOR CARE REAL ESTATE

  The information below presents the condensed consolidated information for Manor Care Real Estate and the other co-registrants. All of the co-registrants are direct or indirect wholly owned subsidiaries of Manor Care Real Estate.

                                                FISCAL YEARS ENDED MAY 31,
                                              --------------------------------
                                                1995       1996        1997
                                              --------  ----------  ----------
                                                      (IN THOUSANDS)
Statements of Income Data:
Revenues.....................................  892,133     980,561   1,053,021
Expenses:
 Operating...................................  669,015     730,801     786,897
 Depreciation and amortization...............   42,227      48,155      50,222
 General corporate and other.................   59,864      91,151      96,184
 Provisions for asset impairment and
  restructuring..............................        0      21,806           0
                                              --------  ----------  ----------
  Total expenses.............................  771,106     891,913     933,303
Income from operations.......................  121,027      88,648     119,718
 Interest income and other...................      474       3,122       4,220
 Interest expense............................  (32,403)    (39,615)    (60,475)
 Other income (expenses), net ...............      (82)       (137)       (120)
                                              --------  ----------  ----------
Income before income taxes...................   89,016      52,018      63,343
Income taxes.................................   34,995      21,563      28,183
Income from discontinued assisted living,
 pharmacy and home health operations.........    6,824       1,111      36,188
                                              --------  ----------  ----------
Net income................................... $ 60,845  $   31,566  $   71,348
                                              ========  ==========  ==========
Balance Sheet Data:
Current assets...............................   92,568     122,428     170,552
Long-term assets.............................  753,646     982,240   1,174,552
Total assets.................................  846,214   1,104,668   1,345,104
Current liabilities..........................   92,778     133,222     120,758
Long-term debt...............................  484,348     720,760     942,058
Other long-term liabilities..................  138,068     138,100     147,814
Total equity.................................  131,020     112,586     134,474

                          SUMMARY OF QUARTERLY RESULTS
                                  (UNAUDITED)

                                         INCOME FROM CONTINUING
                                         OPERATIONS BEFORE OTHER
                                          INCOME AND (EXPENSES)
                                                   AND             NET     PER
      QUARTERS ENDED           REVENUES       INCOME TAXES        INCOME  SHARE
      --------------          ---------- ----------------------- -------- -----
                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
      FISCAL 1997
      August................. $  250,226        $ 29,939         $ 23,685 $ .38
      November...............    259,336          37,572           32,444   .51
      February...............    269,188          39,326           61,392   .97
      May....................    277,345          39,764           19,421   .30
                              ----------        --------         -------- -----
                              $1,056,095        $146,601         $136,942 $2.16
                              ==========        ========         ======== =====
      FISCAL 1996
      August................. $  236,911        $ 26,985         $ 28,426  $.45
      November...............    243,451          32,717           28,788   .46
      February...............    250,954          32,572           22,302   .36
      May....................    253,834          12,475            6,391   .10
                              ----------        --------         -------- -----
                              $  985,150        $104,749         $ 85,907 $1.37
                              ==========        ========         ======== =====

                        QUARTERLY MARKET PRICE RANGE OF
                        COMMON STOCK AND DIVIDENDS PAID
                                  (UNAUDITED)

                                                             CASH DIVIDENDS PAID
                                    MARKET PRICE PER SHARE    PER SHARE
       QUARTERS ENDED                  HIGH          LOW       AMOUNT     DATE
       --------------               -----------  -----------  --------- --------
      FISCAL 1997
      August....................... $     39.63* $     31.50*  $0.022    8/27/96
      November..................... $     42.25* $     23.75   $0.022   11/27/96
      February..................... $     28.00  $     24.13   $0.022    2/27/97
      May.......................... $     28.38  $     21.88   $0.022    5/27/97
      FISCAL 1996
      August....................... $     34.25* $     27.78*  $0.022    8/25/95
      November..................... $     35.58* $     30.50*  $0.022   11/27/95
      February..................... $     40.25* $     32.75*  $0.022    2/27/96
      May.......................... $     43.50* $     36.50*  $0.022    5/24/96

--------
*Market prices prior to November 1, 1996, are reflective of the stock value prior to the spin-off of the discontinued lodging business.

                                                                     SCHEDULE II

                                MANOR CARE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)

                                    BALANCE AT CHARGED TO           BALANCE
                                    BEGINNING    PROFIT    WRITE-    AT END
              DESCRIPTION           OF PERIOD   AND LOSS    OFFS    OF PERIOD
              -----------           ---------- ---------- --------  ---------
     Year ended May 31, 1997
      Allowance for doubtful
      accounts.....................  $21,170    $15,442   ($11,942)  $24,670
     Year ended May 31, 1996
      Allowance for doubtful
      accounts.....................  $17,418    $13,776   ($10,024)  $21,170
     Year ended May 31, 1995
      Allowance for doubtful
      accounts.....................  $14,300    $10,723   ($ 7,605)  $17,418

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDIC-TION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDIC-TION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Documents by Reference...................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Use of Proceeds...........................................................   22
Capitalization............................................................   23
Selected Historical Financial Data of Manor Care..........................   24
Pro Forma Financial Data of Manor Care Realty.............................   25
Business of Manor Care Realty After the Distribution......................   29
Description of the Transactions...........................................   44
Relationship Between Manor Care Realty and ManorCare Health Services After
 the Distribution.........................................................   47
Management of Manor Care Realty After the Distribution....................   54
Description of the Notes..................................................   56
Description of Certain Indebtedness.......................................   59
Certain Relationships.....................................................   60
Underwriting..............................................................   61
Legal Matters.............................................................   62
Experts...................................................................   62
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $350,000,000

                         MANOR CARE REAL ESTATE CORP.

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                            MANOR CARE REALTY, INC.
                     AND THE OTHER GUARANTORS NAMED HEREIN

                             % SENIOR NOTES DUE 2007

                                ---------------

                                  PROSPECTUS

                                ---------------

                             CHASE SECURITIES INC.

                         SBC WARBURG DILLON READ INC.

                                OCTOBER  , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee. The Company will bear all of such expenses.

      SEC registration fee............................................ $106,061
      NASD fee........................................................   30,500
      Rating Agency Fees..............................................        *
      Blue sky fees and expenses......................................        *
      Printing and engraving expenses.................................        *
      Legal fees and expenses.........................................        *
      Accounting fees and expenses....................................        *
      Trustee fees....................................................        *
      Miscellaneous...................................................        *
        Total.........................................................  $     *

--------
* To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("Delaware Law") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, expectations by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise.

  Section 102(b)(7) of the Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its violation of law, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation at law, (iii) under Section 174 of the Delaware Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of the Registrant's Amended Certificate of Incorporation contains such a provision.

  Article VII of the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Delaware Law or the Amended Certificate of Incorporation of the Company. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Registrant's Amended Certificate of Incorporation. The Registrant's Amended Bylaws also authorize the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Amended Certificate of Incorporation of the Registrant or section 145 of the Delaware Law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  The form of Underwriting Agreement, to be filed as Exhibit 1.1 to this Registration Statement, obligates the underwriters to indemnify the Registrant, their officers who sign the Registration Statement and directors, and persons who control the Registrant under certain circumstances.

  The foregoing summaries are necessarily subject to the complete text of the statutes, the Registrant's Amended Certificate of Incorporation and the Registrant's Amended Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
     1.1     --Form of Underwriting Agreement.*
     2.1     --Form of Distribution Agreement, dated as of    , 1997, between
               Registrant and ManorCare Health Services.*
     3.1     --Amended Certificate of Incorporation of the Registrant,
               incorporated by reference to Exhibit 3.1 to Registrant's Annual
               Report on Form 10-K for the fiscal year ended May 31, 1997.
     3.2     --Amended Bylaws of the Registrant, incorporated by reference to
               Exhibit 3.2 to Registrant's Annual Report on Form 10-K for the
               fiscal year ended May 31, 1997.
     4.1     --Indenture, dated as of June 4, 1996, between the Registrant and
               Wilmington Trust Company, Trustee, related to the Registrant's 7
               1/2% Senior Notes due 2006, incorporated by reference to Exhibit
               4.1 to Registrant's Form 8-K dated June 4, 1996.
     4.2     --Supplemental Indentures, dated as of June 4, 1996, between the
               Registrant and Wilmington Trust Company, Trustee, relating to the
               Registrant's 7 1/2% Senior Notes due 2006, incorporated by reference to Exhibit 4.2 to Registrant's Form 8-K dated June 4,
               1996.
     4.3     --Form of Indenture among Manor Care Real Estate, the Guarantors
               and      , as Trustee.*
     4.4     --Form of  % Senior Note due 2007 (included in Exhibit 4.3).*
     5.1     --Opinion of Skadden, Arps, Slate, Meagher and Flom, LLP
               (including the consent of such counsel) regarding the legality of securities being offered.*
    10.1     --Form of Tax Sharing Agreement, dated as of    , 1997, between
               Registrant and ManorCare Health Services.*
    10.2     --Form of Tax Administration, dated as of    , 1997, between
               Registrant and the ManorCare Health Services.*
    10.3     --Form of Corporate Services Agreement, dated as of     , 1997,
               between Registrant and ManorCare Health Services.*
    10.4     --Credit Agreement, dated as of    , 1997, among the Registrant
               and     .*
    10.5     --Form of Assisted Living Facility Management Agreement, dated as
               of    , 1997, between Registrant and ManorCare Health Services.*
    10.6     --Form of Master Development Agreement, dated as of    , 1997,
               between Registrant and ManorCare Health Services.*

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
    10.7    --Form of Master Lease Agreement, dated as of    , 1997, between
              Registrant and ManorCare Health Services.*
    10.8    --Form of Non-Competition Agreement, dated as of    , 1997,
              between Registrant and ManorCare Health Services.*
    10.9    --Form of Employee Benefits and Other Employment Matters
              Allocation, dated as of    , 1997, between Registrant and
              ManorCare Health Services.*
    10.10   --Form of Employee Benefits Administration Agreement, dated as of
                 , 1997, between Registrant and ManorCare Health Services.*
    10.11   --Form of Office Lease Agreement, dated as of    , 1997, between
              Registrant and ManorCare Health Services.*
    10.12   --Form of Trademark Agreement, dated as of    , 1997, between
              Registrant and ManorCare Health Services.*
    10.13   --Form of Cash Management Agreement, dated as of    , 1997,
              between Registrant and ManorCare Health Services.*
    10.14   --Form of Risk Management Consulting Service Agreement, dated as
              of    , 1997, between Registrant and ManorCare Health Services.*
    10.15   --Form of Employment Agreement, dated as of    , 1997, between
              Stewart Bainum, Jr. and Registrant.*
    12.1    --Statement re Computation of Ratio of Earnings to Fixed Charges.
    23.1    --Consent of Independent Public Accountants
    23.2    --Consent of Skadden, Arps, Slate, Meagher and Flom, LLP (included as part of opinion filed pursuant to Exhibit 5 hereof).*
    24.1    --Powers of Attorney (See Signature Page).
    25.1    --Statement of Eligibility and Qualification of Trustee on Form T-
              1 of      , as Trustee.*
    27.1    --Financial Data Schedule.
    99.1    --Schedule II -- Valuation and Qualifying Accounts.

--------
 * To be filed as amendment.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the DGCL, the Amended Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

  (c) The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on the 10th day of October, 1997.

                                          Manor Care, Inc.


                                          By: /s/ James H. Rempe
                                             ---------------------------------
                                              NAME: JAMES H. REMPE
                                              TITLE: SECRETARY

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stewart Bainum, Jr. and James H. Rempe and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
       /s/ Stewart Bainum, Jr.         Chairman of the         October 10, 1997
-------------------------------------   Board, President,
         STEWART BAINUM, JR.            Chief Executive
                                        Officer and
                                        Director (Principal
                                        Executive Officer)

         /s/ Stewart Bainum            Vice Chairman and       October 10, 1997
-------------------------------------   Director
           STEWART BAINUM

         /s/ Leigh C. Comas            Vice President-         October 10, 1997
-------------------------------------   Finance and
           LEIGH C. COMAS               Treasurer
                                        (Principal
                                        Financial Officer)

    /s/ Margarita A. Schoendorfer       Vice President and       October 10,
-------------------------------------    Controller                  1997
      MARGARITA A. SCHOENDORFER          (Principal
                                         Accounting Officer)

      /s/ Regina E. Herzlinger          Director                 October 10,
-------------------------------------                                1997
        REGINA E. HERZLINGER

      /s/ William H. Longfield          Director                 October 10,
-------------------------------------                                1997
        WILLIAM H. LONGFIELD

        /s/ Frederic V. Malek           Director                 October 10,
-------------------------------------                                1997
          FREDERIC V. MALEK

       /s/ Jerry E. Robertson           Director                 October 10,
-------------------------------------                                1997
      JERRY E. ROBERTSON, PH.D.

       /s/ Kennett L. Simmons           Director                 October 10,
-------------------------------------                                1997
         KENNETT L. SIMMONS

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on the 10th day of October, 1997.

                                          For the Registrants set forth on the
                                          table of additional Co-Registrants


                                          By:  /s/ James H. Rempe
                                              ---------------------------------
                                              NAME: JAMES H. REMPE
                                              TITLE: (1)

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Rempe, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
       /s/ Stewart Baimum, Jr.         (2)                     October 10, 1997
-------------------------------------
         STEWART BAINUM, JR.

        /s/ Donald C. Tomasso          (3)                     October 10, 1997
-------------------------------------
          DONALD C. TOMASSO

         /s/ Leigh C. Comas            (4)                     October 10, 1997
-------------------------------------
           LEIGH C. COMAS

    /s/ Margarita A. Schoendorfer      (5)                     October 10, 1997
-------------------------------------
      MARGARITA A. SCHOENORFER


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
        /s/ K. Peter Kemezys           (6)                     October 10, 1997
-------------------------------------
          K. PETER KEMEZYS

       /s/ Darrell A. Carlisle         (7)                     October 10, 1997
-------------------------------------
         DARRELL A. CARLISLE

        /s/ Joseph R. Buckley          (8)                     October 10, 1997
-------------------------------------
          JOSEPH R. BUCKLEY

      /s/ James A. MacCutcheon         (9)                     October 10, 1997
-------------------------------------
        JAMES A. MACCUTCHEON

--------
(1) As Senior Vice President and Secretary of MNR Finance Corp.; as Director and President of American Hospital Building Corp., Colewood Realty Corp., Distco, Inc., Executive Advertising, Inc., Healthcare Construction Corp., Industrial Wastes, Inc., Leader Nursing and Rehabilitation Center of Gloucester, Inc., MRS, Inc. and Portfolio One, Inc.; and as Director, Senior Vice President, General Counsel and Secretary of the remaining Co-registrants.
(2) As Director of American Hospital Building Corp., Colewood Realty Corp., Executive Advertising, Inc. and Healthcare Construction Corp.; as Director and President of Archive Acquisition, Inc., Archive Retrieval Systems, Inc. and Manor Care Aviation, Inc.; and as Chief Executive Officer of the remaining Co-Registrants, other than Distco, Inc., Industrial Wastes, Inc., Leader Nursing Rehabilitation Center of Gloucester, Inc., MNR Finance Corp., MRS. Inc., and Porfolio One, Inc.
(3) As Executive Vice President of Archive Acquisition, Inc., Archive Retrieval Systems, Inc.; as Director and President of ManorCare Health Services, Inc.; as Director of American Hospital Building Corp., Colewood Realty Corp., Executive Advertising, Inc., Healthcare Construction Corp. and Manor Care Aviation, Inc.; and as President of the remaining Co-Registrants, other than Distco, Inc., Industrial Wastes, Inc., Leader Nursing Rehabilitation Center of Gloucester, Inc., MNR Finance Corp., MRS, Inc., and Porfolio One, Inc.
(4) As Vice President, Finance & Development of Healthcare Construction Corp.; as Director and Treasurer of MNR Finance Corp.; as Treasurer of Colewood Realty Corp., Distco, Inc., Industrial Wastes, Inc., MRS, Inc., and Porfolio One, Inc.; and as Vice President, Finance and Treasurer of the remaining Co-Registrants other than Leader Nursing Rehabilitation Center of Gloucester, Inc.
(5) As Corporate Controller of MRS, Inc.; and as Vice President, Controller of the remaining Co-Registrants, other than American Hospital Building Corp., Colewood Realty Corp., Distco, Inc., Executive Advertising, Inc., Healthcare Construction Corp., Industrial Wastes, Inc., Leader Nursing Rehabilitation Center of Gloucester, Inc., Manor Care Aviation, Inc., MNR Finance Corp., and Porfolio One, Inc.
(6) As Director and Secretary of Leader Nursing and Rehabilitation Center of Gloucester, Inc. and MRS, Inc.; as Vice President, Associate General Counsel and Assistant Secretary of Archive Acquisition, Inc., Archive Retrieval Systems, Inc., Industrial Wastes, Inc., and ManorCare Health Services, Inc.; as Assistant Secretary of Manor Care Aviation, Inc.; as Secretary of American Hospital Building Corp., Colewood Realty Corp.,

   Distco, Inc., Executive Advertising, Inc., Healthcare Construction Corp. and Porfolio One, Inc.; and as Director, Vice President, Associate General Counsel and Assistant Secretary of the remaining Co-registrants, other than MNR Finance Corp.
(7) As Director and Assistant Secretary of MNR Finance Corp.; and as Vice President, Finance of the remaining Co-Registrants, other than Archive Acquisition, Inc., Archive Retrieval Systems, Inc., American Hospital Building Corp., Colewood Realty Corp., Distco, Inc., Executive Advertising, Inc., Healthcare Construction Corp., Industrial Wastes, Inc., Leader Nursing Rehabilitation Center of Gloucester, Inc., Manor Care Aviation, Inc., MNR Finance Corp., MRS, Inc., and Porfolio One, Inc.
(8) As Executive Vice President of Archive Acquisition, Inc., Archive Retrieval Systems, Inc., American Hospital Building Corp., Executive Advertising, Inc., Healthcare Construction Corp., Manor Care Aviation, Inc.,, ManorCare Health Services, Inc., and MRS, Inc.; and as Director and Executive Vice President of all the Co-Registrants other than Colewood Realty Corp., Distco, Inc., Industrial Wastes, Inc., Leader Nursing Rehabilitation Center of Gloucester, Inc., MNR Finance Corp. and Porfolio One, Inc.
(9) As Director and President of MNR Finance Corp.; and as Director and Treasurer of Leader Nursing and Rehabilitation Center of Gloucester, Inc.